     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 2000


                                            REGISTRATION STATEMENT NO. 333-30548
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4


                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                              SCREAMINGMEDIA INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

            DELAWARE                            7389                           13-4042678
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            ------------------------

                        601 WEST 26TH STREET, 13TH FLOOR

                            NEW YORK, NEW YORK 10001
                                 (212) 691-7900
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 KEVIN C. CLARK

                            CHIEF EXECUTIVE OFFICER
                        601 WEST 26TH STREET, 13TH FLOOR
                            NEW YORK, NEW YORK 10001
                                 (212) 691-7900
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   Copies to:

            DAVID J. GOLDSCHMIDT, ESQ.                            STEPHEN L. BURNS, ESQ.
     SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                    CRAVATH, SWAINE & MOORE
                FOUR TIMES SQUARE                                   825 EIGHTH AVENUE
          NEW YORK, NEW YORK 10036-6522                       NEW YORK, NEW YORK 10019-7475
                  (212) 735-3000                                      (212) 474-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED JULY 10, 2000


[SCREAMING MEDIA LOGO]
                                5,000,000 Shares

                                 SCREAMINGMEDIA

                                  Common Stock

                               ------------------

     Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $11.00 and $13.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "SCRM."

     The underwriters have an option to purchase a maximum of 750,000 additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS.  SEE "RISK FACTORS" ON PAGE
4.

                                                                     UNDERWRITING
                                                      PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                                       PUBLIC         COMMISSIONS     SCREAMINGMEDIA
                                                    -------------    -------------    --------------
Per Share.......................................    $                $                $
Total...........................................    $                $                $

     Delivery of the shares of common stock will be made on or about           ,
2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                       DEUTSCHE BANC ALEX. BROWN
                                            THOMAS WEISEL PARTNERS LLC

               The date of this prospectus is             , 2000.

(Inside Front Cover)


Color photograph of a man screaming. In the middle of the photograph are the words "DOES YOUR WEB SITE" which are next to the man's mouth. On the other side of the mouth is a question mark. In the lower left side of the photograph is a cylinder box with the text "Or does it just lie there and whimper with stale, dull content? Attract visitors and keep them on your site with fresh content, data, and features, custom-filtered for your Web site and updated continuously." Underneath the text is the ScreamingMedia logo followed by the words SCREAMING MEDIA. At the bottom of the cylinder are the words "www.screamingmedia.com."



Front Cover

Black and white photograph of a man screaming.

[INSIDE GATEFOLD]


The gatefold is a diagrammatic representation of the ScreamingMedia content network demonstrating the harvesting of content from a range of content providers, represented by logos, to the Content Engine, and then the delivery of content to customers, represented by screenshots of web pages.



Text explaining the diagram on the left is "Content is harvested from a variety of sources via leased-line, satellite, FTP and other delivery methods" and on the right is "Siteware[TM] integrates content into Web sites and databases in a variety of formats".

Text at the bottom reads "Aggregation-From hundreds of providers using a variety of delivery methods and formats", "Custom Filtering-Allows customers to obtain highly-targeted Content", "Editorial Control-Our Editor's Desk allows customers to select and publish content with just a few clicks" and "Real-Time Delivery and Integration-To hundreds of Web sites".

                         [LEFT BLANK FOR INSIDE COVER]

                               ------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
PROSPECTUS SUMMARY..................    1
RISK FACTORS........................    4
FORWARD-LOOKING STATEMENTS..........   12
USE OF PROCEEDS.....................   12
DIVIDEND POLICY.....................   12
CAPITALIZATION......................   13
DILUTION............................   14
SELECTED FINANCIAL DATA.............   16
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................   17
BUSINESS............................   26
MANAGEMENT..........................   36
RELATED PARTY TRANSACTIONS..........   48

                                      PAGE
                                      ----
PRINCIPAL STOCKHOLDERS..............   49
DESCRIPTION OF CAPITAL STOCK........   50
SHARES ELIGIBLE FOR FUTURE SALE.....   54
U.S. FEDERAL TAX CONSIDERATIONS FOR
  NON-U.S. HOLDERS..................   56
UNDERWRITING........................   59
NOTICE TO CANADIAN RESIDENTS........   61
LEGAL MATTERS.......................   62
EXPERTS.............................   62
CHANGE IN ACCOUNTANTS...............   63
WHERE YOU CAN FIND MORE
  INFORMATION.......................   63
INDEX TO FINANCIAL STATEMENTS.......  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL           , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights the information contained elsewhere in this prospectus. You should read the entire prospectus carefully.

                                 SCREAMINGMEDIA

     We have developed proprietary technologies for the aggregation and distribution of digital content over the Internet. We aggregate content from a wide range of content providers and then filter, deliver and efficiently integrate this content into our customers' Web sites almost instantaneously. Our technologies enable us to deliver content to customers who use any of the major Web site server and database technologies, including those used to support wireless access devices. While we presently deliver text and photograph-based digital content, our technologies are designed to enable us to add new forms of content, such as audio and streaming video, which we expect to offer in the future. We believe that ScreamingMedia offers Web sites a cost-effective means to meet the growing need for them to provide targeted, high-quality content to their users, which is essential to building a loyal user base. We offer Web sites a single-source solution for their timely and relevant content needs and offer content providers a means of syndicating their content to third parties.


     We have assembled a growing network of customers and content providers, which we refer to as our "digital content network." As of June 30, 2000 our digital content network consisted of over 1,000 Web site and four wireless customers and over 410 content providers supplying content from over 580 publications. We generate revenue principally from recurring monthly fees under contracts that we enter into with customers, typically for an initial period of one year. We also generate revenue from one-time set-up fees that we charge new customers. In addition, we have a growing international presence, with 113 of our customers and 93 of our content providers based outside of the United States, primarily in Latin America, the United Kingdom and Canada.


     We believe that high-quality content is vital to Web sites in order to drive traffic, develop user loyalty and increase the length of time that users spend on a site. Web sites have limited options to obtain timely and relevant content. Traditionally, Web sites either had to produce their own content or enter into multiple relationships with a variety of content providers. These options can involve considerable expense, limit the range and quality of the content available and create integration difficulties.

     We offer Web sites the following key benefits:

     - the ability to obtain highly-targeted, continuously updated content from a wide range of sources;

     - a cost-effective, single-source alternative to independently producing or aggregating content;

     - seamless integration of content into the look and feel of the Web site, giving customers control over their users' online experience and enhancing their brand identity; and

     - a flexible and scalable service that meets the needs of a wide range of customers and is easily adaptable to their changing needs.

     Our objective is to establish our technology as the global standard for the exchange of digital content and related services. To achieve this, we intend to:

     - rapidly expand our digital content network;

     - maintain and extend our product and technology leadership;

     - establish ScreamingMedia as a leading brand;

     - continue to pursue strategic relationships; and

     - expand our international presence.

     Our principal executive offices are located at 601 West 26th Street, 13th Floor, New York, New York 10001, and our telephone number is (212) 691-7900. The address of our Web site is www.screamingmedia.com. The information on our Web site is not part of this prospectus.

     Content Engine(R) is a registered service mark of ScreamingMedia. ScreamingMedia(SM) and Digital Content Network(SM) are service marks of ScreamingMedia. SiteWare(TM) is a trademark of ScreamingMedia. This prospectus also contains trademarks of other companies.

     We have a history of operating losses and expect to incur losses for the foreseeable future. As of March 31, 2000, we had an accumulated deficit of $25.0 million. We incurred net losses of $13.2 million and $10.9 million for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. We have a limited operating history on which to evaluate our business and prospects. We began our current line of business at the end of 1997 and began focusing exclusively on this business in the latter part of 1998. We also operate in a highly competitive market.

                                  THE OFFERING


Common stock offered...............................  5,000,000 shares
Common stock to be outstanding after this
  offering.........................................  28,901,097 shares
Use of proceeds....................................  For general corporate purposes, including increasing our sales and marketing activities,
                                                     expanding our international operations, product
                                                     development and working capital.
Nasdaq National Market Symbol......................  SCRM



     The number of shares of common stock to be outstanding after this offering is based on our shares outstanding as of June 30, 2000. This information excludes:



     - 5,701,230 shares of common stock issuable on the exercise of stock options outstanding as of June 30, 2000 issued under our 1999 stock option plan at a weighted average exercise price of $2.29;



     - 372,837 shares of common stock issuable on the exercise of warrants outstanding as of June 30, 2000 at a weighted average exercise price of $3.98;



     - 3,174,603 shares of common stock available for issuance under our 2000 equity incentive plan; and



     - 10,161,609 shares of Series C convertible preferred stock, which will be convertible into 8,064,769 shares of common stock, that we expect to sell in a private placement in July 2000.

                            ------------------------

     Except as otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' overallotment option and gives effect to the following:

     - a 1.7-for-1 common stock split that we effected on April 11, 2000;


     - a 1-for-1.26 reverse stock split that will be effected in July 2000; and



     - the conversion on closing of this offering of all currently outstanding shares of convertible preferred stock into 11,348,598 shares of common stock.

                             SUMMARY FINANCIAL DATA


                                                                              THREE MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                     MARCH 31,
                          ------------------------------------------------    ------------------
                           1995      1996      1997      1998       1999       1999       2000
                          ------    ------    ------    ------    --------    ------    --------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Total revenue...........  $  525    $  782    $  574    $  567    $  2,985    $  267    $  2,719
Total operating
  expenses..............     419       772       669     1,163      16,479       554      13,877
Operating income
  (loss)................     106        10       (95)     (596)    (13,494)     (287)    (11,158)
Net income (loss).......  $  106    $   10    $  (95)   $ (610)   $(13,166)   $ (287)    (10,908)
                          ======    ======    ======    ======    ========    ======    ========
Basic net income (loss)
  per share.............  $ 0.07    $ 0.01    $(0.06)   $(0.35)   $  (1.07)   $(0.02)   $  (0.87)
                          ======    ======    ======    ======    ========    ======    ========
Weighted average number
  of shares of common
  stock outstanding.....   1,484     1,484     1,585     1,731      12,298    11,927      12,526
                          ======    ======    ======    ======    ========    ======    ========
Pro forma basic net loss
  per share.............                                          $  (0.77)             $  (0.46)
                                                                  ========              ========
Pro forma weighted
  average number of
  shares of common stock
  outstanding...........                                            17,038                23,875
                                                                  ========              ========


     Pro forma basic net loss per share has been calculated assuming the conversion of all previously outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance. See note 2 to the financial statements for an explanation of the determination of the number of shares used in computing basic net loss per share.


                                                                     AS OF MARCH 31, 2000
                                                           ----------------------------------------
                                                                                         PRO FORMA
                                                           ACTUAL       PRO FORMA       AS ADJUSTED
                                                           -------    --------------    -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................................  $17,117       $16,117          $69,417
Working capital..........................................   14,239        14,239           67,539
Total assets.............................................   28,999        27,999           81,299
Capital lease obligations, less current portion..........      651           651              651
Redeemable convertible preferred stock...................   27,588            --               --
Total stockholders' equity (deficiency)..................   (5,864)       20,724           74,024



     The pro forma balance sheet data gives effect to the automatic conversion of our outstanding redeemable convertible preferred stock and our convertible preferred stock into 11,348,598 shares of common stock and our repurchase of 67,460 shares of outstanding common stock for $1.0 million in accordance with terms of a warrant agreement. The pro forma as adjusted data gives effect to our receipt of the net proceeds from the sale of 5,000,000 shares of common stock offered by us at an assumed initial public offering price of $12.00 and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma and pro forma as adjusted balance sheet data do not reflect the 10,161,609 shares of Series C convertible preferred stock that we expect to issue in July 2000, resulting in net proceeds of approximately $45.0 million.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below before deciding to invest in shares of our common stock. The trading price of our common stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information in this prospectus, including our financial statements and the related notes.

RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT WILL BE DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS.

     It is difficult to value our business and evaluate our prospects because of our limited operating history. We began our current line of business at the end of 1997 and began focusing exclusively on this business in the latter part of 1998. Accordingly, we have limited financial and operating data that is relevant to our current business. Our business model is unproven, which creates a risk that our performance will not meet the expectations of investors and that the value of our common stock will decline.

WE HAVE A HISTORY OF SIGNIFICANT OPERATING LOSSES AND EXPECT TO INCUR SIGNIFICANT LOSSES FOR THE FORESEEABLE FUTURE.

     We expect to incur operating losses and experience negative cash flow for the foreseeable future. We have incurred significant losses since we began our current line of business in 1997. As of March 31, 2000, we had an accumulated deficit of $25.0 million. We incurred net losses of $13.2 million and $10.9 million for the year ended December 31, 1999 and the three months ended March 31, 2000, respectively. We anticipate our losses will also increase significantly from current levels as we incur additional costs and expenses related to:

     - sales and marketing activities;

     - employing additional personnel;

     - funding our international operations;

     - software and product development;

     - establishing strategic relationships; and

     - increasing the number of content providers.

     We cannot predict when we will operate profitably, if ever. Our ability to achieve profitability will depend on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. We cannot be certain that if we were to achieve profitability, we would be able to sustain or increase profitability.

OUR QUARTERLY FINANCIAL RESULTS MAY BE VOLATILE AND COULD CAUSE OUR STOCK PRICE TO FLUCTUATE.

     Our revenues and operating results may vary significantly from quarter to quarter. Because of these fluctuations, our results in any quarter may not be indicative of future performance and it may be difficult for investors to properly evaluate our results. It is possible that in some future periods our revenues or earnings may fall below the expectations of investors and result in the market price of our common stock declining. The factors that may cause our financial results to vary from quarter to quarter include:

     - the demand for our services;

     - the value, timing and renewal of contracts with customers and content providers;

     - the amount and timing of operating costs and capital expenditures; and

     - the performance of our technology.

     These factors, which are largely beyond our control, together with our limited operating history and unproven business model, make it difficult to forecast our future revenues or results of operations accurately. We also have limited meaningful historical financial data upon which to base planned operating expenses. A substantial portion of our operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly. Our operating expense levels reflect, in part, our expectations of future revenues. If actual revenues on a quarterly basis are below management's expectations, or if our expenses precede increased revenues, both gross margins and results of operations would be materially adversely affected.

LOSING MAJOR CONTENT PROVIDERS MAY LEAVE US WITH INSUFFICIENT BREADTH OF CONTENT TO RETAIN AND ATTRACT CUSTOMERS.


     We do not generate original content and are therefore highly dependent upon third-party content providers. As of June 30, 2000, one of our content providers, Comtex, provided 40, or 7%, of our total publications. While no other content provider supplied more than 5% of our publications as of that date, if we were to lose one of our major content providers and were not able to obtain similar content from another source, our services would be less attractive to customers. In addition, we cannot be certain that we will be able to license content from our current or new providers on favorable terms in the future, if at all. If we are unable to add content providers to our network, we may not be able to attract new customers in sufficient numbers to expand our business.


FAILURE TO EFFECTIVELY MANAGE OUR GROWTH AND EXPANSION COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

     We have grown quickly in the last year and we anticipate continuing to expand. Any failure to manage our growth effectively will result in our operations being less than optimally efficient, which will adversely affect our operating and financial results.


     Our number of full-time employees increased from eight on December 31, 1998 to 236 on June 30, 2000. We expect to add at least 75 employees in the remainder of 2000, although the exact figure will depend on a number of factors including our domestic and international growth and our ability to increase the productivity of our employees. This expected growth will place strains on our resources, management and operating systems. To effectively manage our growth, we must, among other things:


     - accurately estimate the number of employees we will require and the areas in which they will be required;

     - upgrade and expand our office infrastructure so that it is appropriate for our level of activity;

     - manage expansion into additional geographic areas; and

     - improve and refine our operating and financial systems.

     We expect to devote considerable resources and management time to improving our operating and financial systems to manage our growth.

OUR MANAGEMENT TEAM HAS LIMITED EXPERIENCE WORKING TOGETHER AND IF THEY FAIL TO FUNCTION EFFECTIVELY AS A UNIT, OUR OPERATING PERFORMANCE MAY BE ADVERSELY EFFECTED.


     Our chief executive officer has only been employed by us since November 1999 and our chief financial officer joined us in March 2000. Our chief operating officer joined us in February 2000 as president, international and assumed the role of chief operating officer in June 2000. Additionally, several of our other senior managers joined us in the last six months. Therefore, there has been little or no opportunity to evaluate the effectiveness of our senior management team as a unit. The failure of our senior management to function effectively as a team may have an adverse effect on our ability to maintain a cohesive culture and compete effectively.


IF WE ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PROFESSIONAL STAFF, OUR GROWTH WILL BE LIMITED.

     Our ability to grow, increase our market share and develop our products depends in large part on our ability to hire, retain and manage highly skilled employees, including technical, sales, marketing and business development personnel. Companies in our industry and similar industries compete intensely to hire and retain qualified personnel, and we cannot assure you that we will be able to attract the employees we need, or that we will be able to retain the services of those we have hired. We cannot assure you that we will be able to prevent the unauthorized use or disclosure of our proprietary knowledge, practices and procedures if our employees leave us.

IF WE LOSE ANY OF OUR SENIOR MANAGERS OR OTHER KEY PERSONNEL, OUR BUSINESS MAY BE OPERATED LESS EFFECTIVELY.

     We depend on the continued services and performance of our senior management and other key personnel including technical and sales personnel. If we lose the services of our senior managers or any of our other executive officers or key employees, we may not be able to operate our business as effectively as we anticipate, and our operating results may suffer.

IF WE DO NOT CONTINUE TO DEVELOP OUR TECHNOLOGY, OUR SERVICES MAY QUICKLY BECOME OBSOLETE.


     The market for Internet products and services is characterized by rapidly changing technology, evolving industry standards and customer demands and frequent new product introductions and enhancements. To be successful, we will have to continually improve the performance, features and reliability of our products and services. We cannot assure you that our technological development will advance at the pace necessary to sustain our growth. For example, we believe that to compete effectively in the future, we will need to expand our customized content product to include additional types of content, such as audio and video. Additionally, new Internet or telecommunications technologies may require us to alter our technology and products to avoid them becoming obsolete. Improving our current products and developing and introducing new products will require significant research and development.


OUR LIMITED EXPERIENCE SELLING AND MARKETING OUR SERVICES MAY IMPEDE EXPANSION OF OUR BUSINESS.

     We have had relatively little experience marketing our services and may not be able to successfully implement our sales and marketing initiatives. Marketing our services in order to expand our customer base is crucial to the success of our business. On December 31, 1998, we had only three sales people. The majority of our sales people were hired since the beginning of 1999. We may be unable to hire, retain, integrate and motivate sales and marketing personnel. New sales and marketing personnel may also require a substantial period of time to become effective. Moreover, although our average sales cycle from the time a potential customer is first contacted to the time a contract is signed currently ranges from three to six weeks, there can be no assurance that we will not experience longer sales cycles in the future. Such a lengthening in sales cycles could make our operating results more unpredictable. Unsuccessful sales or marketing efforts or a material lengthening of our sales cycle could have material adverse effects on our revenues.

IF EQUIPMENT FAILURES INTERRUPT THE DISTRIBUTION OF CONTENT TO OUR CUSTOMERS, WE MAY LOSE CUSTOMERS AND OUR REPUTATION MAY BE ADVERSELY AFFECTED.

     Our services will only be attractive to current and prospective customers if we are able to process and distribute content quickly and reliably. Any failure of the computer equipment we use or the third-party telecommunications networks on which we rely for distribution could interrupt or delay our service. This could lead to customers cancelling contracts and could damage our reputation, which could limit our ability to attract additional customers and lead to a drop in the value of our common stock.

     Substantially all of our own computer and communications hardware is located in our headquarters and on the premises of our server hosting provider, GlobalCenter, located in New York City. We also depend on the Internet to distribute our content. All of these systems are vulnerable to damage or interruption from fire, flood, power loss, earthquake, malicious damage, including hacking and computer viruses, telecommunications failure and similar events.

WE MAY BE UNABLE TO EXPAND OUR COMPUTER SYSTEMS QUICKLY ENOUGH TO SUPPORT DEMAND FOR OUR SERVICES.

     Our future success will depend in part on our ability to expand our computer systems rapidly in order to accommodate significant increases in content processing volume. We may be unable to expand the capacity of our existing systems or develop new systems to enable us to process a larger amount of content, or to provide our services to a larger number of customers. If we are unable to expand our systems, we may suffer service interruptions that could make our services less attractive to customers.

     Most of our software systems are internally developed, and we rely on our employees and third-party contractors to develop and maintain these systems. If any of our software developers or these contractors become unavailable to us, we may experience difficulty in improving and maintaining our systems. Although we are continually enhancing and expanding our infrastructure, we have experienced periodic systems interruptions, which we believe may continue to occur. Failure to maintain high-capacity data transmission would adversely affect our reputation and business.

WE FACE INTENSE COMPETITION THAT COULD IMPAIR OUR ABILITY TO GROW AND ACHIEVE PROFITABILITY.

     We face significant competition in the market for digital content. We may experience greater competition in the future as we address a wider range of market segments, additional entrants join the market and existing competitors offer new or upgraded products. Barriers to new entrants are relatively low. If we fail to compete successfully, we could lose market share, or be forced to lower our prices or spend more on marketing, which would reduce our margins.

     We compete with companies that are focused on aggregating third-party content and distributing it to online customers. We also compete with traditional wire services that have adapted their own content for use by Web sites. We also compete with a wide range of providers of different types of content that can be used on Web sites, such as directories, maps, photographs, stock tickers and video clips. We do not believe that any of these competitors is currently dominant.

     Some of our competitors offer products with different pricing models, delivery systems and types of content, and these differences could prove attractive to potential customers. In the future, these competitors or others might offer products with the features we currently provide, or other features desired by potential customers.

     Many of our current and potential competitors have longer operating histories, larger customer or user bases, and significantly greater financial, marketing and other resources than we do. These competitors can devote substantially more resources than we can to business development and may adopt aggressive pricing policies. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with our competitors as the use of the Internet and other online services increases. Increased competition from these or other competitors could adversely affect our business.

IF THE CONTENT WE DISTRIBUTE IS UNLAWFUL OR CAUSES INJURY, WE MAY HAVE TO PAY FINES OR DAMAGES.

     The publication or dissemination of content that we have distributed may give rise to liability for defamation, negligence, breach of copyright, patent, trade secret or trademark infringement or other claims or charges based on the nature of the content. As a distributor of this content, we may be directly or indirectly liable to claims or charges of this nature.

     In addition, we could be exposed to liability arising from the activities of our customers or their users with respect to the unauthorized duplication of, or insertion of inappropriate material into, the content we supply. Although we carry general liability insurance, our insurance may not cover claims of these types or may be inadequate to indemnify us for all liability that may be imposed on us.

IF WE DISTRIBUTE CONTENT TO UNAUTHORIZED RECIPIENTS, WE MAY HAVE TO PAY DAMAGES TO OUR CONTENT PROVIDERS.

     Our proprietary software technologies enable us to deliver content we receive from participating content providers only to customers who have been authorized to access that content. We might inadvertently distribute content to a customer who is not authorized to receive it, which could subject us to a claim for damages from the information provider or harm our reputation in the marketplace.

IF WE ARE UNABLE TO MAINTAIN OUR REPUTATION AND EXPAND OUR NAME RECOGNITION, WE MAY HAVE DIFFICULTY ATTRACTING NEW BUSINESS AND RETAINING CURRENT CUSTOMERS AND EMPLOYEES, AND OUR BUSINESS MAY SUFFER.

     We believe that establishing and maintaining a good reputation and name recognition are critical for attracting and retaining customers and employees. We also believe that the importance of reputation and name recognition is increasing and will continue to increase due to the growing number of providers of Internet services. If our reputation is damaged or if potential customers are not familiar with us or the services we provide, we may be unable to attract new, or retain existing, customers and employees. Promotion and enhancement of our name will depend largely on our success in continuing to provide effective services. If customers do not perceive our services to be effective or of high quality, our brand name and reputation will suffer.

PROTECTION OF OUR INTELLECTUAL PROPERTY IS LIMITED AND EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY BE INADEQUATE, TIME-CONSUMING AND EXPENSIVE.

     We regard our trademarks, service marks, copyrights, trade secrets and similar intellectual property as critical to our success. The unauthorized reproduction or other misappropriation of our trademarks or other intellectual property could diminish the value of our proprietary rights or reputation. If this were to occur, our business could be materially and adversely affected.

     We rely upon a combination of trademark and copyright law, patent law, trade secret protection and confidentiality and license agreements with our employees, customers and others to protect our proprietary rights. We have received and have filed a number of trademarks and service marks, and have filed several patent applications with the United States Patent and Trademark Office. However, registrations and patents may only be granted in selected cases, and there can be no assurance that we will be able to secure these or additional registrations or patents. Furthermore, policing and enforcement against the unauthorized use of our intellectual property rights could entail significant expenses and could prove difficult or impossible.

THIRD PARTIES MAY CLAIM THAT WE HAVE BREACHED THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD DIVERT MANAGEMENT'S ATTENTION AND RESULT IN EXPENSE TO DEFEND OR SETTLE CLAIMS.

     Third parties may bring claims of copyright or trademark infringement, patent violation or misappropriation of creative ideas or formats against us with respect to content that we distribute or our technology or marketing techniques and terminology. These claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or limit our ability to distribute content or prevent us from utilizing important technologies, ideas or formats.

WE COULD FACE ADDITIONAL RISKS AND CHALLENGES AS WE EXPAND INTERNATIONALLY AND MAY FACE UNEXPECTED COSTS IN DEVELOPING INTERNATIONAL REVENUES.


     We have recently begun to invest financial and managerial resources to expand our operations in international markets. We recently opened offices in London and in Miami in order to service the European and Latin American markets, respectively. If our revenues from international operations, and particularly from our operations in Europe and Latin America, do not exceed the expense of establishing and maintaining these operations, our business, financial condition and operating results will suffer. We have only limited experience in international operations, and we may not be able to capitalize on our investment in these markets.


POTENTIAL ACQUISITIONS AND STRATEGIC INVESTMENTS MAY RESULT IN INCREASED EXPENSES, DIFFICULTIES IN INTEGRATING TARGET COMPANIES AND DIVERSION OF MANAGEMENT'S ATTENTION.

     Although we are not currently in discussions with any party, we anticipate undertaking one or more acquisitions or strategic investments in the near future to expand our range of technology and products and to gain access to new markets. Growth through acquisitions entails many risks, including the following:

     - our management's attention may be diverted during the acquisition and integration process;

     - we may face costs, delays and difficulties of integrating the acquired company's operations, technologies and personnel into our existing operations, organization and culture;

     - the adverse impact on earnings of amortizing the acquired company's intangible assets may be significant, particularly in light of the high valuations of many Internet and other information technology services companies;

     - we may issue new equity securities to pay for acquisitions, which would dilute the holdings of existing stockholders;

     - the timing of the acquisition or our failure to meet operating expectations for acquired businesses may impact adversely on our financial condition; and

     - we may be adversely affected by expenses of any undisclosed or potential legal liabilities of the acquired company, including intellectual property, employment and warranty and product liability-related problems.

If realized, any of these risks could have a material adverse effect on our business, financial condition and operating results.

RISKS OF DOING BUSINESS OVER THE INTERNET

IF THE INTERNET DOES NOT CONTINUE TO GROW AS A MEDIUM FOR COMMERCE, WE WILL NOT SUCCEED.

     Because most of our present and anticipated customers are operators of commercial Web sites, demand for our services will depend in large part on continued growth in use of the Internet. There are critical issues concerning the commercial use of the Internet that remain unresolved. If the Internet develops more slowly than we expect as a commercial or business medium, demand for our services will be lower than we expect.

LEGAL UNCERTAINTIES AND GOVERNMENT REGULATION OF THE INTERNET COULD INHIBIT GROWTH OF THE INTERNET AND E-COMMERCE.

     Many legal questions relating to the Internet remain unclear and these areas of uncertainty may be resolved in ways that damage our business. It may take years to determine whether and how existing laws governing matters such as intellectual property, privacy, libel and taxation apply to the Internet. In addition, new laws and regulations that apply directly to Internet communications, commerce and advertising are becoming more prevalent. For example, the U.S. Congress has recently passed Internet-related legislation concerning copyrights, taxation, and the online privacy of children. As the use of the Internet and the prevalence of e-commerce grow, there may be calls for further regulation, such as more stringent consumer protection laws. Finally, our distribution arrangements and customer contracts could subject us to the laws of foreign jurisdictions in unpredictable ways.

     These possibilities could affect us adversely in a number of ways. New regulation could make the Internet less attractive to users, resulting in slower growth in its use and acceptance than we expect. Complying with new regulations could result in additional cost to us, which could reduce our margins, or it could leave us at risk of potentially costly legal action. We may be affected indirectly by legislation that fundamentally alters the practicality or cost-effectiveness of utilizing the Internet, including the cost of transmitting over various forms of network architecture, such as telephone networks or cable systems, or the imposition of various forms of taxation on Internet-related activities. Regulators continue to evaluate the best telecommunications policy regarding the transmission of Internet traffic.

RISKS RELATING TO THIS OFFERING

YOU WILL EXPERIENCE IMMEDIATE AND SIGNIFICANT DILUTION IN THE BOOK VALUE PER SHARE.


     The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock will be immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $9.45 in the net tangible book value per share of common stock from the price you pay for our common stock in this offering, based on an assumed initial public offering price of $12.00 per share.


VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT STOCKHOLDERS.


     The initial public offering price of our common stock will be determined by negotiations between representatives of the underwriters and us and may not be representative of the trading price of our common stock after this offering, which is likely to fluctuate considerably. The stock market in general, and in particular the market for Internet-related stocks, has recently experienced extreme price fluctuations. At times, Internet-related stocks have traded at prices and multiples that are substantially above the historical levels of the stock market in general. Since estimates of the value of Internet-related companies have little historical basis and often vary widely, fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results. Our stock price may also fluctuate as a result of factors that are beyond our control or unrelated to our operating results. We expect our stock price to fluctuate as a result of factors such as:

     - variations in our actual or anticipated quarterly operating results or those of our competitors;

     - announcements by us or our competitors of technological innovations;

     - introduction of new products or services by us or our competitors;

     - conditions or trends in the Internet industry;

     - changes in the market valuations of other Internet companies;

     - announcements by us or our competitors of significant acquisitions; and

     - our entry into strategic partnerships or joint ventures.

THE NET PROCEEDS FROM THIS OFFERING MAY BE ALLOCATED IN WAYS WITH WHICH YOU MAY NOT AGREE.

     Our business plan is subject to change based upon changing conditions and opportunities and our management has significant flexibility in applying the net proceeds we receive from this offering. Because the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds and you and other stockholders may not agree with our decisions. See "Use of Proceeds" for a more detailed description of how management intends to apply the proceeds of this offering.


AN AGGREGATE OF APPROXIMATELY 23 MILLION SHARES WILL BECOME ELIGIBLE FOR RESALE IN THE PUBLIC MARKET 180 DAYS AFTER THIS OFFERING, AND FUTURE SALES OF THIS STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.



     Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock. An aggregate of 28,901,097 shares of common stock will be outstanding after this offering. Of these, the 5,000,000 shares offered by this prospectus will be freely tradable without restriction or further registration.



     In connection with this offering, we and our officers, directors and substantially all of our existing stockholders and warrant holders, who together hold 23,337,207 shares, have agreed not to sell or transfer any shares of our common stock for 180 days after completion of this offering without the underwriters' consent. While the underwriters may release these shares from the restrictions at any time, this will be done, if at all, only on a case-by-case basis. The underwriters do not currently have any intention of consenting to a waiver of these restrictions. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our common stock after this offering.


WE DO NOT INTEND TO PAY DIVIDENDS.

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

WE WILL CONTINUE TO BE EFFECTIVELY CONTROLLED BY OUR EXECUTIVE OFFICERS AND DIRECTORS AFTER THIS OFFERING, AND THE INTERESTS OF THESE STOCKHOLDERS COULD CONFLICT WITH YOUR INTERESTS.


     Immediately upon completion of this offering, our executive officers and directors, in the aggregate, will beneficially own approximately 40.8% of our outstanding common stock on a fully-diluted basis. As a result, these stockholders, if acting together, would be able to exert considerable influence on any matters requiring approval by our stockholders, including the election of directors, amendments to our charter and by-laws and the approval of mergers or other business combination transactions. The ownership position of these stockholders could delay, deter or prevent a change in control of ScreamingMedia and could adversely affect the price that investors might be willing to pay in the future for shares of our common stock.

IT MAY BE DIFFICULT FOR A THIRD PARTY TO ACQUIRE OUR COMPANY, WHICH COULD DEPRESS OUR STOCK PRICE.

     Delaware corporate law and our certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring, or preventing a change in control of ScreamingMedia that stockholders may consider favorable or beneficial. These provisions could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

     - a staggered board of directors, so that it would take three successive annual meetings to replace all directors;

     - prohibition of stockholder action by written consent; and

     - advance notice requirements for the submission by stockholders of nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

In addition, we have entered into a stockholder rights agreement that makes it more difficult for a third party to acquire us without the support of our board of directors and principal stockholders.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that address, among other things:

    -    development of services;

    -    expansion strategy;

    -    use of proceeds;

    -    projected capital expenditures;

    -    liquidity;

    -    development and expansion of marketing
         relationships;

    -    market acceptance of Internet
         commerce; and

    -    technological advancement and ability
         to develop "brand" awareness.

     These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in this prospectus generally. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus.

     We urge you to consider that statements which use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties.

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds from the sale of the shares of common stock in this offering of $53.3 million, assuming an initial public offering price of $12.00 per share, the mid-point of the filing range, and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $61.7 million. The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate future access to public equity markets.


     We expect to use approximately $20 million of the net proceeds of this offering on domestic sales and marketing activities, approximately $9 million to expand our international operations, approximately $12 million for product development and the balance for general corporate purposes, including working capital.

     The preceding allocations are only estimates and the amounts that we actually spend on these activities will depend on several factors, including our available cash, the success of our marketing and promotional activities and the availability of new business opportunities. In addition, we may use a portion of the net proceeds to fund acquisitions. However, we currently have no commitments and are not involved in any negotiations with respect to any particular transaction. Pending application of the proceeds as described above, we intend to invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently anticipate that we will retain any future earnings for the development and operation of our business. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table shows our capitalization as of March 31, 2000:

     - on an actual basis;


     - on a pro forma basis to give effect to the conversion of all of our currently outstanding preferred stock into a total of 11,348,598 shares of common stock upon the completion of this offering and for our repurchase on June 22, 2000 of 67,460 shares of outstanding common stock for $1.0 million from Tomar Studios Inc. in accordance with the terms of a warrant agreement; and



     - on a pro forma as adjusted basis to reflect the issue and sale of 5,000,000 shares of common stock by us in this offering at an assumed initial public offering price of $12.00 per share less underwriting discounts and commissions and estimated offering expenses payable by us.



                                                                    AS OF MARCH 31, 2000
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                                       (IN THOUSANDS)
Cash and cash equivalents.................................  $ 17,117    $ 16,117      $ 69,417
                                                            ========    ========      ========
Capital lease obligations, less current portion...........  $    651    $    651      $    651
                                                            --------    --------      --------
Redeemable convertible preferred stock:
  Series B, $0.01 par value; 2,678,572 shares authorized,
     issued and outstanding actual; no shares authorized,
     issued and outstanding pro forma and pro forma as
     adjusted.............................................    27,588          --            --
                                                            --------    --------      --------
Stockholders' equity (deficiency):
  Series A Convertible Preferred Stock, $0.01 par value;
     1,527,085 shares authorized, issued and outstanding
     actual; no shares authorized, issued and outstanding
     pro forma and pro forma as adjusted..................        15          --            --
  Common Stock, $0.01 par value; 100,000,000 shares
     authorized, 14,185,038 shares issued and 12,619,959
     shares outstanding actual; 100,000,000 shares
     authorized, 25,533,636 shares issued and 23,901,097
     shares outstanding pro forma; 100,000,000 shares
     authorized, 30,533,636 shares issued and 28,901,097
     shares outstanding pro forma as adjusted.............       142         255           305
  Additional paid-in capital..............................    37,599      65,089       118,340
  Warrants................................................       787         787           787
  Deferred compensation...................................   (19,413)    (19,413)      (19,413)
  Treasury stock..........................................       (19)     (1,019)       (1,019)
  Accumulated deficit.....................................   (24,975)    (24,975)      (24,975)
                                                            --------    --------      --------
       Total stockholders' equity (deficiency)............    (5,864)     20,724        74,024
                                                            --------    --------      --------
          Total capitalization............................  $ 22,375    $ 21,375      $ 74,675
                                                            ========    ========      ========


     The outstanding share information is based on our shares outstanding as of March 31, 2000. This information excludes:


     - 5,701,230 shares of common stock issuable on the exercise of stock options outstanding as of June 30, 2000 issued under our 1999 stock option plan at a weighted average exercise price of $2.29;



     - 372,837 shares of common stock issuable on the exercise of warrants outstanding as of June 30, 2000 at a weighted average exercise price of $3.98; and



     - 10,161,609 shares of Series C convertible preferred stock that we expect to issue in a private placement in July 2000, resulting in net proceeds of approximately $45.0 million.

                                    DILUTION


     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Our pro forma net tangible book value as of March 31, 2000 was $20.4 million, or $0.85 per share. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving pro forma effect to the repurchase of 67,460 shares of common stock from Tomar Studios Inc. for $1.0 million and the conversion upon completion of this offering of all of our currently outstanding preferred stock into a total of 11,348,598 shares of common stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by new investors purchasing shares in this offering and the pro forma net tangible book value per share immediately after this offering. After giving effect to the sale by us of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share, less estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma net tangible book value as of March 31, 2000 would have been $73.7 million, or $2.55 per share. This represents an immediate increase in pro forma net tangible book value of $1.70 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $9.45 per share to new investors purchasing shares in this offering. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price per share.............           $12.00
  Pro forma net tangible book value per share as of March
     31, 2000...............................................  $0.85
  Increase in the pro forma net tangible book value per
     share attributable to this offering....................   1.70
Pro forma as adjusted net tangible book value per share
  after this offering.......................................             2.55
                                                                       ------
Dilution per share to new investors.........................           $ 9.45
                                                                       ======


     The following table illustrates this dilution on a per share basis assuming the underwriters exercise their overallotment option in full:


Assumed initial public offering price per share.............           $12.00
  Pro forma net tangible book value per share as of March
     31, 2000...............................................  $0.85
  Increase in the pro forma net tangible book value per
     share attributable to this offering....................   1.92
Pro forma as adjusted net tangible book value per share
  after this offering.......................................             2.77
                                                                       ------
Dilution per share to new investors.........................           $ 9.23
                                                                       ======



     The following table summarizes, on a pro forma basis, as of June 30, 2000, the number of shares of stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering. The calculation below is based upon an assumed initial public offering price of $12.00 per share, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us:



                                      SHARES PURCHASED         TOTAL CONSIDERATION
                                   ----------------------    -----------------------    AVERAGE PRICE
                                     AMOUNT       PERCENT       AMOUNT       PERCENT      PER SHARE
                                   -----------    -------    ------------    -------    -------------
Existing stockholders............   23,901,097      82.7%    $ 36,050,193      37.5%       $ 1.51
New investors in this offering...    5,000,000      17.3       60,000,000      62.5         12.00
                                   -----------     -----     ------------    ------
  Total..........................   28,901,097     100.0%    $ 96,050,193     100.0%
                                   ===========     =====     ============    ======

     The following table summarizes the same information as of June 30, 2000, assuming the underwriters exercise their overallotment option in full:



                                       SHARES PURCHASED         TOTAL CONSIDERATION
                                     ---------------------    -----------------------    AVERAGE PRICE
                                       AMOUNT      PERCENT       AMOUNT       PERCENT      PER SHARE
                                     ----------    -------    ------------    -------    -------------
Existing stockholders..............  23,901,097        80.6%  $ 36,050,193        34.3%     $ 1.51
New investors in this offering.....   5,750,000        19.4     69,000,000        65.7       12.00
                                     ----------     -----     ------------     -----
  Total............................  29,651,097       100.0%  $105,050,193       100.0%
                                     ==========     =====     ============     =====



     The foregoing discussion and tables exclude the 10,161,609 shares of Series C convertible preferred stock that we expect to issue in July 2000 and assume no exercise of any stock options or warrants to purchase common stock outstanding. As of June 30, 2000, there were:



     - 5,701,230 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $2.29 per share; and



     - 372,837 shares of common stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $3.98 per share.


To the extent these options or warrants are exercised, there will be further dilution to the new investors.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in connection with, and are qualified by reference to, the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1998 and 1999, and the balance sheet data at December 31, 1998 and 1999 are derived from our financial statements, which have been audited by Deloitte & Touche LLP, independent auditors. The statement of operations data for the year ended December 31, 1997, and the balance sheet data as of December 31, 1997 are derived from our financial statements, which have been audited by David Tarlow & Co., P.C., independent auditors. The financial statements for each of the two years in the period ended December 31, 1996 and for the three months ended March 31, 1999 and 2000 have been derived from our unaudited financial statements. These unaudited financial statements have been prepared on substantially the same bases as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary of a fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of results to be expected for any future period.


                                                                                                                THREE MONTHS
                                                                        YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                                              --------------------------------------------   -------------------
                                                               1995     1996     1997     1998      1999       1999       2000
                                                              ------   ------   ------   ------   --------   --------   --------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Services..................................................  $   --   $   --   $  246   $  309   $  2,480   $    234   $  2,231
  Set-up fee................................................      --       --       41       68        492         25        412
  Other.....................................................     525      782      287      190         13          8         76
                                                              ------   ------   ------   ------   --------   --------   --------
    Total revenue...........................................     525      782      574      567      2,985        267      2,719
                                                              ------   ------   ------   ------   --------   --------   --------
Operating expenses:
  Cost of services (excluding depreciation of $119 in 1999
    and $0 and $123 in the three months ended March 31, 1999
    and 2000, respectively, shown below)....................     115      242       70      130        974         60        929
  Research and development (excluding stock-based
    compensation of $64 in 1999 and $0 and $493 in the three
    months ended March 31, 1999 and 2000, respectively,
    shown below)............................................      --        3      107       97        894        137        916
  Sales and marketing (excluding stock-based compensation of
    $1,821 in 1999 and $0 and $1,162 in the three months
    ended March 31, 1999 and 2000, respectively, shown
    below)..................................................      35      129       87      105      3,768         75      3,502
  General and administrative (excluding stock-based
    compensation of $25, $350 and $4,177 in 1997, 1998 and
    1999, respectively, and $0 and $2,946 in the three
    months ended March 31, 1999 and 2000, respectively,
    shown below)............................................     235      360      347      455      4,330        270      3,380
  Depreciation and amortization.............................      34       38       33       26        451         12        549
  Stock-based compensation..................................      --       --       25      350      6,062         --      4,601
                                                              ------   ------   ------   ------   --------   --------   --------
    Total operating expenses................................     419      772      669    1,163     16,479        554     13,877
                                                              ------   ------   ------   ------   --------   --------   --------
Operating income (loss).....................................     106       10      (95)    (596)   (13,494)      (287)   (11,158)
                                                              ------   ------   ------   ------   --------   --------   --------
Other income (expense), net.................................      --       --       --      (14)       328         --        250
                                                              ------   ------   ------   ------   --------   --------   --------
Net income (loss)...........................................  $  106   $   10   $  (95)  $ (610)  $(13,166)  $   (287)   (10,908)
                                                              ======   ======   ======   ======   ========   ========   ========
Basic net income (loss) per share attributable to common
  stockholders..............................................  $ 0.07   $ 0.01   $(0.06)  $(0.35)  $  (1.07)  $  (0.02)  $  (0.87)
                                                              ======   ======   ======   ======   ========   ========   ========
Weighted average number of shares of common stock
  outstanding...............................................   1,484    1,484    1,585    1,731     12,298     11,927     12,526
                                                              ======   ======   ======   ======   ========   ========   ========
Pro forma basic net loss per share..........................                                      $  (0.77)             $  (0.46)
                                                                                                  ========              ========
Pro forma weighted average number of shares of common stock
  outstanding...............................................                                        17,038                23,875
                                                                                                  ========              ========


     Pro forma basic net loss per share has been calculated assuming the conversion of all previously outstanding preferred stock into common stock, as if the shares had converted immediately upon their issuance. See note 2 to the financial statements for an explanation of the determination of the number of shares used in computing basic net loss per share.

                                                                         AS OF DECEMBER 31,                 AS OF
                                                              ----------------------------------------    MARCH 31,
                                                              1995    1996    1997    1998      1999        2000
                                                              ----    ----    ----    -----    -------    ---------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 30    $ 13    $ --    $ 120    $22,122     $17,117
Working capital.............................................   122     102      41       24     21,930      14,239
Total assets................................................   220     240     166      274     32,370      28,999
Capital lease obligations, less current portion.............    --      --      --       --        647         651
Redeemable convertible preferred stock......................    --      --      --       --     27,434      27,588
Total stockholders' equity (deficiency).....................    54     143      64     (190)      (549)     (5,864)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of factors as discussed in "Risk Factors."

OVERVIEW

     ScreamingMedia is a leading aggregator and distributor of custom-filtered digital content over the Internet. We aggregate digital content from a wide range of content providers and filter, deliver and efficiently integrate this content into our customers' Web sites almost instantaneously.

     We were incorporated in August 1993 as The Interactive Connection, Inc. Until 1997, our primary business focus was Web site design, development and consulting. By the end of 1997 we had designed, developed and tested our proprietary software. In late 1998 we shifted our business focus entirely to the business of aggregating and distributing digital content over the Internet.

     Revenue

     Our revenue is composed of services revenue, set-up fees and other revenue. We derive our services revenue primarily from distributing content directly to our customers' Web sites. Our contracts typically have an initial term of one year. We charge our customers a minimum monthly fee based on a contractually specified volume of content. We charge our customers additional monthly fees for content delivered in excess of the contracted volume of content. We recognize revenue for the contracted minimum monthly fee in equal amounts each month over the life of the contract. We recognize revenue from content used in excess of the contracted volume as the services are delivered. We report our revenue net of allowances and rebates.

     We generally charge our customers a one time set-up fee. Set-up fees are charged for building custom filters and enabling the customer to receive customized content. The amount of the set-up fee varies according to the number of custom filters created and other factors. We recognize set-up fee revenue in equal amounts over the initial term of the contract, commencing with the service start date specified in the contract.

     In 1999, our other revenue consisted of an immaterial amount of revenue from server hosting and maintenance. Prior to 1999, our other revenue also included revenue from Web hosting and Web design and consulting. We do not expect to actively pursue these lines of business in the future.

     Cost of Services

     Cost of services consists of the content royalty fees we pay to content providers for the usage of their content by our customers and the server hosting and connectivity costs associated with the aggregation and distribution of that content. Monthly royalty fees are calculated based on the volume of a provider's content used by our customers. Under our existing contracts with content providers, we only pay royalties on content that is used by our customers.

     Research and Development Expenses

     Our research and development expenses consist primarily of personnel costs and outside consulting services for research, design and development of the internal use software applications supporting our business. Research and development costs are expensed as incurred.

     Sales and Marketing Expenses

     Our sales and marketing expenses consist mainly of advertising costs, personnel costs and sales commissions, as well as related trade show, promotional and public relations expenses. Our success in increasing revenues depends on our ability to increase our customer base as well as our range of content providers. Accordingly, we intend to pursue sales and marketing campaigns aggressively after this offering.

     General and Administrative Expenses

     General and administrative expenses consist primarily of management and administrative personnel costs, fees for professional services and facilities costs.

     Stock-Based Compensation

     We recorded a charge for the amortization of deferred stock-based compensation of approximately $6.1 million in 1999 and approximately $4.6 million in the three months ended March 31, 2000. Stock-based compensation is a result of the issuance of stock options to employees, directors and affiliated parties with exercise prices per share subsequently determined for financial reporting purposes to be below the fair market value per share of our common stock at the date of the applicable grant. This difference is recorded as a reduction of stockholders' equity and amortized as non-cash compensation expense on an accelerated basis over the vesting period of the related options. In connection with the grant of stock options to employees, we recorded deferred stock compensation of $16.4 million in 1999 and $13.6 million during the three months ended March 31, 2000. Deferred stock-based compensation that will be subsequently amortized as expense for each of the next four fiscal years, including options granted through March 31, 2000, is estimated to be as follows:

PERIOD                                                            AMOUNT
------                                                        --------------
                                                              (IN THOUSANDS)
Year ending December 31, 2000...............................     $16,176
Year ending December 31, 2001...............................       5,980
Year ending December 31, 2002...............................       1,739
Year ending December 31, 2003...............................         119
                                                                 -------
Total.......................................................     $24,014
                                                                 =======

RESULTS OF OPERATIONS

     The following table sets forth our results of operations as a percentage of revenue for the periods indicated.

                                                                                    FOR THE THREE
                                                       FOR THE YEAR ENDED            MONTHS ENDED
                                                          DECEMBER 31,                MARCH 31,
                                                   --------------------------      ----------------
                                                   1997      1998       1999       1999       2000
                                                   ----      -----      -----      -----      -----
Revenue:
  Services.......................................    43%        54%        83%        88%        82%
  Set-up fee.....................................     7         12         17          9         15
  Other..........................................    50         34         --          3          3
                                                   ----      -----      -----      -----      -----
     Total revenue...............................   100%       100%       100%       100%       100%
                                                   ====      =====      =====      =====      =====
Operating expenses:
  Cost of services (excluding depreciation of 4%
     in 1999 and 0% and 5% in the three months
     ended March 31, 1999 and 2000, respectively,
     shown below)................................    12%        23%        33%        23%        34%
  Research and development (excluding stock-based
     compensation of 2% in 1999 and 0% and 18% in
     the three months ended March 31, 1999 and
     2000, respectively, shown below)............    19         17         30         51         34
  Sales and marketing (excluding stock-based
     compensation of 61% in 1999 and 0% and 43%
     in the three months ended March 31, 1999 and
     2000, respectively, shown below)............    15         18        126         28        129

                                                                                    FOR THE THREE
                                                       FOR THE YEAR ENDED            MONTHS ENDED
                                                          DECEMBER 31,                MARCH 31,
                                                   --------------------------      ----------------
                                                   1997      1998       1999       1999       2000
                                                   ----      -----      -----      -----      -----
  General and administrative (excluding
     stock-based compensation of 4%, 62% and 140%
     in 1997, 1998 and 1999, respectively, and 0%
     and 108% in the three months ended March 31,
     1999 and 2000, respectively, shown below)...    60         80        145        101        124
  Depreciation and amortization..................     6          5         15          5         20
  Stock-based compensation.......................     4         62        203         --        169
                                                   ----      -----      -----      -----      -----
     Total operating expenses....................   116        205        552        208        510
                                                   ----      -----      -----      -----      -----
Operating income (loss)..........................  (16)      (105)      (452)      (108)      (410)
Other income (expense), net......................    --        (2)         11         --          9
                                                   ----      -----      -----      -----      -----
     Net income (loss)...........................  (16)%     (107)%     (441)%     (108)%     (401)%
                                                   ====      =====      =====      =====      =====

  THREE MONTHS ENDED MARCH 31, 1999 AND 2000

     Revenue. Total revenue increased to $2.7 million for the three months ended March 31, 2000 from $267,000 for the three months ended March 31, 1999. This was due to an increase in our customer base to 828 at March 31, 2000 from 61 at March 31, 1999. For the three months ended March 31, 2000, no customer accounted for more than 10% of our total revenues.

     Cost of Services. Cost of services increased to $929,000 for the three months ended March 31, 2000 from $60,000 for the three months ended March 31, 1999. As a percentage of revenue, cost of services increased from 23% to 34%, due to higher royalty fee arrangements with some of our content providers.

     Research and Development. Research and development expenses increased to $916,000 for the three months ended March 31, 2000 from $137,000 for the three months ended March 31, 1999. Approximately $386,000 of this increase was due to costs associated with increasing our research and development personnel to 30 at March 31, 2000 from 2 at March 31, 1999. Approximately $122,000 of the increase was associated with the development of our financial systems. Approximately $265,000 of the increase was due to expenditures related to the refinement of our core products.

     Sales and Marketing. Sales and marketing expenses increased to $3.5 million for the three months ended March 31, 2000 from $75,000 for the three months ended March 31, 1999. Approximately $1.1 million of the increase was the result of the increase in staff employed in our sales and customer service departments to 86 at March 31, 2000 from 13 at March 31, 1999. Approximately $422,000 of the increase was due to the formation of our global content acquisition group, which consisted of 15 employees as at March 31, 2000. Approximately $1.6 million of the increase was due to increased expenditures related to traditional marketing and brand-building activities.

     General and Administrative. General and administrative expenses increased to $3.4 million for the three months ended March 31, 2000 from $270,000 for the three months ended March 31, 1999. Approximately $1.0 million of the increase was a result of increasing our general and administrative staff to 43 at March 31, 2000 from 5 at March 31, 1999. A further $1.0 million of the increase was due to the increased cost of rent, utilities and telecommunications to support our growth. Approximately $677,000 of the increase was due to increased use of professional services such as legal, accounting and recruitment services and approximately $596,000 was due to non-cash amortization of intangibles and an allowance for doubtful accounts.

     Stock-Based Compensation. In connection with the grant of stock options to employees during the three months ended March 31, 2000, we recorded deferred stock compensation of $13.6 million. We amortized approximately $2.9 million of this deferred stock compensation during the three months ended March 31, 2000. In addition, we amortized approximately $1.7 million of deferred stock compensation during the three months ended March 31, 2000 relating to options granted during 1999. In the three months ended March 31, 1999, we did not record or amortize any stock-based compensation.

  YEARS ENDED DECEMBER 31, 1998 AND 1999

     Revenue. Total revenue increased to $3.0 million for the year ended December 31, 1999, from $567,000 in the previous year. This increase was mostly due to an increase in our customers to 453 at December 31, 1999 from 30 at December 31, 1998. Also contributing to this increase was a 28% increase in the average monthly services revenue per customer as a result of higher average usage of content. In 1999, About.com accounted for approximately 12% of revenue. We do not anticipate that any one customer will account for more than 10% of revenue in the year ending December 31, 2000.

     Cost of Services. Cost of services increased to $974,000 for the year ended December 31, 1999, from $130,000 in the year ended December 31, 1998. As a percentage of revenue, cost of services increased to approximately 33% for the year ended December 31, 1999 from approximately 23% for the year ended December 31, 1998. The dollar increase was primarily due to increases in services revenue resulting in content royalty fees paid to content providers growing by approximately $757,000. The percentage increase was primarily a function of higher royalty fee arrangements with some of our content providers. We anticipate that the cost of services will continue to grow in absolute dollars as we expand our business.

     Research and Development. Research and development expenses increased to $894,000 for the year ended December 31, 1999, from $97,000 for the year ended December 31, 1998. As a percentage of revenue, research and development expenses increased to approximately 30% for the year ended December 31, 1999 from approximately 17% for the year ended December 31, 1998. This increase was due to direct personnel and consulting costs incurred in further development of our content filtering, aggregation and distribution software and the development of new products. During this period, we increased the number of our research and development staff to 13 from two. We believe that significant investments in research and development expenses will be required to enhance and expand our products and services. Accordingly, we expect that our research and development expenses will continue to increase in absolute dollars for the forseeable future.

     Sales and Marketing. Sales and marketing expenses increased to $3.8 million for the year ended December 31, 1999, from $105,000 for the year ended December 31, 1998. As a percentage of revenue, sales and marketing expenses increased to approximately 126% for the year ended December 31, 1999 from approximately 18% for the year ended December 31, 1998. The increase in sales and marketing expense was due to a $2.5 million increase in compensation expense associated with the growth of our sales, content acquisition, customer support and marketing departments. The remainder of the increase was attributable to the launch of a marketing campaign in the third quarter of 1999 that totaled approximately $1.0 million. We intend to expand our sales and marketing activities and staff substantially, both domestically and internationally, in order to increase market awareness and to promote and sell our services. Accordingly, we expect our sales and marketing expenses to continue to increase in absolute dollars.

     General and Administrative. General and administrative expenses increased to $4.3 million for the year ended December 31, 1999, from $455,000 for the year ended December 31, 1998. As a percentage of revenue, general and administrative expenses increased to approximately 145% for the year ended December 31, 1999 from approximately 80% for the year ended December 31, 1998. This increase resulted from an increase in personnel costs of approximately $1.3 million associated with a significant increase in the number of administrative personnel, as well as increased facilities expenses and accounting, legal and consulting fees which in aggregate totaled approximately $1.5 million. The remainder of the increase was mostly attributable to employee and office related costs of approximately $700,000.

     Stock-Based Compensation. In connection with the grant of stock options to employees during 1999, we recorded deferred stock compensation of $16.4 million. We amortized $6.1 million of this deferred stock compensation in 1999. In 1998, we incurred a charge of $350,000 for stock-based compensation.

  YEARS ENDED DECEMBER 31, 1997 AND 1998

     Revenue. Total revenue decreased to $567,000 for the year ended December 31, 1998, from $574,000 for the year ended December 31, 1997. In 1998, we completed our transition from a Web design, hosting and consulting enterprise to our present content delivery business. As a result, we did not actively seek to renew Web design, hosting and consulting agreements when they expired.

     Cost of Services. Cost of services increased to $130,000 for the year ended December 31, 1998, from $70,000 for the year ended December 31, 1997. As a percentage of revenue, cost of services increased to approximately 23% for the year ended December 31, 1998 from approximately 12% for the year ended December 31, 1997. The increase was due to royalty fees that we began paying to content providers as our content aggregation and distribution business became operational and to the content delivery costs associated with this business.

     Research and Development. Research and development expenses decreased to $97,000 for the year ended December 31, 1998, from $107,000 for the year ended December 31, 1997. Our research and development expenses remained essentially flat as we redirected our internal resources from the business of Web site design and development to the development of our business of aggregating and distributing digital content.

     Sales and Marketing. Sales and marketing expenses increased to $105,000 for the year ended December 31, 1998, from $87,000 for the year ended December 31, 1997. Sales and marketing costs remained relatively flat as a percentage of revenue.

     General and Administrative. General and administrative expenses increased to $455,000 for the year ended December 31, 1998, from $347,000 for the year ended December 31, 1997. As a percentage of revenue, general and administrative expenses increased to approximately 80% for the year ended December 31, 1998 from approximately 60% for the year ended December 31, 1997. This increase was due to increases in overhead costs associated with legal and accounting services, additional facilities expenses and general office expenses.

QUARTERLY OPERATING RESULTS

     The following table sets forth our unaudited quarterly operating results for the year ended December 31, 1999 and the three months ended March 31, 2000. This information has been derived from our unaudited interim financial statements. In our opinion, this unaudited information has been prepared on a basis consistent with our audited financial statements contained elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. Historical results for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                THREE MONTHS ENDED
                                          ---------------------------------------------------------------
                                          MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                            1999        1999         1999            1999         2000
                                          ---------   --------   -------------   ------------   ---------
                                                                  (IN THOUSANDS)
Revenue:
  Services..............................    $ 234     $   324       $   681        $ 1,241      $  2,231
  Set-up fee............................       25          69           135            263           412
  Other.................................        8          --             2              3            76
                                            -----     -------       -------        -------      --------
          Total revenue.................      267         393           818          1,507         2,719
Operating expenses:
  Cost of services (excluding
     depreciation of $0, $2, $31, $86
     and $123 in the first quarter of
     1999 through the first quarter of
     2000, respectively, as shown
     below).............................       60          96           283            535           929
  Research and development (excluding
     stock-based compensation of $0, $0,
     $0, $64 and $493 in the first
     quarter of 1999 through the first
     quarter of 2000, respectively, as
     shown below).......................      137         182           196            379           916
  Sales and marketing (excludes
     stock-based compensation of $0,
     $12, $700, $1,110 and $1,162 in the
     first quarter of 1999 through the
     first quarter of 2000,
     respectively, as shown below)......       75         445         1,389          1,859         3,502
  General and administrative (excludes
     stock-based compensation of $0,
     $122, $987, $3,067 and $2,946 in
     the first quarter of 1999 through
     the first quarter of 2000,
     respectively, as shown below)......      270         549         1,036          2,475         3,380
  Depreciation and amortization.........       12          35           125            279           549
  Stock-based compensation..............       --         134         1,687          4,241         4,601
                                            -----     -------       -------        -------      --------
          Total operating expenses......      554       1,441         4,716          9,768        13,877
                                            -----     -------       -------        -------      --------
Operating loss..........................     (287)     (1,048)       (3,898)        (8,261)      (11,158)
                                            -----     -------       -------        -------      --------
Other income (expenses), net............       --          31            24            273           250
                                            -----     -------       -------        -------      --------
          Net loss......................    $(287)    $(1,017)      $(3,874)       $(7,988)     $(10,908)
                                            =====     =======       =======        =======      ========

ANALYSIS OF 1999 QUARTERLY RESULTS

     Revenue from services and set-up fees increased from $259,000 in the first quarter to $1.5 million in the fourth quarter due to an increase in our customer base from 61 to 453. Cost of services increased from $60,000 in the first quarter to $535,000 in the fourth quarter as we increased the number of customers receiving content. Research and development expenses increased from $196,000 in the third quarter to $379,000 in the fourth quarter. This increase was primarily due to the planning and preliminary development of our back office systems and the refinement of our core products. Sales and marketing expenses increased from $75,000 in the first quarter to $1.9 million in the fourth quarter. The increase was a result of the rapid increase in our direct sales force, the establishment of our customer service department, the formation of our global content acquisition group and a marketing campaign in the third quarter to build our brand name. General and administrative expenses increased from $270,000 in the first quarter to $2.5 million in the fourth quarter. This was a result of adding personnel to manage the growth process and infrastructure to support the growth. Stock-based compensation expense increased due to issuances of stock options to attract and retain senior management and outside directors and advisors and to allow equity participation to all employees. The increase in other income was attributable to overnight investment of excess cash in low-risk, high-liquidity securities.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily through private sales of equity and debt securities, which totaled approximately $34.3 million in aggregate net proceeds through March 31, 2000. As of March 31, 2000, we had cash and cash equivalents of $17.1 million.

     As of March 31, 2000, our principal commitments consisted of obligations outstanding under a series of capital leases of computer and networking equipment and our facilities leases. During the year ended December 31, 1999 and the three months ended March 31, 2000, we entered into capital lease arrangements for (1) computer, network and telephony equipment with Data General, (2) computer equipment with Dell Financial Services, (3) network equipment with Avnet, (4) computer equipment with Jacom Inc. and (5) hardware, software and professional services to design and implement our new financial systems with Working Capital Technologies of America. Working Capital Technologies is the beneficiary of a standby letter of credit with Chase Manhattan Bank securing our lease arrangement with them. In aggregate, the gross asset value of the equipment subject to these leases is approximately $4.9 million. At the end of each lease term, we have the option to purchase the equipment, typically at the lesser of fair market value or 10% of gross asset value. We presently intend to exercise the purchase option for the majority of the leases.


     We operate from leased premises in New York, San Francisco, Miami and London. Our current aggregate annual rental obligations under these leases are approximately $1.5 million for each of 2000 and 2001. We anticipate that our actual rental obligations for those years will be higher as a result of our entering into leasehold arrangements for additional office space. During the year ended December 31, 1999 and the three months ended March 31, 2000, our capital expenditures were $3.4 million and $1.4 million, respectively, consisting principally of computers, networking equipment and the build-out of our headquarters.



     For the three months ending March 31, 2000 and the years ended December 31, 1999 and 1998, net cash used in operating activities was $3.9 million, $7.8 million and $110,000, respectively. The net cash used in operating activities for the three months ended March 31, 2000 resulted primarily from net losses of $10.9 million and an increase in trade accounts receivable of $1.0 million. This was offset by $5.2 million in non-cash charges, of which stock-based compensation accounted for $4.6 million, a decrease of $2.8 million in prepaid advertising and an increase of $694,000 in accounts payable and accrued expenses. The net cash used in operating activities in 1999 resulted primarily from net losses of $13.2 million, an increase in prepaid advertising of $2.9 million and an increase in trade accounts receivable of $1.3 million, offset by a $6.1 million non-cash charge for stock-based compensation and a $3.1 million increase in accounts payable and accrued expenses.


     For the three months ended March 31, 2000 and the years ended December 31, 1999 and 1998, net cash used in investing activities was $1.4 million, $3.8 million and $7,000, respectively. The net cash used in investing activities for the three months ended March 31, 2000 was principally for the purchase of equipment, leasehold improvements and the initial phase of the rollout of our new financial systems. The net cash used in investing activities in 1999 was principally for the purchase of equipment and leasehold improvements.


     For the three months ended March 31, 2000, net cash provided by financing activities was $222,000. Net cash provided by financing activities in the three months ended March 31, 2000 was primarily the result of proceeds received from the exercise of warrants and stock options and offset by repayments of our capital lease obligations. For the years ended December 31, 1999 and 1998, net cash provided by financing activities amounted to $33.5 million and $237,000, respectively. Net cash provided by financing activities in 1999 was provided substantially by net proceeds generated from our offerings of capital stock, which together totaled $33.5 million. On March 30, 1999 and on April 7 and 9, 1999, we received a total of $5.5 million in gross proceeds from the sale of our Series A preferred stock in a private offering under Regulation D to accredited investors. On October 6, 1999, we received approximately $28.0 million in net proceeds from the sale of our Series B preferred stock in a private offering to a group of institutional accredited investors and a limited number of individual investors.


     In June 2000, we repurchased 67,460 shares of our common stock from Tomar Studios Inc. for $1.0 million pursuant to a put option held by it. In addition, we expect to receive approximately $45.0 million in net proceeds from the sale of our Series C preferred stock in a private offering to a group of institutional investors, which we expect to close in July 2000.



     We believe that the net proceeds from this offering, together with the net proceeds from the Series C preferred stock offering and our current cash and cash equivalents, will be sufficient to meet our operating expenses, including our planned increases in our expenditures on sales and marketing, research and development and international expansion, for at least the next eighteen months. Without the proceeds of this offering, we believe that our cash and cash equivalents would be sufficient to meet our working capital needs for at least the next twelve months. In addition, if we undertake significant acquisitions or make large strategic investments, we may need to raise additional funds within that time. We may also need to raise additional funds if competitive pressures force us to make unforseen expenditures, such as to acquire or develop new technology. If we need to raise additional funds, we will likely do so through the issuance and sale of equity securities. If this were to occur, the percentage ownership of our stockholders could be reduced, our stockholders may experience additional dilution and these securities may have rights, preferences or privileges senior to those of our stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. Our business, results of operations and financial condition could be materially adversely affected by these limitations.


MARKET RISK


     In 1999, all of our revenues and expenses were denominated in U.S. dollars. We anticipate that in the future the proportion of operating expenses paid in foreign currencies will increase and that the number of foreign currencies in which our revenue is denominated will also increase. Accordingly, we may be subject to exposure from adverse movements in foreign currency exchange rates in relation to these revenues and expenses. We do not currently use derivative financial instruments.


RECENT ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1998, we adopted Statement of Financial Accounting Standards No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way business enterprises report information about operating segments, as well as enterprise-wide disclosures about products and services, geographic areas and major customers. We operate in one segment. Our customers are located in eight countries around the world with the majority being in the United States. All of our transactions have been conducted in United States dollars. As of March 31, 2000, we did not have any material revenues or assets outside the United States.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. Generally, it requires that an entity recognizes all derivatives as either an asset or liability and measures those instruments at fair value, as well as identifies the conditions for which a derivative may be specifically designated as a hedge. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We do not currently engage in or plan to engage in any derivative or hedging activities.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, or SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. We adopted requirements of SOP 98-1 as of January 1, 1999.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Staff Accounting Bulletin No. 101 summarizes certain areas of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition principles comply with Staff Accounting Bulletin No. 101.

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

                                    BUSINESS

OVERVIEW

     We have developed proprietary technologies that enable Web sites to cost-effectively meet the growing need to provide targeted, high-quality content to their users. We aggregate digital content from a wide range of content providers and filter, deliver and efficiently integrate this content into our customers' Web sites almost instantaneously. Our technologies enable us to deliver content to customers who use any of the major Web site server and database technologies, including those used to support wireless access devices. While we presently deliver text and photograph-based digital content, our technologies are designed to enable us to add new forms of content, such as audio and streaming video, which we expect to offer in the future. Participation in our rapidly growing network of content providers and customers offers Web sites access to timely and relevant content and offers our content providers an efficient means of syndicating their content to third parties.


     As of June 30, 2000, we had over 1,000 Web site and four wireless customers and obtained content from over 580 publications, supplied by over 410 content providers. We refer to this network of customers and content providers as our "digital content network." We have a growing international presence, with 113 of our customers and 93 of our content providers based outside the United States, primarily in Latin America, the United Kingdom and Canada.


     Our technology consists of two principal elements of software, the Content Engine(R) and Siteware(TM). Content from a range of sources is delivered in a variety of formats to our servers where the Content Engine(R) processes and filters it, then sends to our customers any items that match their requirements. Siteware(TM), which resides on our customers' servers, receives the content over the Internet and integrates it seamlessly into the customer's Web site.


     We enter into contracts with our customers, typically for an initial period of one year, that provide for a recurring monthly services fee for the delivery of content. Our customers are predominantly operators of vertical Web sites, spanning a broad range of Internet categories, with representative customers including AltaVista Shopping.com, The Black World Today, CareerBuzz, Commerce One, Entertaindom.com, InteliHealth, MSN MoneyCentral, OmniSky, Sun Microsystems, Inc. and Yupi Internet. Our content providers range from traditional news services to new media sources and include Astrology.com, AP Online, Deutsche Presse-Agentur, EFE, Knight-Ridder Tribune, Knoxville New-Sentinel, The New York Times Syndicate, Red Herring.com and RollingStone.com.


INDUSTRY BACKGROUND

  Rapid Growth of the Internet

     The Internet has emerged as a global medium for communications and commerce. International Data Corporation, or IDC, estimates that the number of Web users worldwide will increase from approximately 196 million in 1999 to approximately 502 million by the end of 2003. IDC also estimates that the number of Web users in the United States alone will increase from approximately 81 million in 1999 to approximately 177 million by the end of 2003.

  Proliferation of Vertical Web Sites

     As the number of Web sites has grown, another trend that has emerged is the proliferation of vertical Web sites, or Web sites targeted to specific interest groups. Vertical sites represent one of the fastest-growing segments of the Internet and are projected to attract a greater portion of advertising dollars than portal sites. According to Forrester Research, the share of Internet advertising revenue generated by vertical and niche Web sites will grow from 35% in 1999 to 57% in 2004.

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

  Growing Importance of High-Quality Content


     The ability of Web sites to attract users is based in large part on their ability to provide users with value-added content. We believe that high-quality content is the primary reason users return to their favorite Web sites. In order to drive traffic to their sites and maximize stickiness, or the amount of time a user spends on a Web site, Web sites need to obtain high-quality content to differentiate themselves and to attract the attention of loyal users on the increasingly crowded Internet.


  Web Sites Face Challenges Obtaining and Managing High-Quality Content

     Web sites have traditionally faced two costly and time consuming alternatives in attempting to obtain and integrate compelling content -- either to produce the content themselves or to outsource content from multiple third-party sources. Web sites that choose to create their own content face the high cost of maintaining an editorial staff as well as limitations on the volume and breadth of the content they can produce. Web sites that choose to aggregate third party content themselves must spend the time and effort to establish relationships with multiple content providers, often at a high cost, in order to obtain a sufficient array of content. They must then sift through a large volume of incoming content, in multiple formats, in order to find relevant content for their site.

THE SCREAMINGMEDIA SOLUTION

     We provide Web sites with a single source for high-quality, targeted content. Our technologies allow our customers to obtain custom-filtered digital content that is delivered in real time and fully integrated into the look and feel of their Web sites. Participation in our rapidly growing digital content network provides the following benefits to our customers and our content providers.

  BENEFITS TO OUR CUSTOMERS

     Custom-Filtered, Real-Time Content. We offer Web sites continuously updated customized content drawn from our broad selection of content providers. We create one or more custom filters for our Web site customers, producing a highly targeted content service. Our technologies enable us to process and deliver relevant content to customers' Web sites within seconds of our receiving the material from our content providers.

     Compelling Cost Proposition. We provide our Web site customers with a single-source solution for their content needs. Our services are both easy to implement -- our software is compatible with the software that is used to support most Web sites -- and easy to use, with very little ongoing effort required. Customers can opt to maintain full editorial control in selecting the content they receive from us or they can opt to operate "hands-free," with content integrated directly into their Web site without any further editorial effort. By using ScreamingMedia, our customers can avoid the time and expense associated with maintaining an editorial staff or dealing with multiple content providers, enabling them to focus their resources on other critical aspects of their business.

     Seamless Integration into a Customer's Web Site. Our services deliver and integrate content directly into our customers' Web sites in a manner consistent with the look and feel of the site, enabling our customers to maintain and enhance their brand identity. The content we supply is fully integrated so that users remain on our customers' sites, which is an advantage over other services that require users to transfer to the content provider's site. This enhances user loyalty, allows Web sites to control the user's online experience and expands our customers' revenue opportunities.

     Flexible Solutions for a Broad Range of Customers. Our services are scalable and adaptable to meet customers' changing needs. Our services are equally suitable for customers requiring a high volume of content across many categories and those requiring a narrow stream of highly targeted content. Additionally, our services may be used to supplement a Web site's original content. We can supply local, national and international content in different languages from a broad range of sources to Web sites worldwide. In addition, with our new packaged news product, News!Stand, we offer customers a lower-cost, pre-edited news service. We can deliver content in any commonly used format, including current standard Internet formats such as the format known as HTML and evolving standards such as the format known as XML. We can also format content for insertion into a customer's database. Our software is compatible with all major Web site operating systems.

     Enhanced Stickiness and Value. By providing our customers with continuously updated, targeted and relevant content, we believe that we help them differentiate their Web sites, build a loyal user base and increase the time each user spends on the site, as well as the frequency of user visits. This enhanced traffic and stickiness increases revenue opportunities for our customers.

  BENEFITS TO OUR CONTENT PROVIDERS

     We offer our content providers the opportunity to expand the distribution of their content and extend their reach at little or no cost. Participation in our digital content network also allows content providers to increase their brand exposure while generating additional revenue opportunities. For content providers that already syndicate their content, the benefit lies in accessing additional distribution outlets without having to negotiate specific arrangements, which translates into increased distribution and revenue potential at little or no incremental cost. For other publishers, particularly small or niche content providers, we offer an attractive opportunity to syndicate their material and reach audiences that they could not otherwise access.

STRATEGY

     Our objective is to establish our technology as the global standard for the exchange of digital content and related services. The key elements of our strategy are as follows:

     Rapidly Expand Our Digital Content Network. We plan to aggressively expand the number of customers and content providers that make up our digital content network. The growth of our digital content network benefits both customers and content providers. As more Web sites use our services, this helps attract content providers by offering greater exposure and the opportunity to earn more revenue. Similarly, as more content providers join the network, the more valuable our services become to our customers as they gain access to an even greater array of content. We intend to rapidly grow our customer base through expanded domestic and international sales and marketing efforts and the continued expansion and enhancement of our products and services. We believe that the expansion of our digital content network will create significant barriers to entry and help our solution become the global standard for digital content aggregation and distribution.

     Maintain and Extend Product and Technology Leadership. We believe that we are currently the technology leader in aggregating and distributing digital content to Web sites. We intend to maintain and extend our technology and product leadership through continued research and development investments. We plan to continue developing products and services that respond to changing customer needs and evolving technologies and standards. Our development efforts are focused on offering new types of content such as photos, audio and video and adding complementary services such as context-based e-commerce applications. In addition, we are currently extending our platform to provide our Web site customers with enhanced wireless content delivery capabilities.

     Establish ScreamingMedia as a Leading Brand. We believe that strong brand recognition is critical to our continued success. We intend to establish ScreamingMedia as the leading global brand for digital content aggregation and distribution. In September 1999, we launched our first brand-building campaign through print advertising in major business publications. We intend to aggressively extend our global brand-building campaign in 2000, which will include offline and online advertising, appearing at industry trade shows, sponsoring and appearing at industry conferences and other activities. We anticipate that we will more than double our expenditures on marketing and advertising in 2000.

     Continue to Expand Our Alliance Program. We intend to continue developing relationships with other Internet-related companies to increase the number of customers and content providers in our digital content network. To date, through a program that we call our "Alliance Program," we have entered into contractual relationships with a variety of companies including Agency.com, Broadvision, Plumtree Software, Concentric Networks, Interwoven, Proxicom and Red Hat. These companies help us generate sales leads by recommending our products and services, where appropriate, as part of their overall service package, and in some instances by bundling our SiteWare(TM) software with their technology offerings. We intend to continue to enter into additional contractual relationships with other Internet-related companies that further enhance our business. In addition, where appropriate, we intend to pursue strategic acquisitions that offer complementary products, services or technologies.



     Expand Our International Presence. There are significant opportunities to continue to expand our digital content network outside the United States. In particular, Latin America, Europe and Asia are expected to experience dramatic growth in Internet use over the next several years. We intend to capitalize on these opportunities. By moving into these markets early, just as the need for Web content becomes critical, we believe we will be able to obtain a significant advantage over our competitors. Our content processing technology allows us to aggregate and manipulate any form of content in any language and consequently we face few technological barriers to international expansion. Currently, we aggregate and distribute content in different languages for customers both within the United States and internationally. To further extend our international presence, we opened a London office in January 2000 to service the European market and a Miami office in June 2000 to service the Latin American market. We will also pursue strategic relationships with international partners when appropriate opportunities arise.


OUR SERVICES

     Our customized content service employs two principal software applications:

     - the Content Engine(R), which resides on our servers, processes, filters and distributes incoming content to our customers; and

     - SiteWare(TM), which is installed on our customers' servers, receives the content and integrates it into customers' Web sites.

     Content is delivered from our content providers to our servers via the Internet, leased lines, and satellite and FM signals. We deliver content to our customers over the Internet.

     The key features of our service are:

     - customization -- we work with our customers to create a series of custom filters. Each filter is a file containing search parameters that is built into the Content Engine(R) and causes it to extract exactly the type of content the customer desires;

     - real-time delivery -- as soon as we receive content, our Content Engine(R) processes, filters and dispatches it almost instantaneously to our customers' Web sites;

     - control -- customers can use the Editor's Desk feature of SiteWare(TM) to review the content we deliver and choose which items to display on their sites. Alternatively, customers can choose to have ScreamingMedia publish content directly to their Web sites without an intervening step; and

     - integration -- once a customer has chosen the desired content, SiteWare(TM) automatically integrates it into the customer's Web site. Customers can choose to receive content in most commonly-used formats, including XML, HTML, and database-ready formats. Our system enables content to appear on the customer's site in a manner consistent with the look and feel of the site.

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

CUSTOMERS


     As of June 30, 2000, we had entered into contracts with over 1,000 Web site and four wireless customers. Our customers are predominantly operators of Web sites, spanning a broad spectrum of Internet categories. The following is a representative list of our customers:


BUSINESS-TO-BUSINESS
ChemConnect
Commerce One
eSteel
Power Marketers Association

Seafood.com


TECHNOLOGY
EarthWeb

Sun Microsystems, Inc.


BUSINESS AND FINANCE
Accounting.com

H&R Block

Insurance Information Institute

MSN MoneyCentral


E-COMMERCE/ADVERTISING/PORTALS
About.com
AltaVista Shopping.com

DoubleClick


Network Commerce


ENTERTAINMENT
DVDfile
Entertaindom.com
iCAST
Trans-World Entertainment Company

HEALTH

eNutrition.com

InteliHealth
National Multiple Sclerosis Society
Shared Medical Systems
thehealthchannel.com

INTERNATIONAL/FOREIGN LANGUAGE
LatPro.com
Telemundo

Yupi Internet


RECRUITING
CareerBuzz
Career Zone
E-cruiter.com



Monster.com


SPECIAL INTERESTS
The Black World Today
EVOTE.COM
The Gay Financial Network
Womens' Health Interactive

WIRELESS ENABLED

MobileID


OmniSky


Oracle Corp.


     With most of our customers, we initially enter into year-long contracts that typically permit the customer to use a specified volume of content per month. Customers pay a fixed monthly fee for any volume of content they actually use up to this specified volume. Any content that the customer uses in excess of this volume is billed additionally.

  CASE STUDIES

     The following case studies illustrate the way in which a range of customers across a variety of Internet categories have been able to use our services.

     thehealthchannel.com -- Using ScreamingMedia Content to Enhance
Stickiness. thehealthchannel.com had been subscribing to a content syndication service that only provided headlines that transferred the visitor off their site in order to read the articles. thehealthchannel.com needed a content service that allowed them to keep their users on their site longer. ScreamingMedia provided thehealthchannel.com with custom filters and our SiteWare(TM) software, allowing them to access thousands of high-quality, full-text articles from our Content Engine(R). Using SiteWare(TM), thehealthchannel.com is now able to publish the entire text of articles in a manner consistent with the look and feel of their site. As a result, thehealthchannel.com can now provide targeted content without driving away traffic or surrendering advertising revenue to a third party.

     The Black World Today -- Using ScreamingMedia to Help Increase Ad Revenue. The Black World Today, or TBWT, wanted to create additional revenue from advertising and sponsorships in order to expand, but had insufficient page-views to attract the volume of advertising they desired. By using ScreamingMedia, TBWT has been able to publish relevant, high-quality content, thereby adding additional pages of targeted news content to their site. TBWT believes that the use of ScreamingMedia's service has helped them to increase their page-views and attract new advertisers.

     Sun Microsystems, Inc. -- Using ScreamingMedia for Specialized
Content. Sun wanted to offer their large community of Java(TM) developers real-time news from multiple sources, but did not want the inconvenience and expense of creating and managing multiple content licensing deals. ScreamingMedia provided Sun with a single source for custom-filtered articles related to Java technology from multiple sources in real time and allowed them to integrate these articles directly into Sun's Web site. By outsourcing the provision of news for its Web site to ScreamingMedia, Sun was able to obtain a range of highly specific articles and integrate these articles into its Web site at low cost, with very little effort.

     EVOTE.COM -- Using ScreamingMedia to Lower Editorial Costs. EVOTE needed to provide high-quality, up-to-the-minute election news for the 2000 Presidential election, but it was not cost-effective to hire the additional editorial staff it required. ScreamingMedia created a custom filter for EVOTE, enabling EVOTE's editors to select election-related content from a wide variety of sources with minimal effort. With custom content from ScreamingMedia, EVOTE can now provide high-quality, real-time election news in a cost-effective and efficient manner with no additional editorial staff.

     InteliHealth -- Using ScreamingMedia to Maximize Editorial
Control. InteliHealth was looking for real-time, health-related news to supplement its already extensive database of high-quality content. InteliHealth chose ScreamingMedia because our Editor's Desk feature provided a mechanism for their news editors to effectively review, classify and hand-pick the articles they wanted. Additionally, our SiteWare(TM) software allowed them to publish content to their site, in a manner consistent with InteliHealth's own look and feel, with the click of a mouse. ScreamingMedia offered InteliHealth a large quantity of filtered content and full editorial control over the content they choose to publish on their Web site.

     None of the customers discussed in the case studies above presently accounts for 5% or more of our revenues.

CONTENT PROVIDERS


     We employ a specialized content acquisition team to build our network of content providers. As of June 30, 2000, this team was composed of 22 employees. Members of this department typically specialize in a particular type of source, such as newspapers, newswires, magazines or Web sites, or on major geographic or vertical markets. We intend to hire additional content acquisition staff as we expand.

     As of June 30, 2000, we obtained content from over 580 publications supplied by 410 content providers, ranging from traditional news syndication services to specialized media sources and including both domestic and international publications. A representative list is provided below:


GENERAL NEWS SYNDICATION

ABCNews.com

AP Online
Comtex
The Christian Science Monitor

Knight-Ridder Tribune


The New York Times Syndicate


Scripps Howard News Service


INTERNATIONAL/FOREIGN LANGUAGE

Agence-France Presse

Deutsche Presse - Agentur
EFE

Europa Press


Guardian Unlimited


Latin Trade


LIFESTYLES/ENTERTAINMENT/SPORTS
AP Mega Sports

Astrology.com


Cigar Afficionado


Launch Media


RollingStone.com


The Atlantic Monthly

Theatre.com

Wine Spectator


BUSINESS AND INDUSTRY
American Banker

Bridge News

Business 2.0

Businessweek Online


Crain's New York Business


Red Herring.com


LOCAL/REGIONAL
Albuquerque Journal
Arizona Republic
Atlanta Journal - Constitution
Knoxville News - Sentinel
Las Vegas Review Journal
MaineToday.com

New York Post.com


St. Petersburg Times



     As of June 30, 2000, one of our content providers, Comtex, provided 40, or 7%, of our total publications. No other content provider supplied more than 5% of our total publications as of that date. As we expand our network of content providers, we expect that the percentage of our total publications supplied by any single content provider will decline.



     In March 2000, we launched a new packaged news product called News!Stand. This product offers customers a lower-cost, easy-to-install, pre-edited news solution available for purchase from our Web site. Customers are able to choose one or more of 13 topical content packages, which are composed of items selected daily by our editors. This content is sent to customers over the Internet and automatically integrated into the look and feel of the customer's Web site.


TECHNOLOGY

     ScreamingMedia's proprietary software platform is designed for flexibility, scalability and reliability. The primary elements consist of SiteWare(TM) software that is installed on each customer's Internet server computer and the Content Engine(R) that resides on our own server computers. Key features of the technology include:

     Object-Oriented Multi-Tiered Architecture. Our software is based on the distributed object model, which means that it recognizes groups of data as compiled packages known as objects. Because it does this, it does not have to identify the types of content it processes. This allows it to process and transfer virtually any digital data, including text, photo, video and audio content. The modularity resulting from our multi-tiered architecture enhances our ability to modify and upgrade our software and hardware without interruption to our services. Both of these features contribute to the scalability of our services.

     Robust Processing and Filtering Technology. The algorithms employed in our proprietary processing technology allow real-time processing and filtering of all incoming content. Our proprietary processing algorithms normalize and index all incoming content prior to the filtering stage. Our filtering technology,

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

     which incorporates software we license from Verity Inc., recognizes patterns of words as well as identifying keywords, which allows a high degree of customization and control.

     Platform Independent Java Application. Our SiteWare(TM) software is written entirely in Java. Using Java allows the software to function on all major operating systems.

     Compatibility With Evolving Technologies. Our technology enables us to both deliver content to and aggregate content from a variety of Web platforms and in a variety of standard and legacy data formats. SiteWare(TM) can deliver content to Web sites in most commonly-used formats, including XML, HTML, and database-ready formats. Our content aggregation system can access content through a variety of delivery channels, including satellite, leased lines and the Internet.

  Content Engine(R)

     The Content Engine(R) is composed of a number of elements of proprietary software that interact with filtering technology based on software we license from Verity. Our proprietary software parses, normalizes and indexes incoming content. The filtering software, which incorporates the over 5,000 custom filters we have built for our customers, matches content to client filters. When content has been filtered, proprietary programs copy the content to customer-specific files, prepare it for delivery in the form the customer requires, and dispatch it over the Internet by means of a proprietary communication protocol that communicates between the Content Engine(R) and SiteWare(TM).

  SiteWare(TM)

     We provide our customers with our proprietary SiteWare(TM) software. SiteWare(TM) allows the customer access to our services and enables communication between the customer's server and the Content Engine(R). SiteWare(TM) houses each customer's unique integration configuration and, upon receiving data from the Content Engine(R), can immediately integrate that information into the customer's Web site in the manner desired.

     SiteWare(TM) includes a feature called the Editor's Desk that allows a customer to exercise complete control over the content they select and publish to their Web site. From the Editor's Desk, a customer can review articles and publish selected stories to pre-determined locations on their Web site with a single click of their mouse. Web sites that prefer to have "hands-free" content delivery can choose to have us publish content directly to their Web site without any further editorial involvement.

  Scalable Network Infrastructure

     The infrastructure we use to provide our services consists of multiple UNIX servers that communicate internally and externally using the Internet Protocol. These servers and the applications that run on them have a multi-tiered configuration, which means that the functions they perform are distributed across multiple machines. If one of these machines or applications stops functioning, either through failure or for maintenance or upgrading, we will still be able to provide our services. Our servers are hosted by GlobalCenter, which, in addition to housing our servers, provides power, security and connectivity.

SALES AND MARKETING

  Sales


     We sell our services through a direct sales force. As of June 30, 2000, our sales force was composed of 64 employees. Our sales staff is currently located in New York, San Francisco, Miami and London. Our sales force is divided into teams focused on international markets and vertical categories, such as health, technology, finance and entertainment. We intend to hire additional sales people as we expand.


  Marketing

     Our marketing strategy is to build brand awareness and increase customer familiarity with ScreamingMedia and our services through online and traditional media advertising, public relations efforts and a presence at trade shows and other industry events. In addition, we use online and offline promotions and strategic marketing partnerships to help generate sales leads. Our Web site is also used as a marketing

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

and sales tool, providing current and potential customers the ability to research and sample our services and to contact our sales staff.

  Alliance Program


     To accelerate the growth of our digital content network, we have developed our "Alliance Program". Under this program we have entered into contractual relationships with a wide range of Internet-related businesses that offer opportunities to market our products or to distribute our software, such as Agency.com, Concentric Networks, Broadvision, Plumtree Software and Proxicom. These companies recommend our products and services, where appropriate, as part of their overall service package. Under some of these arrangements, we share revenues from relevant product lines. In other cases we enter into contractual arrangements under which other companies bundle our SiteWare(TM) software with their technology offerings. Bundling our software with complementary products increases awareness of our services among likely customers, who can then access our services without further installation of software. During 1999, approximately 10% of our total revenue was derived from customers introduced to us as a result of these contractual relationships. We anticipate that these contractual relationships will continue to generate a significant percentage of the leads through which we are introduced to potential customers in the future.


CUSTOMER SUPPORT


     We believe that a high level of customer support is critical to our success. We provide our customers and content providers with 24 hours a day, seven days a week support. As of June 30, 2000, our customer support staff was composed of 38 employees. We provide full life-cycle support, beginning with assistance in configuring and installing the software we provide and building the customized content filters requested by our clients, and extending to ongoing technical support and account management. We also provide Web-based customer support. We intend to hire additional customer support personnel as our business expands.


COMPETITION

     The market for digital content aggregation and distribution on the Internet is new and rapidly evolving. We expect competition to increase significantly in the future as current competitors improve their offerings and as new participants enter the market.

     Our current competitors include:

     - other Internet-focused aggregators and distributors of content;

     - traditional newswires that have begun offering products for Web sites;
       and

     - providers of alternative forms of content for Web sites, such as directories, maps, photographs, stock tickers and video clips.

     We believe that the principal competitive factors in our market are cost-effectiveness, ease of use, brand recognition, ease of integration, scalability, and breadth, depth and timeliness of content.

     We believe that we presently compete favorably with respect to most of these factors, particularly breadth and depth of content, ease of integration and cost-effectiveness. However, some of our competitors offer products with:

     - different pricing models, such as flat fees for unlimited access to the vendor's content, or fees per item;

     - different delivery systems, such as systems that provide access to the content by transferring the user to the content provider's Web site; and

     - different types of content, such as maps and directories.

     These differences could prove attractive to our existing and potential customers.

     Barriers to entry in our market are relatively low, and we expect to face new competitors. Competition may come from traditional content providers that are not currently focused on the Internet and from online providers of other types of content, as well as from new entrants. We expect our existing competitors to offer new services and new features on their existing products, any of which could make their services more attractive to potential customers.

INTELLECTUAL PROPERTY

     Our success will depend in part on our ability to protect our intellectual property and other proprietary rights in our software and other technology. To protect our proprietary rights, we rely on a combination of patent, trademark, copyright, and trade secret laws, confidentiality and license agreements with our employees, customers, partners, and others, and security features we have built into our technology.

     We have four pending U.S. patent applications, but presently do not have any issued patents. Unless and until patents are issued, no patent rights can be enforced. We have applied for registration in the United States for some of our trademarks and service marks, including ScreamingMedia(SM), SiteWare(TM), Content Engine(R) and others, and we intend to pursue registration of some of our marks internationally.

     Despite these protections, others still might be able to use our intellectual property without our authorization. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do U.S. laws. Moreover, potential competitors might be able to develop technologies or services similar to ours without infringing our patents. In addition, if our agreements with employees, consultants and others who participate in product and service development activities are breached, we may not have adequate remedies, and our trade secrets may become known or independently developed by competitors. If we are unable to protect our intellectual property adequately, it could materially affect our financial performance.

     There can also be no assurance that other parties will not assert claims that our products or names infringe on their proprietary rights. A third-party infringement claim could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product and service delays or require us to enter into royalty or licensing agreements.

EMPLOYEES


     As of June 30, 2000, we had 236 full-time employees. Of these, 72 were employed in sales and business development, 38 in customer support, seven in marketing, 22 in content acquisition, 46 in research and development and 51 in general and administrative positions. None of our employees is represented by a union. We believe that our relations with our employees are good.


FACILITIES


     We are headquartered in New York City, where we lease approximately 42,500 square feet of space. The lease for 25,000 square feet of this space expires in March 2009, while the lease for the remaining 17,500 square feet expires in January 2009. We also lease offices in London, Miami and San Francisco.


LEGAL PROCEEDINGS

     We are not presently a party to any material legal proceedings.

                                   MANAGEMENT


     Our executive officers, key employees and directors, and their ages and positions as of June 30, 2000 are as follows:



                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
Jay Chiat.................................  68    Chairman of the Board of Directors
Kevin C. Clark............................  40    Chief Executive Officer and Director
Alan S. Ellman............................  37    President
David M. Obstler..........................  40    Chief Financial Officer
J. Terrence Waters........................  41    Chief Operating Officer
Joseph F. Choti...........................  40    Chief Technical Officer
Marianne Howatson.........................  51    Executive Vice President, Global Content
                                                  Management and Development
Sean P. Morgan............................  36    Senior Vice President of Emerging Markets
David P. Tamburri.........................  29    Senior Vice President of U.S. Sales
Steven Spencer............................  41    Senior Vice President of Wireless
Robert B. Peck............................  36    Controller
William P. Kelly..........................  33    General Counsel, Secretary and Director
James D. Robinson III.....................  64    Director
Wm. Brian Little..........................  57    Director
Kenneth B. Lerer..........................  47    Director
Patrick J. McNeela........................  51    Director


     Jay Chiat has served as chairman of our board of directors since November 1999 and as a director since April 1997. Between November 1998 and November 1999, he also served as interim chief executive officer. Since 1995, Mr. Chiat has served as an advisor to several new media start-up businesses. Mr. Chiat is the founder of Chiat/Day Advertising, Inc., an international advertising agency for which he served as chairman from July 1968 to January 1995. Mr. Chiat is a director of Cybergold, Inc., the Hereditary Disease Foundation, Department 56, Inc. and SoftCom, Inc. Mr. Chiat has received numerous awards in the advertising industry and was elected to the AAF Advertising Hall of Fame in 1999.

     Kevin C. Clark has served as our chief executive officer since November 1999 and he has been a director since November 1998. From August 1998 until November 1999, Mr. Clark pursued Internet investment activities as chairman and chief executive officer of KMC Holdings LLC. Mr. Clark served as vice chairman of Modem Media.Poppe Tyson from May 1998 to August 1998. From May 1997 to May 1998, Mr. Clark served as chairman and chief executive officer of Poppe Tyson, a global digital marketing business. From March 1996 to May 1997, he served as a director of and advisor to Poppe Tyson. Mr. Clark founded Cross Country Staffing in 1986, and was chairman and chief executive officer from 1986 through 1994 and chairman from June 1994 through March 1996. Mr. Clark serves as a director of Healthmarket.com and Primary Knowledge, Inc. and as an advisor to the board of Ecommerce Solutions, LLC.


     Alan S. Ellman founded the company and has served as a director since 1993. Mr. Ellman has served as president since 1995 and served as chief operating officer between February and June 2000. From 1990 to 1993, Mr. Ellman was the director of finance at ABC Radio Networks in New York, where his responsibilities included managing domestic and international financial and accounting operations.



     David M. Obstler joined ScreamingMedia in March 2000 as our chief financial officer. From September 1996 to July 1999, Mr. Obstler served as a vice president in the investment banking department at J.P. Morgan where he was responsible for advising companies in the telecommunications sector. From June 1993 to September 1996, Mr. Obstler was an executive director in the equity capital markets department at Lehman

Brothers. From September 1986 to June 1993, Mr. Obstler worked in the investment banking department at Goldman Sachs, most recently as a vice president.


     J. Terrence Waters was appointed chief operating officer in June 2000. From February to May 2000, he served as our president, international. From July 1999 to February 2000, Mr. Waters pursued Internet investment and consulting activities as an independent consultant. From September 1985 to June 1999, Mr. Waters was employed by Gartner Group, Inc., most recently serving as senior vice president and managing director of executive programs. Prior to this, Mr. Waters was vice president, worldwide marketing from October 1990 to December 1993 and vice president, eastern region sales from March 1987 to October 1990. Mr. Waters was employed by the Xerox Corporation from September 1981 to August 1985.


     Joseph F. Choti has served as chief technology officer since October 1999. From September 1998 to October 1999, Mr. Choti was chief technical officer of Real Time Data Inc. From May 1996 to September 1998, Mr. Choti was chief technical officer and director of product development at Applied Information Services, Inc. From 1994 to 1996 Mr. Choti worked in the enterprise systems research and development group of Bloomberg Financial Markets, LP.


     Marianne Howatson has served as our executive vice president of global content management since June 1999. From June 1998 through April 1999, Ms. Howatson served as an advisor to Emap plc, the British publisher of Elle, New Woman and Q magazines, on the acquisition by Emap plc of the Peterson Publishing Company. From April 1997 through March 1998, Ms. Howatson was executive vice president of Playboy Enterprises, Inc. and president of the Publishing Group of Playboy. In this position Ms. Howatson oversaw Playboy's domestic and overseas publishing businesses, including the U.S. edition of Playboy Magazine, its 15 foreign editions and new media business. From 1995 to April 1997, Ms. Howatson was an equity partner and general manager of Cardinal Business Media. Prior to that Ms. Howatson was group publisher at Gruner + Jahr USA Publishing and publisher of Conde Nast Publications' Self magazine and American Express' Travel and Leisure magazine.



     Sean P. Morgan has served as our senior vice president of emerging markets since June 2000. From February 1997 to May 2000, he served as our senior vice president of sales. Prior to joining us, Mr. Morgan founded Gravity Sports, a firm that created sports-based, cross-promotional events for companies, for which he served as president from 1991 to 1997. Prior to that, Mr. Morgan directed the Manhattan marketing operations for Community Quote Graphics Inc., a provider of data services for the commodities and futures markets.



     David P. Tamburri was appointed our senior vice president of U.S. sales in June 2000. From May 1999 to May 2000, Mr. Tamburri served as our vice president of business development. Between January 1998 and May 1999, Mr. Tamburri attended Harvard Business School, graduating with an M.B.A. Mr. Tamburri was employed by B. Braun-McCaw Medical Inc. as a territory manager and sales trainer from May 1995 to December 1997.



     Steven Spencer has served as our senior vice president of wireless since April 2000. From January 1998 to March 2000, Mr. Spencer was the senior managing director of business management for the wireless Internet applications division of Lucent Technologies. In this position, Mr. Spencer was responsible for developing and managing a portfolio of wireless Internet enabling technologies for Lucent's global business. Prior to this, Mr. Spencer held a number of positions at Lucent Technologies, including project director for Internet appliances, director, business development for Internet Technologies, project director for broadband interactive television and director, business management for optical carrier systems. Mr. Spencer began his career with Bell Laboratories in 1980 as a design engineer in the digital carrier loop laboratory.



     Robert B. Peck has served as controller since June 2000. Mr. Peck served as group controller for CSC Healthcare Inc., a wholly owned subsidiary of Computer Sciences Corporation, from June 1996 to May 2000. From May 1993 through May 1996, Mr. Peck served as the assistant controller of American Practice Management, Inc., a privately owned healthcare management-consulting firm acquired by CSC in July 1996. From December 1992 through May 1993, Mr. Peck served on the professional accounting staff of Odyssey Partners, L.P., a multi-billion dollar hedge fund based in New York. From September 1987 through

December 1992, Mr. Peck served as a member of the audit staff for Goldstein Golub Kessler & Company, P.C.


     William P. Kelly has served as general counsel, director and secretary since April 1997. From 1991 until February 2000, Mr. Kelly was engaged in the practice of law in the area of complex civil litigation. From 1995 to 1996, he was associated with the law firm of Condon & Forsyth. Mr. Kelly was a founder in 1996 of the law firm of McCarthy & Kelly LLP. Since February 2000, he has been employed full time as our general counsel.

     James D. Robinson III has served as a director of since April 1997. He is co-founder, chairman and chief executive officer of RRE Investors, LLC, a private information technology venture investment firm, and since 1996, he has been chairman of Violy, Byorum & Partners Holdings. Mr. Robinson served as chairman and chief executive officer of American Express Company from 1977 to 1993. Mr. Robinson is a director of The Coca-Cola Company, Bristol-Myers Squibb Company, First Data Corporation, Cambridge Technology Partners and Concur Technologies, Inc. He is a limited partner and advisor to International Equity Partners and serves on the boards of InfiCorp Holdings, Inc., Ibero-American Media Partners and Qpass Inc., all private companies. Mr. Robinson is a member of the Business Council and the Council on Foreign Relations.

     Wm. Brian Little has served as a director since June 1999. Since January 1995, Mr. Little has been a private investor. During 1994, Mr. Little was a special limited partner of Forstmann Little & Co. From 1978 through 1993, Mr. Little served as a founding general partner of Forstmann Little & Co. Mr. Little serves on the boards of directors of The Topps Company, Inc., Department 56 Inc. and Aldila, Inc.

     Kenneth B. Lerer has served as a director since November 1998. Mr. Lerer has served since May 1996 as the president and chief operating officer of Robinson, Lerer and Montgomery, a financial consulting firm providing services to Fortune 500 companies. In addition, Mr. Lerer has served as a senior vice president of America Online since October 1999. From 1980 to 1996, Mr. Lerer was vice president of corporate affairs at Warner Amex Cable. Mr. Lerer is chairman of the board of the Public Theater/New York Shakespeare Festival and is a director of Oxygen Media, Inc., an Internet and cable company.

     Patrick J. McNeela has served as a director since December 1999. Since December 1997, Mr. McNeela has served as vice president of General Electric Investment Company, Private Equity Group. From January 1995 to December 1997, he was senior vice president and manager of GE Capital Corporation, Equity Capital Group.

CLASSES OF DIRECTORS

     Our certificate of incorporation divides our board of directors into three classes, denominated as Class I, Class II and Class III. Members of each class hold office for staggered three-year terms. At each annual meeting of our stockholders beginning in 2001, the successors to the directors whose term expires at that meeting will be elected to serve until the third annual meeting after their election or until their successor has been elected and qualified. Messrs. Kelly, Lerer and Robinson will serve as Class I directors whose terms expire at the 2001 annual meeting of stockholders. Messrs. Little, McNeela and Ellman will serve as Class II directors whose terms expire at the 2002 annual meeting of stockholders. Messrs. Chiat and Clark will serve as Class III directors whose terms expire at the 2003 annual meeting of stockholders. With respect to each class, each director's term will be subject to the election and qualification of his or her successor, or his or her earlier death, resignation or removal. These provisions, when taken in conjunction with other provisions of our certificate of incorporation authorizing the board of directors to fill vacant directorships, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

BOARD COMMITTEES


     We have established an audit committee, a compensation committee and a nominating committee. The audit committee reviews our internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The audit committee consists of Messrs. Little, McNeela and Robinson. The compensation committee reviews and recommends to the board of directors the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option and other employee benefit plans. The compensation committee currently consists of Messrs. Chiat, Little and Robinson. In 1999, the compensation committee consisted of Messrs. Chiat, Robinson and Ellman. During 1999, Alan S. Ellman served as our president, and from January through November 1999, Jay Chiat served as our interim chief executive officer. The nominating committee considers candidates for nomination to the board of directors and makes recommendations to the board based on that consideration. The nominating committee currently consists of Messrs. Little and McNeela.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.


     Between October 1998 and March 1999, several of our officers, directors and related persons lent us an aggregate of $550,000, including $250,000 from Mr. Chiat and $50,000 each from Mr. Robinson and his spouse. The promissory notes evidencing these loans were converted into an aggregate of 443,298 shares of our common stock in March 1999. In 1996, we received a non-interest bearing loan of $19,350 from Mr. Ellman, which we repaid during 1999. In April 1999, we executed an agreement employing the firm of Robinson, Lerer & Montgomery, for corporate communications services for a monthly fee of $20,000. Linda Robinson, the spouse of Mr. Robinson, is a principal of Robinson, Lerer & Montgomery. The services provided under this contract are general public relations advice and consultancy services. In May 1999, we invested $150,000 to purchase 384,615 shares of Series A convertible preferred stock of SoftCom, Inc. We also hold a warrant that expires May 14, 2004 for purchase of up to 19,231 additional shares of Series A preferred stock of SoftCom at an exercise price of $0.39 per share. Mr. Chiat became a director of SoftCom at the closing of this investment.


COMPENSATION OF DIRECTORS

     We do not currently pay cash fees to our directors for attending board or committee meetings, but we reimburse directors for their reasonable expenses incurred in connection with attending these meetings. Directors are eligible for grants of awards under our stock equity plans, as described below under "Stock Plans."

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth information concerning compensation earned in 1999 by both of the individuals who served as ScreamingMedia's chief executive officer during 1999 and the remaining four most highly compensated executive officers as of December 31, 1999 whose salary and bonus earned in 1999 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE


                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                  ANNUAL COMPENSATION              AWARDS
                                           ----------------------------------   ------------
                                                                    OTHER        SECURITIES
                                                                    ANNUAL       UNDERLYING     ALL OTHER
                NAME AND                    SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION
           PRINCIPAL POSITION                ($)        ($)          ($)            (#)            ($)
           ------------------              --------   --------   ------------   ------------   ------------
Jay Chiat................................  $     --   $     --     $20,870(5)           --       $    --
  Chairman of the Board(1)
Kevin C. Clark(2)........................    46,140         --          --       1,214,286            --
  Chief Executive Officer
Alan S. Ellman...........................    95,870    100,000          --              --            --
  President
Gregoire Sentilhes(3)....................    59,222         --          --         269,841(6)     80,000(7)
  Former President, International
Marianne Howatson(4).....................   103,930     70,000          --         809,524            --
  Executive Vice President, Global
  Content Management and Development
Sean P. Morgan...........................    85,890    100,250          --              --            --
  Senior Vice President of Emerging
  Markets


---------------
(1) Mr. Chiat was our interim chief executive officer until November 1999 but resigned from that position when Mr. Clark joined ScreamingMedia as our chief executive officer. Mr. Chiat was not paid any cash compensation for his services as chief executive officer.

(2) Mr. Clark joined ScreamingMedia on November 8, 1999 at an annual salary of $300,000.

(3) Mr. Sentilhes joined ScreamingMedia on September 1, 1999 at an annual salary of $175,000. Mr. Sentilhes left ScreamingMedia on February 8, 2000.

(4) Ms. Howatson joined ScreamingMedia on June 7, 1999 at an annual salary of $180,000.

(5) We maintain an apartment in New York City for business purposes. This amount represents the cost in 1999 of allowing Mr. Chiat to use the apartment for his personal use.


(6) This number excludes 607,143 shares subject to unvested options that expired when Mr. Sentilhes left ScreamingMedia on February 8, 2000.


(7) This amount represents consulting fees paid to Mr. Sentilhes in 1999 for work he did for us as a consultant before he became one of our officers.

OPTION GRANTS IN 1999

     The following table sets forth information concerning individual grants of stock options made during 1999 to each of the executive officers named in the Summary Compensation Table. Potential realizable value is presented net of the option exercise price, but before any federal or state income taxes associated with exercise, and is calculated assuming that the fair market value on the date of the grant appreciates at the indicated annual rates, compounded annually, for the term of the option. Potential realizable value has been calculated using the assumed initial public offering price of $12.00, although we estimate that, in each case, the fair market value of our stock at the time the option was granted was substantially less. The 0%, 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future increases in the price of our common stock. Actual gains will be dependent on the future performance of our common stock and the option holder's continued employment throughout the vesting period. Accordingly, the amounts reflected in the following table may not actually be achieved.


                                             PERCENT OF                                POTENTIAL REALIZABLE VALUE AT ASSUMED
                           NUMBER OF        TOTAL OPTIONS                             ANNUAL RATES OF STOCK PRICE APPRECIATION
                             SHARES          GRANTED TO     EXERCISE                              FOR OPTION TERM
                       UNDERLYING OPTIONS   EMPLOYEES IN      PRICE     EXPIRATION   ------------------------------------------
NAME                        GRANTED          FISCAL YEAR    ($/SHARE)      DATE           0%             5%            10%
----                   ------------------   -------------   ---------   ----------   ------------   ------------   ------------
Jay Chiat............             --              --            --             --             --             --             --
Kevin C. Clark.......      1,214,286(1)         24.7%         2.41       11/08/04    $11,645,000    $15,670,817    $20,541,003
Alan S. Ellman.......             --              --            --             --             --             --             --
Gregoire Sentilhes...        876,984(2)(3)      17.9          1.34       09/01/04      9,348,651     12,256,181     15,773,522
Marianne Howatson....        809,524(4)         16.5          1.34       06/07/04      8,629,524     11,313,402     14,560,192
Sean P. Morgan.......             --              --            --             --             --             --             --


---------------

(1) We estimate that the fair value of our common stock at the time the stock options were granted was $7.41 per share. This estimate is based on the amount received from the issuance of convertible preferred stock prior to the grant date of these stock options, giving effect to the increase in the value of our company from the time the proceeds were received from the preferred stock offering to the date on which these stock options were issued. Had this price been used in calculating the potential realizable values at assumed annual rates of stock price appreciation for the option term of 0%, 5% and 10%, the potential realizable values would have been $6,073,571, $8,560,105 and $11,568,161, respectively.



(2) We estimate that the fair value of our common stock at the time the stock options were granted was $3.73 per share, which is based on the value given to our common stock in a convertible preferred stock offering around the time of the grants of these stock options. Had this price been used in calculating the potential realizible values at assumed annual rates of stock price appreciation for the option term of 0%, 5% and 10%, the potential realizable values would have been $2,095,641, $2,999,303 and $4,092,497, respectively.



(3) This number includes 607,143 shares subject to unvested options that expired when Mr. Sentilhes left ScreamingMedia on February 8, 2000.



(4) We estimate that the fair value of our common stock at the time the stock options were granted was $3.73 per share, which is based on the value given to our common stock in a convertible preferred stock offering around the time of the grants of these stock options. Had this price been used in calculating the potential realizable values at assumed annual rates of stock price appreciation for the option term of 0%, 5% and 10%, the potential realizable values would have been $1,934,438, $2,768,567 and $3,777,690, respectively.

1999 OPTION EXERCISES AND OPTION VALUES

     The following table sets forth information concerning unexercised stock options held of December 31, 1999 by the executive officers named in the Summary Compensation Table. None of these persons exercised any options during 1999. The value of "in-the-money" options represents the difference between the exercise price of an option and the fair market value of our common stock as of December 31, 1999, which, solely for purposes of this calculation, we estimate to be the assumed initial public offering price of $12.00.


                                                     NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                          OPTIONS AT                     OPTIONS AT
                                                       DECEMBER 31, 1999              DECEMBER 31, 1999
                                                  ---------------------------    ---------------------------
NAME                                              EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                              -----------   -------------    -----------   -------------
Jay Chiat.......................................                                         --             --
Kevin C. Clark..................................    303,571         910,715      $2,911,244     $8,733,756
Alan S. Ellman..................................         --              --                             --
Gregoire Sentilhes..............................    269,841         607,143(1)    2,876,505      6,472,146
Marianne Howatson...............................    134,921         674,603       1,438,257      7,191,267
Sean P. Morgan..................................         --              --              --             --


---------------

(1) These 607,143 shares were subject to unvested options that expired when Mr. Sentilhes left ScreamingMedia on February 8, 2000.


EMPLOYMENT AGREEMENTS


     Kevin C. Clark. We are a party to a three-year employment agreement with Kevin C. Clark, dated November 8, 1999. Pursuant to this agreement, he serves as our chief executive officer. Mr. Clark receives an annual salary of $300,000 per year, is eligible to participate in any bonus plans we have for our senior executives, and participates at the highest level in all of our benefit plans and fringe benefit arrangements. On his first day of employment, Mr. Clark received stock options to purchase 1,214,285 shares of our common stock at an exercise price of $2.41 per share. Of these options, 303,571 vested on December 1, 1999 and the remainder will vest quarterly in equal installments over a two and one-half year period beginning November 8, 1999. Under the employment agreement, we are obligated to pay Mr. Clark an additional payment to reimburse him for any excise tax imposed under Section 4999 of the Internal Revenue Code on any payment, including any gross-up payments, made to Mr. Clark, whether under his employment agreement or otherwise. If Mr. Clark is terminated without cause or he quits for good reason, he will receive his base salary, medical and other insurance benefits for six months following termination. In addition, all options held by Mr. Clark that would have vested within one year after termination, had he been employed for that period, will automatically vest on the date of his termination. Mr. Clark is subject to six-month post-termination noncompetition and nonsolicitation covenants.



     Marianne Howatson. We are party to an employment agreement with Marianne Howatson, dated June 7, 1999. Pursuant to this agreement, she was paid a signing bonus of $70,000 and receives an annual salary of $180,000. In addition, Ms. Howatson was granted options to purchase 809,524 shares of our common stock at an exercise price of $1.34 per share. These options vest in 36 substantially equal monthly installments, as long as Ms. Howatson remains employed with us. Ms. Howatson participates in our standard benefit plans.


STOCK PLANS

  1999 Stock Option Plan


     General. We have reserved for issuance 6,746,032 shares of common stock under our 1999 stock option plan, subject to adjustment in the event of a reorganization, merger, consolidation, recapitalization, reclassification, stock split or other similar corporate event. If an option expires, terminates or becomes unexercisable for any reason without having been exercised in full, the unpurchased shares will again be available for future option grants under the plan.

     Options granted under the plan may be incentive stock options within the meaning of Section 422 of the Internal Revenue Code or non-qualified stock options.

     Administration. The plan is administered by our compensation committee. The committee has the authority to adopt, amend and rescind rules and regulations as it determines advisable for administration of the plan. The committee also has the sole authority to determine who will be granted options and to determine the terms of the options, including the number of shares and the exercise price of the option.

     Eligibility. Options may be granted under the plan to our officers, employees, directors, consultants, advisors and representatives, but incentive stock options may be granted only to our employees.

     Terms and Conditions of Options. The number of shares of common stock to be subject to an option and the option's exercise price are determined by the committee. Incentive stock options may not be granted at an exercise price less than 100% of the fair market value of the common stock on the date of grant. Non-qualified options may not be granted under the plan at an exercise price less than 85% of the fair market value of the common stock on the date of grant. Options granted under the plan become exercisable at the times and upon the conditions that the committee may determine, as reflected in the applicable option agreement. The committee determines the term of the option, which generally may not exceed ten years from the date of grant.

     If there is a sale of substantially all of our property and assets or if a change in control occurs, the purchaser of our assets or common stock may, in its discretion, deliver to the optionees the same kind of consideration that is delivered to our stockholders as a result of the sale or change in control that has a value equal to the option had it been exercised in full and no shares had been sold prior to the sale or change in control. The committee also has the authority, but not the obligation, to accelerate the exercisability of any options granted under the plan upon a merger, consolidation, sale of substantially all of our property and assets or upon a change in control. If there is a hostile change in control, each option outstanding under the plan will automatically accelerate in full and unvested shares will vest in full immediately. If we are dissolved or liquidated, all options outstanding under the plan will terminate, but each optionee, if then employed by us or any of our subsidiaries, will have the right to exercise his or her options immediately before the dissolution or liquidation.

     The option exercise price must be paid in full at the time of exercise, and is payable by any one of the following methods or a combination thereof:

     - in cash;

     - by delivery of a promissory note, provided that a note may be used only under the circumstances and according to the terms established by the committee; or

     - by delivery of previously acquired shares of common stock.

     Termination of Employment or Service. If an optionee's employment or service terminates because of disability or death, the optionee's options will terminate on the last day of the twelfth month from the date of cessation of employment or service. If an optionee's employment or service terminates within six months of the date on which there occurs a hostile change of control, any options held by the optionee will immediately accelerate, and any shares which are not vested at the time of termination will automatically vest in full and may be exercised during the three-month period after the date of cessation of employment or service. The committee also has the authority to permit post-termination exercise of an option under other circumstances. In any event, no option may be exercised after the original exercise period has expired.

     Amendment, Termination of Plan. Unless earlier terminated by the board of directors, the plan will terminate ten years from the date of its adoption. The board of directors may terminate, modify or amend the plan at any time, except that an amendment will be subject to stockholder approval if the amendment would increase the maximum number of shares reserved for the plan or change the class of persons eligible to receive options, or make any other change that requires stockholder approval under applicable law or regulations. The committee generally may terminate, amend or modify any outstanding option without the optionee's consent, except that the committee cannot change the number of shares subject to the option, its exercise price or its term without the optionee's consent.

     Since the amount of benefits to be received by any plan participant is determined by the committee, the amount of future benefits allocated to any employee or group of employees in any particular year is not determinable.

  2000 Equity Incentive Plan


     General. We have reserved for issuance a maximum of 3,174,603 shares of common stock under our 2000 equity incentive plan. No more than 793,651 shares of common stock may be made subject to options granted to any of our executive officers within a twelve month period. If an award granted under the plan expires or is terminated, the shares of common stock underlying the award will again be available under the plan.


     Types of Awards.  The following awards may be granted under the plan:

     - stock options, including incentive stock options and non-qualified stock options;

     - restricted stock;

     - phantom stock;

     - stock bonuses; and/or

     - other stock-based awards.

     Administration. The plan will initially be administered by the compensation committee, although it may be administered by either our full board of directors or any other committee designated by the board.

     The committee may, subject to the provisions of the plan, determine the persons to whom awards will be granted, determine the type of award to be granted, the number of shares to be made subject to awards, the exercise price and other terms and conditions of the awards, and to interpret the plan and prescribe, amend and rescind rules and regulations relating to the plan. The committee may delegate to any of our senior management the authority to make grants of awards to our employees who are not our executive officers or directors.

     Eligibility. Awards may be granted under the plan to employees, directors and consultants, as selected by the committee.

     Terms and Conditions of Options. Stock options may be either "incentive stock options," as that term is defined in Section 422 of the Internal Revenue Code, or non-qualified stock options. The exercise price of a stock option granted under the plan is determined by the committee at the time the option is granted, but the exercise price of an incentive stock option may not be less than the market value per share of common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the committee may determine, as reflected in the applicable option agreement. The committee will determine the term of the option, which may not exceed ten years from the date of grant.

     The option exercise price must be paid in full at the time of exercise, and is payable by any one of the following methods or a combination thereof:

     - in cash or cash equivalents;

     - the surrender of previously acquired shares of common stock that have been held by the participant for at least six months prior to the date of surrender;

     - if so determined by the committee as of the grant date, authorization for us to withhold a number of shares otherwise payable pursuant to the exercise of an option; or

     - through a "broker cashless exercise" procedure approved by us.

     The committee may, in its sole discretion, authorize ScreamingMedia to make or guarantee loans to a participant to assist the participant in exercising options.

     At the time of grant of an option, the committee may provide that the participant may elect to exercise all or any part of the option before it becomes vested and exercisable. If the participant elects to exercise all or part of a non-vested option, the participant will be issued shares of restricted stock which will vest in accordance with the vesting schedule set forth in the original option agreement. The restricted shares will be subject to our right to repurchase the shares following termination of the participant's employment or service with us.

     Restricted Stock. The plan provides for awards of common stock that are subject to restrictions on transferability and others imposed by the committee. Except as provided for under the award agreement relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder.

     Phantom Stock. The plan provides for awards of phantom stock which, upon vesting, entitle the participant to receive an amount in cash or common stock equal to the fair market value of the number of shares. Vesting of all or a portion of a phantom stock award may be subject to various conditions established by the committee.

     Stock Bonuses; Other Awards. The plan provides that the committee, in its discretion, may award shares of common stock to employees. In addition, the committee may grant other awards valued in whole or in part, by reference to, or otherwise based on, common stock.

     Termination of Employment or Service. Generally, unless otherwise determined by the committee, the termination of a participant's employment or service will immediately cancel any unvested portion of awards granted under the plan. However, if a participant's employment or service terminates other than because of death, disability or retirement, all options that are exercisable at the time of termination may be exercised by the participant for up to 90 days after the date of termination. If a participant's employment or service terminates for cause, all options held by the participant will immediately terminate. If a participant's employment or service terminates as a result of death, all options that are exercisable at the time of death may be exercised by the participant's heirs or distributees for one year. If a participant's employment or service terminates because of disability or retirement, all options that are exercisable at the time of termination may be exercised for a period of one year. In no case may an option be exercised after it expires in accordance with its terms.

     Change in Control. In the event of a change in control, awards granted under the plan may be assumed by a successor. If not assumed, awards become immediately vested and/or exercisable. If a participant is terminated or constructively terminated within two years following a change in control, awards granted to the participant become immediately vested and/or exercisable.

     Amendment, Termination of Plan. The board of directors may modify or terminate the plan or any portion of the plan at any time, except that an amendment that requires stockholder approval in order for the plan to continue to comply with any law, regulation or stock exchange requirement will not be effective unless approved by the requisite vote of our stockholders. No options may be granted under the plan after the day prior to the tenth anniversary of its adoption date.

     Since the amount of benefits to be received by any employee plan participant is determined by the committee, the amount of future benefits allocated to any employee or group of employees in any particular year is not determinable.

  Employee Stock Purchase Plan

     General. The employee stock purchase plan is designed to encourage the purchase by our employees of shares of our common stock and to comply with the requirements of Section 423 of the Internal Revenue Code so as to assure the participants of favorable tax treatment with respect to shares purchased under the plan. The employee stock purchase plan will be administered by a committee established by the board of directors. The committee may make such rules and regulations and establish such procedures for the administration of the employee stock purchase plan as it deems appropriate.


     Shares Available. The committee has authorized for issuance under the plan a total of 357,143 shares of common stock, subject to adjustment by the committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction, plus an annual increase in the number of shares to be added on the first day of our fiscal year beginning in 2001 equal to the lessor of:


     - 158,730 shares;


     - 0.5% of the outstanding shares on such date; or

     - a lesser amount determined by the committee.

     Eligibility. Subject to certain procedural requirements, all of our employees who have at least six months of service and work more than 20 hours per week will be eligible to participate in the employee stock purchase plan, except that employees who own five percent or more of our common stock or the common stock of any of our subsidiaries will not be eligible to participate. All our full-time employees will be eligible to participate in the first offering period under the plan.

     Stock Purchases. Under the employee stock purchase plan, each eligible employee will be permitted to purchase shares of our common stock through regular payroll deductions and/or cash payments in an amount equal to 1% to 15% of the employee's compensation for each payroll period. The fair market value of the shares of common stock which may be purchased by any employee under this or any of our other plans that is intended to comply with Section 423 of the Internal Revenue Code during any calendar year may not exceed $25,000.

     The employee stock purchase plan provides for a series of consecutive, overlapping offering periods that generally will be 24 months long. Successive six-month purchase periods will run during each offering period. Offering periods generally will commence on January 1 and July 1 of each year during the term of the plan, and purchase periods will run from January 1 to June 30 and from July 1 to December 31. The first offering period will commence on the first day of regular trading and end on the last trading day on or before June 30, 2002.

     During each offering period, participating employees will be able to purchase shares of common stock with payroll deductions at a purchase price equal to 85% of the fair market value of the common stock at either the beginning of each offering period or the end of each purchase period within the offering period, whichever price is lower.

     To the extent permitted by applicable laws, regulations, or stock exchange rules, if the fair market value of the shares at the end of any purchase period is lower than the fair market value of the shares on the date the related offering period began, then all participants in that offering period will be automatically withdrawn from the offering period immediately after the exercise of their option on the date the purchase period ends. The participants will automatically be re-enrolled in the immediately following offering period when that offering period begins.

     The options granted to a participant under the employee stock purchase plan are not transferable otherwise than by will or the laws of descent and distribution, and are exercisable, during the participant's lifetime, only by the participant.

     Amendment or Termination of Plan. The board of directors may from time to time amend or terminate the employee stock purchase plan, but no amendment or termination may adversely affect the rights of any participant without the consent of that participant and, to the extent required by Section 423 of the Internal Revenue Code or any other law, regulation or stock exchange rule, no amendment will be effective without the approval of stockholders entitled to vote thereon. Additionally, the committee may make amendments that it deems necessary to comply with applicable laws, rules and regulations.

     Since the amount of benefits to be received by each participant in the employee stock purchase plan is determined by his or her elections, the amount of future benefits to be allocated to any individual or group of individuals under the plan in any particular year is not determinable.

  Management Incentive Plan

     Prior to the completion of this offering, we intend to adopt a management incentive plan. The plan will be administered by the compensation committee who will have the authority to determine the plan's participants, as well as the terms and conditions of incentive awards. The payment of bonuses under the management incentive plan will be based upon the achievement of performance goals set by the compensation committee, which may include any, all or none of the following:

     - pre-tax income or after-tax income;

     - earnings or book value per share;

     - sales or revenue;

     - operating expenses;

     - increases in the market price of common stock;

     - implementation or completion of critical projects or processes;

     - comparison of actual performance during a performance period against budget for that period;

     - growth of revenue; or

     - reductions in expenses.

Minimum bonuses will be based on achievement of 80% of the performance goals and maximum bonuses will be based on achievement of 150% of the performance goals. A bonus will be paid only if the participant is employed by ScreamingMedia or its affiliates on the day the bonus is to be paid. Under the plan, no payment may be made to one of our executive officers that exceeds 150% of the officer's annual base salary. In the event of a change in control, the performance period in effect at the time of the change in control will be deemed to have been completed, the maximum targets will be deemed to have been attained, and a pro rata portion of the award will be paid in cash to the participant.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS

     As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporate Law as it now exists or as it may be amended. As of the date of this prospectus, the Delaware General Corporate Law permits limitations of liability for a director's breach of fiduciary duty other than liability:

     - for any breach of the director's duty of loyalty to a company or its stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - under Section 174 of the Delaware General Corporate Law or

     - for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide that we must indemnify all of our directors, officers, employees and agents for acts performed on our behalf in that capacity.

                           RELATED PARTY TRANSACTIONS

CONVERTIBLE LOANS TO THE COMPANY BY OFFICERS AND DIRECTORS

     Between October 1998 and March 1999, several of our officers, directors and related persons lent us an aggregate of $550,000, including $250,000 from Mr. Chiat, $100,000 from Mr. Clark and $50,000 each from Brian Cavanaugh, Messrs. Lerer and Robinson and his spouse. Our obligation to repay these loans was evidenced by convertible promissory notes of terms between 32 and 36 months. The promissory notes bore interest at 9.5% per annum, payable quarterly.


     The promissory notes were convertible into our common stock upon and after the earlier of (1) raising at least $1,000,000 in an equity financing and (2) a trigger date, which ranged from April 30, 1999 to August 15, 1999. The completion of our Series A preferred stock financing triggered conversion of the Notes in March 1999. The number of shares receivable upon conversion of each promissory note was determined by dividing the outstanding principal by a 7% discount on the per-share price determined by reference to the per-share price of our Series A preferred stock offering. Upon conversion of the promissory notes in March 1999 at a conversion price of $1.24 per share, which reflected a 7% discount from the $1.34 per share fair value at the time of issuance, all of the outstanding principal amount of the promissory notes was converted into an aggregate 443,298 shares of common stock.


     In 1996, we received a non-interest bearing loan from our president, Alan
S. Ellman, for $19,350 that we repaid during 1999.

RETENTION OF ROBINSON, LERER & MONTGOMERY

     In April 1999, we executed an agreement employing the firm of Robinson, Lerer & Montgomery for corporate communications services for a monthly fee of $20,000. The services provided under this contract are general public relations advice and consultancy services. The contract is cancelable at any time without advance notice. Kenneth Lerer, a principal of Robinson, Lerer & Montgomery is one of our directors. Linda Robinson, another principal of Robinson, Lerer & Montgomery, is the spouse of James Robinson III, who is one of our directors and principal stockholders.

INVESTMENT IN SOFTCOM, INC.

     In May 1999, we invested $150,000 to purchase 384,615 shares of Series A preferred stock of SoftCom, Inc. The SoftCom shares are convertible on a one-for-one basis into SoftCom common stock. We also hold a warrant that expires May 14, 2004 for purchase of up to 19,231 additional shares of Series A preferred stock of SoftCom at an exercise price of $0.39 per share. Jay Chiat, our chairman and former interim chief executive officer, became a director of SoftCom at the closing of this investment. The purchase price was negotiated at arms' length and reflects the fair market price at the time of our investment.


GUARANTEE OF LEASE OBLIGATIONS BY CHAIRMAN



     In February 2000, our chairman, Jay Chiat, gave a personal guarantee in respect of our obligations under a lease of 17,500 square feet of space adjacent to our headquarters that we assumed from the previous tenant. The lease runs until January 2009, and our annual obligation is approximately $0.5 million.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000 by:


     - each of our executive officers and directors;

     - each person, entity or group known by us to own beneficially more than 5% of our outstanding common stock; and

     - all of our executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.


     Percentage ownership calculations are based on 30,785,117 shares outstanding as of June 30, 2000, which includes shares of common stock that will be issued on the conversion of currently outstanding shares of convertible preferred stock on completion of this offering.



                                                                NUMBER OF             PERCENTAGE
                                                                 SHARES           BENEFICIALLY OWNED
                                                              BENEFICIALLY       --------------------
                                                                  OWNED           BEFORE      AFTER
NAME                                                        PRIOR TO OFFERING    OFFERING    OFFERING
----                                                        -----------------    --------    --------
Jay Chiat.................................................      2,688,242          10.4%        8.7%
Kevin C. Clark(1).........................................        927,226           3.6         3.0
Alan S. Ellman............................................      4,179,048          16.2        13.6
Gregoire Sentilhes(2).....................................        269,841           1.0           *
Marianne Howatson(3)......................................        314,815           1.2         1.0
Sean P. Morgan............................................        539,087           2.1         1.8
William P. Kelly(4).......................................        689,894           2.7         2.2
James D. Robinson III(5)..................................      2,375,046           9.2         7.7
Wm. Brian Little(6).......................................        268,314           1.0           *
Kenneth B. Lerer..........................................        310,142           1.2         1.0
Patrick J. McNeela(7).....................................       --                  --          --
All executive officers and directors as a group (14
  persons)................................................     12,561,655          48.7        40.8


---------------
 * Represents less than 1% of outstanding shares of common stock.


(1) Includes options to purchase 576,786 shares of common stock.



(2) Consists of options to purchase 269,841 shares of common stock.



(3) Consists of options to purchase 314,815 shares of common stock.



(4) Includes options to purchase 17,989 shares of common stock.



(5) Includes 175,221 shares of common stock held by members of Mr. Robinson's family. Mr. Robinson disclaims beneficial ownership of these shares.



(6) Includes 210,077 shares of common stock that will be issued upon the automatic conversion of our convertible preferred stock on closing of this offering, which are beneficially owned by Mr. Little through AMCITO Partners, L.P. Mr. Little has sole voting and dispositive power over the shares held by AMCITO Partners, L.P.



(7) Excludes 1,204,917 shares of common stock that will be issued upon the automatic conversion of our convertible preferred stock on closing of this offering, which are held by General Electric Pension Trust and for which General Electric Pension Trust has sole voting and dispositive power. Mr. McNeela is a vice president of General Electric Investment Corporation, the investment manager of General Electric Pension Trust. Mr. McNeela disclaims any beneficial ownership of these shares.

                          DESCRIPTION OF CAPITAL STOCK


     Under our certificate of incorporation, we are authorized to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Shares of each class have a par value of $0.01 per share. The following description summarizes the material provisions of our capital stock.


COMMON STOCK


     As of June 30, 2000, there were 12,552,498 shares of common stock outstanding, which were held of record by 15 shareholders. An additional 11,348,598 shares of common stock will be issued to approximately 80 shareholders at the time the registration statement for this offering becomes effective and on closing, respectively, in each case as the result of mandatory conversion of our outstanding preferred stock.


     Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Subject to any preference rights of holders of preferred stock, the holders of common stock are entitled to receive dividends, if any, declared from time to time by the directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of preferred stock to prior distribution.

     The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable and the shares of common stock to be issued on completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It will not be possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; or

     - delaying or preventing a change of control of ScreamingMedia.


     There are currently 4,205,657 shares of preferred stock outstanding, comprising 1,527,085 shares of Series A preferred stock and 2,678,572 shares of Series B preferred stock. We anticipate issuing 10,161,609 shares of Series C convertible preferred stock in July 2000. On June 30, 2000, the preferred stock was held of record by approximately 80 holders. The Series A preferred stock will automatically convert into 4,120,706 shares of common stock at the time the registration statement for this offering becomes effective. The Series B preferred stock will automatically convert into 7,227,893 shares of common stock on closing of this offering. The Series C convertible preferred stock will automatically convert into 8,064,769 shares of common stock on closing of this offering. Following these conversions, there will be no preferred stock outstanding, and we have no current plans to issue any further shares of preferred stock.


WARRANTS


     As of June 30, 2000, we had the following warrants to purchase shares of common stock outstanding:



     - Carter, Ledyard, Milburn, LLP holds a warrant for the issue of 19,275 shares at an exercise price of $2.60 per share;

     - Hut Sachs Studio holds a warrant for the issue of 19,275 shares at an exercise price of $2.60 per share;



     - Deutsche Bank Securities Inc. holds a warrant for the issue of 325,253 shares at an exercise price of $4.15 per share; and



     - Mad Dogs and Englishmen, our former advertising agency, holds a warrant for the issue of 9,034 shares at an exercise price of $4.15 per share.


     All of the warrants listed above are currently exercisable, subject to applicable lock-up agreements, and contain standard anti-dilution provisions.

OPTIONS


     As of June 30, 2000, options to purchase a total of 5,701,230 shares of common stock were outstanding, of which 1,647,114 have vested. The exercise prices of the vested options range from $0.37 to $5.75.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     Some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Classified Board of Directors

     Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors is elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by this removal with its own nominees.

  Cumulative Voting

     Our certificate of incorporation expressly denies our stockholders the right to cumulative voting in the election of directors.

  Stockholder Action; Special Meeting of Stockholders

     Our certificate of incorporation eliminates the ability of stockholders to act by written consent. It further provides that special meetings of our stockholders may be called only by the chairman of the board of directors, the president or a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTORS NOMINATIONS

     Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after that anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

AUTHORIZED BUT UNISSUED SHARES

     The authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of ScreamingMedia by means of a proxy contest, tender offer, merger or otherwise.

AMENDMENTS; SUPERMAJORITY VOTE REQUIREMENTS

     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless either a corporation's certificate of incorporation or bylaws require a greater percentage. Our certificate of incorporation imposes supermajority vote requirements in connection with business combination transactions and the amendment of provisions of our certificate of incorporation and bylaws, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings.

RIGHTS AGREEMENT

     Under Delaware law, every corporation may create and issue rights entitling the holders of the rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of the rights.

     We have entered into a stockholder rights agreement. Our rights agreement provides that each share of our common stock outstanding after this offering will have one right to purchase one-hundredth of a preferred share attached to it. The purchase price for one one-hundredth of a preferred share will be four times the average closing price of our common stock for the first five days of trading after the consummation of this offering.

     Initially, the rights under our rights agreement are attached to outstanding certificates representing our common stock and no separate certificates representing the rights will be distributed. The rights will separate from our common stock and be represented by separate certificates approximately 10 days after someone acquires or commences a tender offer for 15% of our outstanding common stock.

     After the rights separate from our common stock, certificates representing the rights will be mailed to record holders of our common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of our common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on the tenth anniversary of the date of the completion of this offering unless earlier redeemed or exchanged by us.

     If an acquiror obtains or has the rights to obtain 15% or more of our common stock, then each right will entitle the holder to purchase a number of shares of our common stock equal to two times the purchase price of each right.

     Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the purchase price if an acquiror obtains 15% or more of our common stock and any of the following occurs:

     - we merge into another entity;

     - an acquiring entity merges into us; or

     - we sell more than 50% of our assets or earning power.

Under our rights agreement, any rights that are or were owned by an acquiror of more than 15% of our outstanding common stock will be null and void.

     Our rights agreement contains exchange provisions which provide that after an acquiror obtains 15% or more, but less than 50% of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for shares of our common stock. In that event, the exchange ratio is one common share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

     Our board of directors may redeem all of the outstanding rights under our rights agreement prior to the earlier of (1) the time that an acquiror obtains 15% or more of our outstanding common stock or (2) the final expiration date of the rights agreement. The redemption price under our rights agreement is $0.01 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

     Holders of the rights will have no rights as our stockholders including the right to vote or receive dividends, simply by virtue of holding the rights.

     Our rights agreement provides that the provisions of the rights agreement may be amended by the board of directors prior to 10 days after someone acquires or commences a tender offer for 15% of our outstanding common stock without the approval of the holders of the rights. However, after that date, the rights agreement may not be amended in any manner which would adversely effect the interests of the holders of the rights, excluding the interests of any acquiror. In addition, our rights agreement provides that no amendment may be made to adjust the time period governing redemption at a time when the rights are not redeemable.

     Our rights agreement contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquiror on behalf of all the stockholders. In addition, the rights should not interfere with a proxy contest.

TRANSFER AGENT REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 40 Wall Street, New York, New York 10005.

LISTING

     We expect our common stock to be approved for quotation on The Nasdaq National Market under the symbol "SCRM."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales in the public markets of substantial amounts of common stock, including shares issued on the exercise of outstanding options and warrants, could adversely affect the market prices prevailing from time to time for the common stock. It could also impair our ability to raise capital through future sales of equity securities.


     After completion of this offering, we will have 28,901,097 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. All of the 5,000,000 shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any of the shares that are acquired by affiliates as that term is defined in Rule 144 under the Securities Act.


     Shares acquired by affiliates and the remaining shares held by existing shareholders are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below. The following table illustrates the shares eligible for sale in the public market assuming Credit Suisse First Boston Corporation does not release any portion of the shares subject to lock-up agreements described below and under "Underwriting."


NUMBER OF SHARES                                                  DATE
----------------                                                  ----
      486,912                         Upon the date of this prospectus subject, in some cases, to volume and manner of sale limitations under Rule 144.
   23,337,207                         After 180 days from the date of this prospectus, subject, in some cases, to volume and manner of sale limitations under
                                      Rule 144.
       76,978                         At various times after 180 days after the date of this
                                      prospectus on expiration of applicable one year holding
                                      periods, subject to volume and manner of sale limitations
                                      under Rule 144.


LOCK-UP

     We have agreed that, without the prior written consent of Credit Suisse First Boston, we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of capital stock or any securities that may be converted into or exchanged for shares of capital stock for a period of 180 days from the date of this prospectus. Each of our officers, directors and substantially all of our existing stockholders and warrant holders have also entered into an agreement to the same effect. While the underwriters may release these shares from the restrictions at any time, this will be done, if at all, only on a case-by-case basis. The underwriters do not currently have any intention of consenting to a waiver of these restrictions.

RULE 144

     In general, Rule 144 has the effect that, beginning 90 days after the date of this prospectus, a person who has beneficially owned ordinary shares for at least one year would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

     - 1% of the total number of shares of common stock then outstanding; or

     - the average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner which was not an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares eligible for sale under Rule 144(k) may be sold immediately on completion of this offering.

RULE 701

     In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases ordinary shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this prospectus is entitled to resell those shares 90 days after the effective date of this prospectus in reliance on Rule 144, without having to comply with the restrictions, including the holding period, contained in Rule 144.

     Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. It permits non-affiliates to sell their Rule 701 shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

STOCK OPTIONS


     Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock issued or reserved for issuance under our various stock option plans. The registration statement will become effective automatically upon filing. As of June 30, 2000, options to purchase 5,701,230 shares of common stock were issued and outstanding, of which 1,647,114 shares have vested. Accordingly, shares registered under the registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.


REGISTRATION RIGHTS


     Within the six months following the closing of this offering, the holders of the common stock issued on conversion of our Series B preferred stock may require us on up to two occasions to use our best efforts to file a registration statement covering the public sale of part of that common stock having an aggregate offering price of more that $10 million. We have the right to delay any registration required by up to 90 days.



     In addition to this right, the holders are also entitled to require us to register their shares on any registration that we initiate, and we are obliged to undertake three registrations per year on Form S-3, provided that a minimum of $3 million worth of shares of common stock are offered on each registration.



     The holders of the Series C preferred stock, when issued, will have similar rights.



     The warrant issued to Deutsche Bank Securities Inc. gives the holder the right to require us to include the shares issued to it on exercise of the warrant in any future registration statement relating to our equity securities. This right does not apply to registration statements filed in connection with our employee stock plans.

              U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following is a general discussion of the principal U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a Non-U.S. Holder. As used in this prospectus, the term "Non-U.S. Holder" is a person that is not:

     - a citizen or individual resident of the United States for U.S. federal income tax purposes;

     - a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any political subdivision of the United States;

     - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust, in general, if it is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons.

     An individual may, subject to some exceptions, be treated as a resident of the United States for U.S. federal income tax purposes, instead of a nonresident, by, among other things, being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year -- counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are subject to U.S. federal taxes as if they were U.S. citizens.

     This discussion does not consider:

     - U.S. state and local or non-U.S. tax consequences;

     - specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position, including, if the Non-U.S. Holder is a partnership, that the U.S. tax consequences of holding and disposing of our common stock may be affected by determinations made at the partner level;

     - the tax consequences for the shareholders, partners or beneficiaries of a Non-U.S. Holder;

     - special tax rules that may apply to some Non-U.S. Holders, including without limitation, banks, insurance companies, dealers in securities and traders in securities; or

     - special tax rules that may apply to a Non-U.S. Holder that holds our common stock as part of a straddle, hedge or conversion transaction.

     The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, applicable Treasury regulations, and administrative and judicial interpretations, all as of the date of this prospectus, and all of which may change, retroactively or prospectively. The following summary is for general information. Accordingly, each Non-U.S. Holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

DIVIDENDS

     We do not anticipate paying cash dividends on our common stock in the foreseeable future. In the event, however, that dividends are paid on shares of common stock, dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate as may be provided by an applicable income tax treaty. Canadian holders of the common stock, for example, will generally be subject to a reduced rate of 15% under the Canada-U.S. Income Tax Treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

     Dividends that are effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, attributable to a permanent establishment, or in the case of an individual, a fixed base, in the United States, as provided in that treaty, referred to as U.S. trade or business income, are generally subject to U.S. federal income tax on a net income basis at regular graduated rates, but are not generally subject to the 30% withholding tax if the Non-U.S. Holder files the appropriate U.S. Internal Revenue Service form with the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under some circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate as specified by an applicable income tax treaty.

     Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. For dividends paid after December 31, 2000:

     - a Non-U.S. Holder of common stock who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements;

     - in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information, including a U.S. taxpayer identification number; and

     - look-through rules will apply for tiered partnerships.

     A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of common stock unless:

     - the gain is U.S. trade or business income, in which case, the branch profits tax described above may also apply to a corporate Non-U.S. Holder;

     - the Non-U.S. Holder is an individual who holds the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for more than 182 days in the taxable year of the disposition and meets other requirements;

     - the Non-U.S. Holder is subject to tax pursuant to the provisions of the U.S. tax law applicable to some U.S. expatriates; or

     - we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or period that the Non-U.S. Holder held our common stock.

     Generally, a corporation is a "U.S. real property holding corporation" if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in trade or business. We believe that we have not been, are not currently, and do not anticipate becoming, a "U.S. real property holding corporation," and thus we believe that the effects which could arise if we were ever a "U.S. real property holding corporation" will not apply to a Non-U.S. Holder. Even if we were, or were to become, a "U.S. real property holding corporation," no adverse tax consequences would apply to a Non-U.S. Holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market.

FEDERAL ESTATE TAX

     Common stock owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to that holder and the tax withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

     Under some circumstances, U.S. Treasury Regulations require information reporting and backup withholding at a rate of 31% on certain payments on common stock. Under currently applicable law, Non-U.S. Holders of common stock generally will be exempt from these information reporting requirements and from backup withholding on dividends prior to 2001 to an address outside the United States. For dividends paid after December 31, 2000, however, a Non-U.S. Holder of common stock that fails to certify its Non-U.S. Holder status in accordance with applicable U.S. Treasury Regulations may be subject to backup withholding at a rate of 31% on payments of dividends.

     The payment of the proceeds of the disposition of common stock by a holder to or through the U.S. office of a broker through a non-U.S. branch of a U.S. broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the holder either certifies its status as a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a Non-U.S. Holder of common stock to or through a non-U.S. office of non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. related person." In the case of the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person," information reporting, but currently not backup withholding, on the payment applies unless the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is:

     - a "controlled foreign corporation" for U.S. federal income tax purposes;

     - a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

     - effective after December 31, 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by U.S. persons or (B) the partnership is engaged in a U.S. trade or business.

     Effective after December 31, 2000, backup withholding may apply to the payment of disposition proceeds by or through a non-U.S. office of a broker that is a U.S. person or a "U.S. related person" unless certification requirements are satisfied or an exemption is otherwise established and the broker has no actual knowledge that the holder is a U.S. person. Non-U.S. Holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after December 31, 2000.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated           , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and Thomas Weisel Partners LLC are acting as representatives, the following respective numbers of shares of our common stock:

                                                                   NUMBER OF
     UNDERWRITER                                                    SHARES
     -----------                                                   ---------
     Credit Suisse First Boston Corporation......................
     Deutsche Bank Securities Inc................................
     Thomas Weisel Partners LLC..................................
                                                                   --------
     Total.......................................................
                                                                   ========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro
rata basis up to      additional shares of our common stock at the initial
public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to the
selling group members at that price less a concession of $     per share. The
underwriters and the selling group members may allow a discount of $     per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                 PER SHARE                             TOTAL
                                      --------------------------------    --------------------------------
                                         WITHOUT             WITH            WITHOUT             WITH
                                      OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT    OVER-ALLOTMENT
                                      --------------    --------------    --------------    --------------
Underwriting discounts and
  commissions paid by us............       $                 $              $                 $
Expenses payable by us..............       $                 $              $                 $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except for grants of employees stock options pursuant to the terms of any plan in effect on the date of this prospectus, issuances of securities pursuant to the exercise of employee stock options outstanding on the date of this prospectus, employee stock purchases pursuant to the term of any plan in effect on the date of this prospectus or the issuance of shares pursuant to the exercise of any warrants outstanding on the date of this prospectus.

     Our officers and directors and substantially all our existing stockholders and warrant holders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale, at the initial public offering
price, up to      shares of common stock for our employees and certain other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares of common stock available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make in that respect.

     We have applied to list the shares of common stock listed on The Nasdaq Stock Market's National Market under the symbol "SCRM."

     Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives, and may not reflect the market price for our common stock that may prevail following this offering. We will consider, among others, the following principal factors in determining the initial public offering price:

     - the information in this prospectus and otherwise available to the representatives;

     - market conditions for initial public offerings;

     - the history of and prospects for the industry in which we will compete;

     - our past and present operations;

     - our past and present earnings and current financial position;

     - the ability of our management;

     - our prospects for future earnings;

     - the present state of our development and our current financial condition;

     - the recent prices of, and the demand for, publicly traded common stock of generally comparable companies; and

     - the general condition of the securities markets at the time of this offering.

     We can offer no assurance that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make Internet distributions on the same basis as other allocations.

     Other than the prospectus in electronic format, the information contained on any underwriter's Web site and any information contained on any other Web site maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

     Thomas Weisel Partners, LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.


     In connection with the placement of 2,678,572 shares of Series B preferred stock in our October 1999 private placement, we issued Deutsche Bank Securities Inc., one of the representatives of the underwriters, a warrant to purchase 325,283 shares of our common stock. This warrant is exercisable at a price of $4.15 per share.


                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (1) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (2) where required by law, that such purchaser is purchasing as principal and not as agent, and (3) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of any investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The underwriters will be represented in connection with the offering by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

     The financial statements of ScreamingMedia Inc. as of December 31, 1998 and 1999 and for the years ended December 31, 1998 and 1999, included in this prospectus, have been audited by Deloitte and Touche LLP, independent auditors, as stated in their report appearing in this prospectus and are included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

     Our financial statements for the year ended December 31, 1997 included in this prospectus and in the registration statement have been audited by David Tarlow & Co., C.P.A., P.C., independent auditors, as stated in their report appearing in this prospectus, and are included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     Effective June 16, 1999, Deloitte & Touche LLP was engaged commencing with the fiscal years December 31, 1998 and December 31, 1999 as our independent auditors, replacing David Tarlow & Co., C.P.A., P.C., who had previously served as our independent auditors. The decision to dismiss David Tarlow & Co., C.P.A., P.C. and to engage Deloitte & Touche LLP was approved by our board of directors. In the period from January 1, 1997 to June 16, 1999, David Tarlow & Co., C.P.A., P.C. issued no audit report that was qualified or modified as to uncertainty, audit scope or accounting principles, no adverse opinions or disclaimers of opinion on any of our financial statements, and there were no disagreements with David Tarlow & Co., C.P.A., P.C. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. Prior to June 16, 1999, we had not consulted with Deloitte & Touche LLP on items which involved our accounting principles or the form of audit opinion to be issued on our financial statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is a part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission under the Securities Act, with respect to the common stock offered in this prospectus. This prospectus does not contain all the information which is in the registration statement. Certain parts of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered in this prospectus. You can inspect and copy the registration statement and the reports and other information we file with the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, 13(th) Floor, New York, N.Y. 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of this material from the public reference room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC also maintains a Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address www.sec.gov.

     Upon the effectiveness of the registration statement, we will become subject to the information requirements of the Exchange Act. We will then file reports, proxy statements and other information under the Exchange Act with the SEC. You can inspect and copy these reports and other information of our company at the locations set forth above or download these reports from the SEC's Web site.

     We have applied to have our common stock approved for quotation on The Nasdaq National Market. Reports, proxy statements and other information concerning us can be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Independent Auditors' Report................................   F-3
Balance Sheets as of December 31, 1998 and 1999 and as of
  March 31, 2000 (unaudited)................................   F-4
Statements of Operations for the years ended December 31,
  1997, 1998 and 1999 and for the three month periods ended
  March 31, 1999 (unaudited) and 2000 (unaudited)...........   F-6
Statements of Stockholders' Equity (deficiency) for the
  years ended
  December 31, 1997, 1998 and 1999 and for the three months
  ended March 31, 2000 (unaudited)..........................   F-7
Statements of Cash Flows for the years ended December 31,
  1997, 1998 and 1999 and for the three month periods ended
  March 31, 1999 (unaudited) and 2000 (unaudited)...........   F-8
Notes to Financial Statements...............................  F-10

     The following report is in the form that will be signed upon completion of the reverse stock split described in Note 12 to the financial statements, assuming that from July 10, 2000 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or required disclosures therein. If the reverse stock split ratio changes, all references to number of shares, per share amounts and stock option data included within the financial statements will also change.



Deloitte & Touche LLP


New York, New York


July 10, 2000


                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of ScreamingMedia Inc.

     We have audited the accompanying balance sheets of ScreamingMedia Inc. (the "Company") as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficiency) and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


New York, New York


January 19, 2000 (July      , 2000 as
to Note 12)

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of

ScreamingMedia Inc.

New York, New York


     We have audited the accompanying statements of operations, stockholders equity (deficiency) and cash flows of Screaming Media.com Inc. for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of ScreamingMedia Inc. for the year ended December 31, 1997, in conformity with generally accepted accounting principles.


                                          /s/ DAVID TARLOW & CO., C.P.A.,
                                          P.C.
                                          --------------------------------------
                                          David Tarlow & Co., C.P.A., P.C.

New York, New York
December 28, 1999

                              SCREAMINGMEDIA INC.

                                 BALANCE SHEETS
           DECEMBER 31, 1998 AND 1999 AND MARCH 31, 2000 (UNAUDITED)

                                                                                        PRO FORMA
                                                                                      STOCKHOLDERS'
                                                                                         EQUITY
                                         DECEMBER 31,   DECEMBER 31,    MARCH 31,       MARCH 31,
                                             1998           1999           2000           2000
                                         ------------   ------------   ------------   -------------
                                                                       (UNAUDITED)     (UNAUDITED)
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents............  $    120,357   $ 22,121,667   $ 17,117,389
  Accounts receivable, net of allowance
     for doubtful accounts of $10,000,
     $138,802 and $500,000 as of
     December 31, 1998 and 1999 and
     March 31, 2000, respectively......        92,112      1,398,980      2,387,864
  Prepaid expenses.....................            --      3,248,295      1,358,348
                                         ------------   ------------   ------------
          Total current assets.........       212,469     26,768,942     20,863,601
PROPERTY AND EQUIPMENT -- Net of
  accumulated depreciation.............        41,333      4,552,495      5,734,120
INVESTMENTS............................            --        349,987        349,987
OTHER ASSETS...........................        20,232        698,751      2,051,430
                                         ------------   ------------   ------------
          TOTAL ASSETS.................  $    274,034   $ 32,370,175   $ 28,999,138
                                         ============   ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

CURRENT LIABILITIES:
  Accounts payable and accrued
     expenses..........................  $    124,249   $  3,273,527   $  3,974,876
  Current portion of notes payable --
     stockholder.......................        19,351             --             --
  Deferred revenue.....................        45,108        873,360      1,878,422
  Current portion of capital lease
     obligations.......................            --        691,643        771,796
                                         ------------   ------------   ------------
          Total current liabilities....       188,708      4,838,530      6,625,094
                                         ------------   ------------   ------------
NONCURRENT LIABILITIES:
  Notes payable -- stockholders, less
     current portion...................       275,000             --             --
  Capital lease obligations, less
     current portion...................            --        646,586        650,661
                                         ------------   ------------   ------------
          Total liabilities............       463,708      5,485,116      7,275,755
                                         ------------   ------------   ------------
COMMITMENTS
REDEEMABLE CONVERTIBLE PREFERRED STOCK:
  Series B convertible preferred stock,
     $0.01 par value, no shares
     authorized, issued, and
     outstanding, 1998, 2,678,572
     shares authorized, issued, and
     outstanding, 1999, 2,678,572
     shares authorized, issued and
     outstanding, 2000, no shares
     authorized, issued and outstanding
     2000 -- pro forma.................            --     27,433,838     27,587,588   $         --
                                         ------------   ------------   ------------   ------------

           DECEMBER 31, 1998 AND 1999 AND MARCH 31, 2000 (UNAUDITED)


                                                                                        PRO FORMA
                                                                                      STOCKHOLDERS'
                                                                                         EQUITY
                                         DECEMBER 31,   DECEMBER 31,    MARCH 31,       MARCH 31,
                                             1998           1999           2000           2000
                                         ------------   ------------   ------------   -------------
                                                                       (UNAUDITED)     (UNAUDITED)
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Preferred stock, $0.0001 par value,
     4,000,000 shares authorized and
     issued, and 3,620,000 shares
     outstanding at December 31, 1998
     and no shares authorized, issued,
     and outstanding at December 31,
     1999, March 31, 2000 and
     2000 -- pro forma.................           400             --             --             --
  Series A convertible preferred stock,
     $0.01 par value, no shares
     authorized, issued, and
     outstanding, 1998, 1,527,085
     shares authorized, issued, and
     outstanding at December 31, 1999
     and March 31, 2000, and no shares
     authorized, issued and outstanding
     at March 31, 2000 -- pro forma....            --         15,271         15,271             --
  Common stock, $0.0001 par value,
     3,400,000 shares authorized and
     issued, and 2,720,000 shares
     outstanding at December 31, 1998
     and no shares authorized, issued
     and outstanding at December 31,
     1999, March 31, 2000, and
     2000 -- pro forma.................           340             --             --             --
  Common stock, $0.01 par value, no
     shares authorized, issued, and
     outstanding, 1998, 100,000,000
     shares authorized and 14,040,600,
     14,185,038 and 25,533,636 issued
     and 12,475,521, 12,619,959 and
     23,968,557 outstanding at December
     31, 1999, March 31, 2000 and
     2000 -- pro forma, respectively...            --        140,406        141,851        255,336
  Additional paid-in capital...........       474,874     22,820,644     37,599,148     65,088,522
  Warrants.............................            --        787,000        787,102        787,102
  Deferred compensation................            --    (10,379,049)   (19,412,804)   (19,412,804)
  Treasury stock.......................       (19,311)       (19,311)       (19,311)       (19,311)
  Accumulated deficit..................      (645,977)   (13,913,740)   (24,975,462)   (24,975,462)
                                         ------------   ------------   ------------   ------------
          Total stockholders' equity
            (deficiency)...............      (189,674)      (548,779)    (5,864,205)  $ 21,723,383
                                         ------------   ------------   ------------   ============
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIENCY)..................  $    274,034   $ 32,370,175   $ 28,999,138
                                         ============   ============   ============


                       See notes to financial statements.

                              SCREAMINGMEDIA INC.

                            STATEMENTS OF OPERATIONS
                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
       THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)


                                                                                          THREE MONTHS ENDED
                                                    YEARS ENDED DECEMBER 31,                  MARCH 31,
                                              -------------------------------------   --------------------------
                                                1997         1998          1999          1999           2000
                                              ---------   ----------   ------------   -----------   ------------
                                                                                      (UNAUDITED)   (UNAUDITED)
REVENUE:
  Services..................................  $ 246,143   $  308,661   $  2,479,660   $   234,002   $  2,230,798
  Set-up fee................................     40,865       67,582        492,360        25,249        411,695
  Other.....................................    287,090      190,564         13,170         8,298         76,593
                                              ---------   ----------   ------------   -----------   ------------
         Total revenue......................    574,098      566,807      2,985,190       267,549      2,719,086
                                              ---------   ----------   ------------   -----------   ------------
OPERATING EXPENSES:
  Cost of services (excluding depreciation
    of $--, $--, and $118,702 in 1997, 1998
    and 1999 and $-- and $123,000 for the
    three months ended March 31, 1999 and
    2000, respectively, shown below)........     69,801      130,111        973,518        59,936        928,929
  Research and development (excluding stock-
    based compensation of $--, $--, and
    $63,943 in 1997, 1998 and 1999, and $--
    and $492,671, for the three months ended
    March 31, 1999 and 2000, respectively,
    shown below)............................    107,278       97,077        893,686       136,623        915,779
  Sales and marketing (excluding stock-based
    compensation of $--, $--, and $1,821,708
    in 1997, 1998 and 1999, and $-- and
    $1,162,014, for the three months ended
    March 31, 1999 and 2000, respectively,
    shown below)............................     87,200      104,204      3,768,005        75,465      3,501,745
  General and administrative (excluding
    stock-based compensation of $25,000,
    $350,000 and $4,176,647, in 1997, 1998
    and 1999 and $--and $2,946,503, for the
    three months ended March 31, 1999 and
    2000, respectively, shown below)........    346,214      454,970      4,330,384       269,619      3,379,649
  Depreciation and amortization.............     33,117       26,119        451,309        12,555        549,421
  Stock-based compensation..................     25,000      350,000      6,062,298            --      4,601,188
                                              ---------   ----------   ------------   -----------   ------------
         Total operating expenses...........    668,610    1,162,481     16,479,200       554,198     13,876,711
                                              ---------   ----------   ------------   -----------   ------------
OPERATING LOSS..............................    (94,512)    (595,674)   (13,494,010)     (286,649)   (11,157,625)
                                              ---------   ----------   ------------   -----------   ------------
OTHER INCOME (EXPENSE):
  Interest income...........................         --           --        381,373            --        268,273
  Interest expense..........................       (449)     (10,993)       (53,102)           --        (18,620)
  Other expense.............................         --       (3,160)            --            --             --
                                              ---------   ----------   ------------   -----------   ------------
         Total other income (expense).......       (449)     (14,153)       328,271            --        249,653
                                              ---------   ----------   ------------   -----------   ------------
NET LOSS....................................    (94,961)    (609,827)   (13,165,739)  $  (286,649)  $(10,907,972)
                                              ---------   ----------   ------------   -----------   ------------
BASIC NET LOSS PER SHARE....................  $   (0.06)  $    (0.35)  $      (1.07)  $     (0.02)  $      (0.87)
                                              =========   ==========   ============   ===========   ============
WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON
  STOCK OUTSTANDING.........................  1,585,410    1,730,681     12,298,091    11,926,984     12,526,342
                                              =========   ==========   ============   ===========   ============
Pro forma basic net loss per share
  (unaudited)...............................                           $      (0.77)                $      (0.46)
                                                                       ============                 ============
Pro forma weighted average number of shares
  of common stock outstanding (unaudited)...                             17,038,007                   23,874,940
                                                                       ============                 ============


                       See notes to financial statements.

                              SCREAMINGMEDIA INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
 YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND THE THREE MONTHS ENDED MARCH
                              31, 2000 (UNAUDITED)

                                                              CONVERTIBLE
                                                            PREFERRED STOCK
                                                          -------------------
                                      PREFERRED STOCK          SERIES A            COMMON STOCK           COMMON STOCK
                                    -------------------   -------------------   -------------------   ---------------------
                                      SHARES     AMOUNT    SHARES     AMOUNT      SHARES     AMOUNT     SHARES      AMOUNT
                                      ------     ------    ------     ------      ------     ------     ------      ------
BALANCE, JANUARY 1, 1997..........   3,250,000    $325           --   $   --     3,230,000   $ 323            --   $     --
 Stock issuance...................     750,000      75           --       --       170,000      17            --         --
 Net loss for the year ended
   December 31, 1997..............          --      --           --       --            --      --            --         --
                                    ----------    ----    ---------   -------   ----------   -----    ----------   --------
BALANCE, DECEMBER 31,
 1997.............................   4,000,000     400           --       --     3,400,000     340            --         --
 Issuance of shares from treasury
   for directors' fees............          --      --           --       --            --      --            --         --
 Interest expense on convertible
   note...........................          --      --           --       --            --      --            --         --
   Net loss for the year ended
    December 31, 1998.............          --      --           --       --            --      --            --         --
                                    ----------    ----    ---------   -------   ----------   -----    ----------   --------
BALANCE, DECEMBER 31,
 1998.............................   4,000,000     400           --       --     3,400,000     340            --         --
 Reincorporation..................  (4,000,000)   (400)          --       --    (3,400,000)   (340)   13,492,064    134,921
 Stock grants.....................          --      --           --       --            --      --       105,238      1,052
 Issuance of Series A preferred
   stock..........................          --      --    1,527,085   15,271            --      --            --         --
 Warrants granted to investment
   bankers........................          --      --           --       --            --      --            --         --
 Warrants granted for legal
   services.......................          --      --           --       --            --      --            --         --
 Warrants granted for
   architectural services.........          --      --           --       --            --      --            --         --
 Conversion of notes into common
   stock..........................          --      --           --       --            --      --       443,298      4,433
 Interest expense on convertible
   notes..........................          --      --           --       --            --      --            --         --
 Issuance of stock options to
   employees......................          --      --           --       --            --      --            --         --
 Amortization of deferred
   compensation...................          --      --           --       --            --      --            --         --
 Net loss.........................          --      --           --       --            --      --            --         --
 Preferred stock dividends........          --      --           --       --            --      --            --         --
                                    ----------    ----    ---------   -------   ----------   -----    ----------   --------
BALANCE, DECEMBER 31, 1999........          --      --    1,527,085   15,271            --      --    14,040,600    140,406
Issuance of stock options to
 employees........................          --      --           --       --            --      --            --         --
Warrant granted to sublessor......          --      --           --       --            --      --            --         --
Exercise of warrant granted to
 sublessor........................          --      --           --       --            --      --        67,460        675
Exercise of stock options by
 employees........................          --      --           --       --            --      --        76,978        770
Warrant granted to advertising
 firm.............................          --      --           --       --            --      --            --         --
Amortization of deferred
 compensation.....................          --      --           --       --            --      --            --         --
Net loss..........................          --      --           --       --            --      --            --         --
Preferred stock dividends.........          --      --           --       --            --      --            --         --
                                    ----------    ----    ---------   -------   ----------   -----    ----------   --------
BALANCE, MARCH 31, 2000
 (Unaudited)......................          --    $ --    1,527,085   $15,271           --   $  --    14,185,038   $141,851
                                    ==========    ====    =========   =======   ==========   =====    ==========   ========


                                                                                          TREASURY STOCK
                                                                            -------------------------------------------
                                    ADDITIONAL                                  COMMON STOCK          PREFERRED STOCK
                                      PAID-IN                  DEFERRED     ---------------------   -------------------
                                      CAPITAL     WARRANTS   COMPENSATION     SHARES      AMOUNT     SHARES     AMOUNT
                                    ----------    --------   ------------     ------      ------     ------     ------
BALANCE, JANUARY 1, 1997..........  $   100,352   $    --    $        --    (1,079,365)  $(13,318)  (380,000)  $(12,652)
 Stock issuance...................       24,908        --             --            --         --         --         --
 Net loss for the year ended
   December 31, 1997..............           --        --             --            --         --         --         --
                                    -----------   --------   ------------   ----------   --------   --------   --------
BALANCE, DECEMBER 31,
 1997.............................      125,260        --             --    (1,079,365)   (13,318)  (380,000)   (12,652)
 Issuance of shares from treasury
   for directors' fees............      343,341        --             --       539,683      6,659         --         --
 Interest expense on convertible
   note...........................        6,273        --             --            --         --         --         --
   Net loss for the year ended
    December 31, 1998.............           --        --             --            --         --         --         --
                                    -----------   --------   ------------   ----------   --------   --------   --------
BALANCE, DECEMBER 31,
 1998.............................      474,874        --             --      (539,682)    (6,659)  (380,000)   (12,652)
 Reincorporation..................     (134,181)       --             --    (1,025,397)   (12,652)   380,000     12,652
 Stock grants.....................       76,723        --             --            --         --         --         --
 Issuance of Series A preferred
   stock..........................    5,381,176        --             --            --         --         --         --
 Warrants granted to investment
   bankers........................           --   687,000             --            --         --         --         --
 Warrants granted for legal
   services.......................           --    50,000             --            --         --         --         --
 Warrants granted for
   architectural services.........           --    50,000             --            --         --         --         --
 Conversion of notes into common
   stock..........................      545,567        --             --            --         --         --         --
 Interest expense on convertible
   notes..........................       35,138        --             --            --         --         --         --
 Issuance of stock options to
   employees......................   16,441,347        --    (16,441,347)           --         --         --         --
 Amortization of deferred
   compensation...................           --        --      6,062,298            --         --         --         --
 Net loss.........................           --        --             --            --         --         --         --
 Preferred stock dividends........           --        --             --            --         --         --         --
                                    -----------   --------   ------------   ----------   --------   --------   --------
BALANCE, DECEMBER 31, 1999........   22,820,644   787,000    (10,379,049)    1,565,079    (19,311)        --         --
Issuance of stock options to
 employees........................   13,634,943        --    (13,634,943)           --         --         --         --
Warrant granted to sublessor......           --   740,000             --            --         --         --         --
Exercise of warrant granted to
 sublessor........................    1,019,325   (740,000)           --            --         --         --         --
Exercise of stock options by
 employees........................      124,236        --             --            --         --         --         --
Warrant granted to advertising
 firm.............................           --       102             --            --         --         --         --
Amortization of deferred
 compensation.....................           --        --      4,601,188            --         --         --         --
Net loss..........................           --        --             --            --         --         --         --
Preferred stock dividends.........           --        --             --            --         --         --         --
                                    -----------   --------   ------------   ----------   --------   --------   --------
BALANCE, MARCH 31, 2000
 (Unaudited)......................  $37,599,148   $787,102   $(19,412,804)   1,565,079   $(19,311)        --   $     --
                                    ===========   ========   ============   ==========   ========   ========   ========


                                    ACCUMULATED
                                      DEFICIT         TOTAL
                                    -----------       -----
BALANCE, JANUARY 1, 1997..........  $    58,811    $    133,841
 Stock issuance...................           --          25,000
 Net loss for the year ended
   December 31, 1997..............      (94,961)        (94,961)
                                    ------------   ------------
BALANCE, DECEMBER 31,
 1997.............................      (36,150)         63,880
 Issuance of shares from treasury
   for directors' fees............           --         350,000
 Interest expense on convertible
   note...........................           --           6,273
   Net loss for the year ended
    December 31, 1998.............     (609,827)       (609,827)
                                    ------------   ------------
BALANCE, DECEMBER 31,
 1998.............................     (645,977)       (189,674)
 Reincorporation..................           --              --
 Stock grants.....................           --          77,775
 Issuance of Series A preferred
   stock..........................           --       5,396,447
 Warrants granted to investment
   bankers........................           --         687,000
 Warrants granted for legal
   services.......................           --          50,000
 Warrants granted for
   architectural services.........           --          50,000
 Conversion of notes into common
   stock..........................           --         550,000
 Interest expense on convertible
   notes..........................           --          35,138
 Issuance of stock options to
   employees......................           --              --
 Amortization of deferred
   compensation...................           --       6,062,298
 Net loss.........................  (13,165,739)    (13,165,739)
 Preferred stock dividends........     (102,024)       (102,024)
                                    ------------   ------------
BALANCE, DECEMBER 31, 1999........  (13,913,740)       (548,779)
Issuance of stock options to
 employees........................           --              --
Warrant granted to sublessor......           --         740,000
Exercise of warrant granted to
 sublessor........................           --         280,000
Exercise of stock options by
 employees........................           --         125,006
Warrant granted to advertising
 firm.............................           --             102
Amortization of deferred
 compensation.....................           --       4,601,188
Net loss..........................  (10,907,972)    (10,907,972)
Preferred stock dividends.........     (153,750)       (153,750)
                                    ------------   ------------
BALANCE, MARCH 31, 2000
 (Unaudited)......................  $(24,975,462)  $ (5,864,205)
                                    ============   ============



                       See notes to financial statements.

                              SCREAMINGMEDIA INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
     AND THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)


                                                                               THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                  MARCH 31,
                                   -------------------------------------   --------------------------
                                      1997        1998          1999          1999           2000
                                      ----        ----          ----          ----           ----
                                                                           (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss.......................  $  (94,961)  $(609,827)  $(13,165,739)  $  (286,649)  $(10,907,972)
  Adjustments to reconcile net
     loss to net cash provided by
     (used in) operating
     activities:
     Depreciation and
       amortization..............      33,117      26,119        451,309        12,555        549,421
     Stock/warrants issued for
       services..................      25,000     350,000        105,400            --             --
     Interest from beneficial
       conversion................          --       6,273         35,138            --             --
     Stock-based compensation....          --          --      6,062,298            --      4,601,188
     Changes in operating assets
       and liabilities:
       Decrease (increase) in
          account receivable.....      41,114      (5,898)    (1,306,868)     (120,466)      (988,884)
       (Increase) decrease in
          prepaid expenses and
          other assets...........          --      (1,000)    (3,926,813)      (65,628)     1,177,368
       Increase in account
          payable and accrued
          expenses...............      19,448      79,210      3,149,277       135,884        701,349
       Increase in deferred
          revenue................          --      45,108        828,252        31,321      1,005,062
                                   ----------   ---------   ------------   -----------   ------------
          Net cash provided by
            (used in) operating
            activities...........      23,718    (110,015)    (7,767,746)     (292,983)    (3,862,468)
                                   ----------   ---------   ------------   -----------   ------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchase of property and
     equipment...................     (13,218)     (6,675)    (3,415,656)      (75,978)    (1,363,908)
  Purchase of investments........          --          --       (349,987)           --             --
                                   ----------   ---------   ------------   -----------   ------------
          Net cash used in
            investing
            activities...........     (13,218)     (6,675)    (3,765,643)      (75,978)    (1,363,908)
                                   ----------   ---------   ------------   -----------   ------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from the issuance of
     convertible preferred stock,
     net.........................          --          --     28,018,814            --             --
  Borrowings from directors and
     officers....................          --     252,114        275,000       275,000             --
  Repayments of loans to
     stockholders................     (10,500)    (15,067)       (19,350)           --             --
  Repayment of capital lease
     obligation..................          --          --       (208,587)           --       (182,908)
  Proceeds from sale of Series A
     Preferred Stock.............          --          --      5,468,822     3,505,455             --

                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
     AND THREE MONTHS ENDED MARCH 31, 1999 (UNAUDITED) AND 2000 (UNAUDITED)

                                                                               THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                  MARCH 31,
                                   -------------------------------------   --------------------------
                                      1997        1998          1999          1999           2000
                                      ----        ----          ----          ----           ----
                                                                           (UNAUDITED)   (UNAUDITED)
  Proceeds from exercise of
     warrants and stock
     options.....................          --          --             --            --        405,006
                                   ----------   ---------   ------------   -----------   ------------
          Net cash (used in)
            provided by financing
            activities...........     (10,500)    237,047     33,534,699     3,780,455        222,098
                                   ----------   ---------   ------------   -----------   ------------
NET INCREASE (DECREASE) IN
  CASH...........................          --     120,357     22,001,310     3,411,494     (5,004,278)
CASH, BEGINNING OF YEAR..........          --          --        120,357       120,357     22,121,667
                                   ----------   ---------   ------------   -----------   ------------
CASH, END OF PERIOD..............  $       --   $ 120,357   $ 22,121,667   $ 3,531,851   $ 17,117,389
                                   ==========   =========   ============   ===========   ============
SUPPLEMENTAL DISCLOSURES OF CASH
  FLOW INFORMATION:
  Cash paid for interest.........  $      449   $      35   $     22,648   $        --   $     18,620
                                   ==========   =========   ============   ===========   ============
  Cash paid for income taxes.....  $      688   $   1,018   $      1,171   $        --   $         --
                                   ==========   =========   ============   ===========   ============
SUPPLEMENTAL DISCLOSURES OF
  NON-CASH TRANSACTIONS:
     Fixed assets acquired under
       capital leases............  $       --   $      --   $  1,531,418   $        --   $    267,136
                                   ==========   =========   ============   ===========   ============
     Conversion of promissory
       notes into common stock...  $       --   $      --   $    550,000   $   550,000   $         --
                                   ==========   =========   ============   ===========   ============
     Warrant granted to
       investment bankers........  $       --   $      --   $    687,000   $        --   $         --
                                   ==========   =========   ============   ===========   ============
     Warrant granted for legal
       services..................  $       --   $      --   $     50,000   $        --   $         --
                                   ==========   =========   ============   ===========   ============
     Warrant granted for
       architectural services....  $       --   $      --   $     50,000   $        --   $         --
                                   ==========   =========   ============   ===========   ============
  Warrant issued for common stock
     to sublessor in connection
     with new lease..............  $       --   $      --   $         --   $        --   $    740,000
                                   ==========   =========   ============   ===========   ============


                       See notes to financial statements.

                              SCREAMINGMEDIA INC.

                         NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND MARCH 31, 1999 (UNAUDITED) AND
                                2000 (UNAUDITED)
1.  ORGANIZATION AND NATURE OF BUSINESS

     ScreamingMedia Inc. (formerly ScreamingMedia.net, Inc.) (the "Company") was incorporated in the state of Delaware on January 22, 1999, for the purpose of reincorporating The Interactive Connection, Inc. ("Interactive"), a corporation incorporated in the state of New York on August 16, 1993. On January 28, 1999, a merger took place between these two companies (under common control) with the Company being the surviving corporation. The merger was treated as if it were a pooling of interests (see Note 10).

     The Company's primary business is aggregating, processing, filtering and delivering content to its customers. The Company receives the data from various content providers, processes and filters it using customized software to meet individual customers' needs, and then distributes the content almost instantaneously to such customers. Prior to 1999, the Company derived revenue from other services, including Web hosting, server hosting and maintenance and Web design and consulting.

2.  SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES

     BASIS OF PRESENTATION -- The financial statements of the Company have been prepared on the accrual basis of accounting. A summary of the major accounting policies followed in the preparation of the accompanying financial statements, which conform to generally accepted accounting principles, is presented below. The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     CASH AND CASH EQUIVALENTS -- The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

     PROPERTY AND EQUIPMENT AND RELATED DEPRECIATION AND
AMORTIZATION -- Property and equipment are stated at cost, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation and amortization. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from three to seven years, or, if shorter, the lease term. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred.

     INVESTMENTS -- Investments of less than 20% of the voting interest of other companies are presented at cost. In the event that management identifies an impairment in the estimated fair value of an investment to an amount below cost (other than a temporary decline), such investment will be written down to fair market value.

     IMPAIRMENT OF ASSETS -- The Company's long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the net carrying amount may not be recoverable. When such events occur, the Company measures impairment by comparing the carrying value of the long-lived asset to the estimated undiscounted future cash flows expected to result from use of the assets and their eventual disposition. If the sum of the expected undiscounted future cash flows were less than the carrying amount of

                              SCREAMINGMEDIA INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND MARCH 31, 1999 (UNAUDITED) AND
                                2000 (UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES -- (CONTINUED) the assets, the Company would recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company determined that, as of December 31, 1998 and 1999, there had been no impairment in the carrying value of its long-lived assets.

     COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE -- As of January 1, 1999, costs of computer software developed or obtained for internal use are capitalized while in the application development stage and are expensed while in the preliminary stage and post-implementation stage. The Company amortizes these capitalized costs over the life of the systems, which is estimated to be two years. As of December 31, 1999, the Company capitalized approximately $1,314,000 of internal development and software purchase costs relating to its internal use software incurred during the application development stage. Prior to January 1, 1999, the Company had no significant costs related to software development. Normal maintenance of internal use software is expensed as incurred.

     DEFERRED REVENUES -- Deferred revenues represents amounts billed in excess of revenues recognized. Such deferred revenues relate to set-up fees. (See revenue recognition below.) Included in accounts receivable are amounts due (under contract) relating to deferred revenues.

     REVENUE RECOGNITION -- Income is derived primarily from the Company's services and related set-up fees. Services contracts have a minimum monthly charge. The minimum revenues from these services, net of rebates and allowances, are recognized on a straight-line basis, over the lives of the contracts, which are typically for terms of one year. Revenue amounts in addition to the minimum charge are recognized as the services are delivered. Revenue for set-up fees are recognized ratably over the initial term of the contract, commencing with the service start date specified in the contract. The Company has also derived revenue from its other Internet-related activities such as Web Site development, custom programming and hosting. Such revenue is recognized as earned over the term of each agreement.

     ADVERTISING COSTS -- The costs of advertising are expensed as incurred.

     INCOME TAXES -- The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, pursuant to which deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates currently in effect. State and local taxes are based on factors other than income.

     NET LOSS PER COMMON SHARE -- Basic loss per common share was computed by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted loss per share has not been presented since the impact of options, warrants and conversion of preferred shares would have been anti-dilutive (see Notes 9 and 10).


     UNAUDITED PRO FORMA NET LOSS PER SHARE AND UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY -- Unaudited pro forma net loss per share has been computed in the same manner as net loss per common share as described above and also gives effect to the conversion of all convertible preferred stock that will automatically occur upon completion of the Company's initial public offering (using the if-converted method) (see Notes 9 and 10). If the offering contemplated by this prospectus is consummated, all of the convertible preferred stock outstanding as of March 31, 2000 will automatically be converted into an aggregate of 11,348,598 shares of common stock, based on the shares of all convertible preferred stock outstanding at

                              SCREAMINGMEDIA INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND MARCH 31, 1999 (UNAUDITED) AND
                                2000 (UNAUDITED)

2.  SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES -- (CONTINUED)
March 31, 2000. Unaudited pro forma stockholders' equity at March 31, 2000, as adjusted for the conversion of all convertible preferred stock, is disclosed on the balance sheet. Pro forma basic net loss per share is as follows:


                                                 YEAR ENDED        THREE MONTHS
                                                DECEMBER 31,      ENDED MARCH 31,
                                                    1999               2000
                                               ---------------    ---------------
                                                                    (UNAUDITED)
Net loss.....................................   $(13,165,739)      $(10,907,972)
                                                ============       ============
Shares used in computing basic net loss per
  share......................................     12,298,091         12,526,342
Adjusted to reflect the effect of the
  automatic conversion of all convertible
  preferred stock from the date of
  issuance...................................      4,739,916         11,348,598
                                                ------------       ------------
Weighted average shares used in computing pro
  forma basic net loss per share.............     17,038,007         23,874,940
                                                ============       ============
Pro forma basic net loss per share...........   $      (0.77)      $      (0.46)
                                                ============       ============


     STOCK DIVIDEND -- On December 22, 1999, the Board of Directors of the Company approved a 100% stock dividend (two-for-one stock split). The Company's financial statements have been retroactively adjusted to show the effect of this stock dividend for all periods presented.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable, are carried at cost, which approximates their fair value because of the short-term maturity of these instruments and the relatively stable interest rate environment.

     RECENT ACCOUNTING PRONOUNCEMENTS -- Effective January 1, 1998, the Company adopted SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way business enterprises report information about operating segments, as well as enterprise-wide disclosures about products and services, geographic areas and major customers. Management believes the Company operates in one segment. The Company's customers are located in eight countries around the world with the majority being in the United States. All of the Company's transactions have been conducted in United States dollars. The Company does not have any material revenues or assets outside of the United States. In 1999, one customer accounted for approximately 12% of net revenue.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. Generally, it requires an entity to recognize all derivatives as either an asset or liability and to measure those instruments at fair value, as well as to identify the conditions for which a derivative may be specifically designated as a hedge. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. The Company does not currently engage or plan to engage in any derivative or hedging activities.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires companies to capitalize qualifying computer software costs which are incurred during the application development stage and to amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company adopted the requirements of SOP 98-1 as of January 1, 1999.

                              SCREAMINGMEDIA INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND MARCH 31, 1999 (UNAUDITED) AND
                                2000 (UNAUDITED)

2.  SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES -- (CONTINUED)
     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that its current revenue recognition principles comply with SAB No. 101.

3.  CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains cash and cash equivalents with two high credit quality domestic financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions. From time to time, the Company's cash balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits.

     The Company's customers are generally located in the United States. The Company performs ongoing credit evaluations and generally does not require collateral on accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information; to date, such losses have been within management's expectations.

4.  INVESTMENTS

     In May 1999, the Company paid $150,000 to purchase 384,615 shares of Series A convertible preferred stock of SoftCom, Inc. ("SoftCom"), convertible on a one-for-one basis into SoftCom common stock. The Company also holds a warrant that expires on May 14, 2004, to purchase up to 19,231 additional shares of Series A convertible preferred stock of SoftCom at an exercise price of $0.39 per share. The Chairman of the Company's Board of Directors serves on the Board of Directors of SoftCom.

     In June 1999, the Company paid $199,987 to purchase 11,996 shares of Series A convertible preferred stock of i-Recall, Inc. ("i-Recall"), convertible on a one-for-one basis into i-Recall common stock.

     These investments represent ownership interest of less than 20% of SoftCom's and i-Recall's equity and are accounted for under the cost method. These securities are carried at cost since neither the SoftCom securities nor the i-Recall securities are traded on a public market and there are no other readily determinable fair values of such securities.

                              SCREAMINGMEDIA INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND MARCH 31, 1999 (UNAUDITED) AND
                                2000 (UNAUDITED)

5.  PROPERTY AND EQUIPMENT

     Major classifications of property and equipment are as follows:

                                                 DECEMBER 31,
                                            ----------------------    MARCH 31,
                                              1998         1999         2000
                                            ---------   ----------   -----------
                                                                     (UNAUDITED)
Software and computer equipment, including
  assets under capital leases.............  $ 144,440   $3,359,869   $ 4,272,157
Construction in process...................         --      103,240       338,129
Leasehold improvements....................         --    1,117,907     1,416,915
Office furniture and equipment............     39,775      565,670       750,530
                                            ---------   ----------   -----------
                                              184,215    5,146,686     6,777,731
Less: accumulated depreciation and
  amortization............................   (142,882)    (594,191)   (1,043,611)
                                            ---------   ----------   -----------
  Property and equipment, net.............  $  41,333   $4,552,495   $ 5,734,120
                                            =========   ==========   ===========

     Depreciation expense (including assets under capital leases) amounted to $32,921, $26,119, $451,309, $12,555 and $449,420 for the years ended December
31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 (Unaudited) and 2000 (Unaudited), respectively.

6.  INCOME TAXES

     No provision for income taxes has been made because the Company has sustained cumulative losses since the commencement of operations. At December 31, 1999, the Company had net operating loss carryforwards ("NOLs") of approximately $13,767,000, which will be available to reduce future taxable income. The NOLs are expected to expire in the following years (in thousands):

YEAR ENDING
DECEMBER 31,
------------
2008........................................................  $    13
2010........................................................       51
2012........................................................      578
2013........................................................       54
2014........................................................   13,071
                                                              -------
                                                              $13,767
                                                              =======

     In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                         1998         1999
                                                       ---------   -----------
Deferred tax assets..................................  $ 307,421   $ 6,549,864
Less valuation allowance.............................   (307,421)   (6,549,864)
                                                       ---------   -----------
Net deferred taxes...................................  $      --   $        --
                                                       =========   ===========

     The Company's NOLs primarily generated the deferred tax assets. At December 31, 1998 and 1999, a valuation allowance was provided as the realization of the deferred tax benefits is not likely.

                              SCREAMINGMEDIA INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND MARCH 31, 1999 (UNAUDITED) AND
                                2000 (UNAUDITED)

6.  INCOME TAXES -- (CONTINUED)
     The effective tax rate varies from the U.S. Federal statutory tax rate for the years ended December 31, principally due to the following:

                                                             1999   1998   1997
                                                             ----   ----   ----
U.S. Federal statutory tax.................................   35%    35%    35%
State and local taxes......................................   12     12     12
Valuation allowance........................................  (47)   (47)   (47)
                                                             ---    ---    ---
Effective tax rate.........................................   --%    --%    --%
                                                             ===    ===    ===

7.  COMMITMENTS

     OFFICE LEASES -- The Company leases office space in New York under noncancelable operating leases expiring on March 31, 2009. These leases contain provisions for escalations due to increases in real estate taxes and operating costs.

     The following schedule reflects future required minimum lease payments at December 31, 1999.

YEAR ENDING
DECEMBER 31,
------------
2000........................................................  $  580,875
2001........................................................     581,636
2002........................................................     572,852
2003........................................................     576,334
2004........................................................     576,334
Thereafter..................................................   2,606,601
                                                              ----------
Total.......................................................  $5,494,632
                                                              ==========

     Rent expense under these leases was $65,505, $70,260, $295,672, $20,746 and $278,320 for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000, respectively.

     EQUIPMENT LEASES -- Fixed assets included assets acquired under capital leases of $0 and $1,531,418 at December 31, 1998 and 1999, respectively. The related accumulated amortization was $0 and $141,371 as of December 31, 1998 and 1999, respectively.

                              SCREAMINGMEDIA INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND MARCH 31, 1999 (UNAUDITED) AND
                                2000 (UNAUDITED)

7.  COMMITMENTS -- (CONTINUED)
     The Company is a lessee under several capital lease agreements expiring through 2002 with third parties for certain equipment. Future minimum lease payments under noncancelable capital leases, together with the present value of the net minimum payments as of December 31, 1999, are as follows:

YEAR ENDING
DECEMBER 31,                                                    AMOUNT
------------                                                  ----------
2000........................................................  $  768,163
2001........................................................     523,047
2002........................................................     162,280
                                                              ----------
Total minimum lease payments................................   1,453,490
Less: amount representing interest..........................    (115,261)
                                                              ----------
Present value of minimum capital lease payments.............   1,338,229
Less: current portion.......................................    (691,643)
                                                              ----------
Long-term capitalized lease obligations.....................  $  646,586
                                                              ==========

     The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 2.85% to 9.43% per annum as of December 31, 1999.

8.  RELATED PARTY TRANSACTIONS AND BALANCES


     In October 1998, the Company entered into a convertible promissory note due on October 19, 2001, with an officer of the Company whereby the Company received cash of $250,000. In addition, in February and March 1999, the Company entered into five convertible promissory notes with certain directors, officers and the spouse of a director of the Company whereby the Company received cash totaling $300,000. During 1999, these notes were converted into 443,298 shares of the Company's common stock, which reflected a 7% discount from the then-fair value of the common stock, which aggregated $41,411, as determined by reference to the per-share price of the Company's Series A Preferred Stock offering. The intrinsic value of this beneficial conversion feature has been recorded as interest expense ratably from the date of issuance to the earliest date on which the notes could be converted into common stock ranging from 0 to 6 months, resulting in additional interest expense of $6,273 and $35,138 in 1998 and 1999, respectively.


     In 1996, the Company entered into a promissory note with its president for $19,350 that it repaid during 1999.

     In April 1999, the Company entered into an agreement with a corporate communications service firm ("Communications") for a monthly fee of $20,000. A principal of Communications is a director of the Company. Additionally, another principal of Communications is the spouse of a different director of the Company. The Company has determined that the terms of this agreement are at arms-length.


     In February 2000, the Company's Chairman gave a personal guarantee in respect to the Company's obligations under an office lease.


9.  REDEEMABLE CONVERTIBLE PREFERRED STOCK


     In October 1999, the Company issued 2,678,572 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock") through a private placement for $30,000,000 resulting in net proceeds to the Company of $28,018,814. Each share of Series B Preferred Stock is convertible, at any time, at the option of the holder, into 2.7 shares of common stock.

                              SCREAMINGMEDIA INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND MARCH 31, 1999 (UNAUDITED) AND
                                2000 (UNAUDITED)

9.  REDEEMABLE CONVERTIBLE PREFERRED STOCK -- (CONTINUED)

     The Series B Preferred Stock was recorded at $27,331,814 which reflects the face amount of the preferred stock reduced by all issuance costs, resulting in a discount of $2,668,186. The Company recorded a $102,024 deemed dividend (for periodic accretion) in 1999 and $153,750 for the three months ended March 31, 2000 (Unaudited).



     The Company will be required to redeem all outstanding shares of Series B Preferred Stock on and after December 31, 2003, at $11.20 per share plus all declared but unpaid dividends, if any. If total net revenue for the year ending December 31, 2000, is less than $13,650,000, the conversion price will be reduced as follows: (a) to $12.37 if net revenues for the year ending December 31, 2000, are at least $11,600,000 but less than $13,650,000 or (b) to $10.19 if net revenues for the year ending December 31, 2000, are less than $11,600,000. The carrying value of the Series B Preferred Stock is equal to its redemption value, net of offering costs, as no dividends have been declared or paid on these shares.



     Each share of Series B Preferred Stock will be automatically converted into
2.7 shares of common stock upon the earlier of: (a) completion by the Company of an initial public offering raising gross proceeds of at least $30,000,000 and at an offering price per share of at least 150% of the then applicable conversion price, or (b) obtaining the written consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock then outstanding. Holders of a majority of outstanding shares of Series B Preferred Stock may, at any time, have the Company redeem all then outstanding shares of Series B Preferred Stock at the original purchase price plus declared but unpaid dividends, if any.


     The Series B Preferred Stock is senior to the Series A Preferred Stock, which in turn is senior to the Common Stock with respect to payment of dividends, if any, and liquidation preference. Series B and Series A Preferred Stockholders are entitled to voting rights equal to the number of shares of Common Stock into which the preferred stock is convertible. The Series B and A holders have additional voting rights regarding matters that affect their respective series of preferred stock. Series B Preferred Stockholders have certain additional voting rights.


     The Company incurred fees and expenses of $1,981,186 relating to the placement of the Series B Preferred Stock and also issued a five year warrant on to the placement agent to purchase 325,253 shares of common stock at an exercise price of $4.15 per share until June 7, 2004. The Company calculated the value of such warrant to be $687,000 using the Black-Scholes valuation method using the following assumptions: no dividend yield, a volatility factor of 50%, risk free interest rate of 6.0% and reduced additional paid-in capital by such amount.


10.  STOCKHOLDERS' EQUITY (DEFICIENCY)


     In January 1999, the Company was reincorporated in the state of Delaware. Pursuant to that reorganization, common stockholders of Interactive received one share of common stock of the Company with a par value of $0.01 per share in exchange for each common share of Interactive with a par value of $0.0001 per share. In addition, each preferred stockholder of Interactive received 2.7 shares of the Company's common stock in exchange for each share of Interactive preferred stock owned. Shares of common treasury stock and shares of preferred treasury stock of Interactive common were replaced by shares of common treasury stock of the Company at exchange rates of one for one and 2.7 for one, respectively.


     PREFERRED STOCK -- The Company is authorized to issue up to 5,000,000 shares of preferred stock.

                              SCREAMINGMEDIA INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND MARCH 31, 1999 (UNAUDITED) AND
                                2000 (UNAUDITED)

10.  STOCKHOLDERS' EQUITY (DEFICIENCY) -- (CONTINUED)
     In March 1999, the Company issued 1,527,085 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock") through a private placement, in consideration of gross proceeds to the Company of $5,500,000.


     Each share of Series A Preferred Stock is convertible at any time at the election of the preferred stockholders into 2.7 shares of common stock, subject to the provisions set forth in the Company's Certificate of Incorporation. The preferred stockholders are entitled to voting rights equal to the number of shares of common stock into which the Series A Preferred Stock is convertible. The Series A Preferred Stock will automatically be convertible into common stock upon the effectiveness of the filing by the Company of a registration statement with Securities and Exchange Commission in connection with the Company's initial public offering.



     TREASURY STOCK -- At December 31, 1998 and 1999, common treasury stock was comprised of 539,682 and 1,565,079 shares of common stock with a cost basis of $6,659 and $19,311, respectively. At December 31, 1998 preferred treasury stock consisted of 380,000 shares of preferred stock with a cost basis of $12,652. In January 1999, pursuant to the reorganization of the Company, all of the shares of preferred stock held in treasury were converted to 1,025,397 shares of common stock held in treasury. There are no preferred shares of treasury stock at December 31, 1999. During October 1998, the Company issued 539,683 shares of common stock from shares held in treasury stock to two directors and recorded compensation expense of $350,000 in connection with such grants. Such compensation expense equaled the fair value of the stock at the time of grant.



     WARRANTS -- In June 1999, in connection with legal services provided, the Company issued a warrant to purchase up to 19,275 shares of Common Stock at an exercise price of $2.60 per share. The warrant was valued at $50,000, using the Black-Scholes options pricing model with the following assumptions: no dividend yield, a volatility factor of 50%, risk free interest rate of 6.0%, and an expected life of 5 years. The warrant may be exercised at any time prior to June 10, 2004. The exercise price and the number and type of securities for which the warrant is exercisable are subject to adjustment in the event the Company issues any stock dividends, combines or splits its Common Stock or issues rights to acquire Common Stock under certain circumstances.



     In June 1999, in connection with architectural services provided, the Company issued a warrant to purchase up to 19,275 shares of Common Stock at an exercise price of $2.60 per share. The warrant was valued at $50,000, which was the invoiced amount of the services provided. The warrant may be exercised at any time prior to June 15, 2004. The exercise price and the number and type of securities for which the warrant is exercisable are subject to adjustment in the event the Company issues any stock dividends, combines or splits its Common Stock or issues rights to acquire Common Stock under certain circumstances.



     On February 4, 2000, the Company entered into an agreement with another tenant with contiguous space in the building to sublease the space with consent of the landlord. The lease expires on January 31, 2009, and results in additional straight line rent expense of $513,000 per year. The Company issued a warrant to the tenant allowing the tenant the right to purchase 67,460 shares of the Company's common stock at an exercise price of $4.15 per share. This warrant may be exercised at any time and expires on February 4, 2005.



     In addition, the tenant may require the Company to buy back the warrant at $10.67 per share. The fair market value of the common stock at the issuance date of the warrant is $14.82 per share. The value of the warrant has been determined to be $740,000; such value was derived by using the Black-Scholes option model. The value of the warrant will be amortized ratably over the life of the additional space.

                              SCREAMINGMEDIA INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND MARCH 31, 1999 (UNAUDITED) AND
                                2000 (UNAUDITED)

10.  STOCKHOLDERS' EQUITY (DEFICIENCY) -- (CONTINUED)

     On March 9, 2000, the tenant exercised the warrant and received 67,460 shares of common stock for which the Company received $280,000.



     In the first quarter of 2000, the Company established the Employee Stock Purchase (the "Plan") for the benefit of employees of the Company. The Plan is intended to provide the employees an opportunity to purchase common shares, par value $.01 per share. The maximum number of shares reserved under the Plan is 357,143 shares, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2001 equal to the lesser of (i) 158,730 shares, (ii) 0.5% of the shares outstanding on such date or (iii) a lesser amount determined by the Plan committee. As of March 31, 2000 no shares have been issued under the Plan.


11.  STOCK OPTION PLAN


     The Company has established the 1999 Stock Option Plan (the "Plan") to provide for the granting of nonqualified stock options and incentive stock options to employees, directors and advisors to reward them for service to the Company and to provide incentives for future service and enhancement of shareholder value. As amended in April 1999, the Plan authorized the issuance of stock options covering up to 6,746,032 shares of Common Stock. The options vest in accordance with the terms of the agreements entered into by the Company and the grantee of the options which range from immediate vesting to vesting ratably over a four year period. A total of 5,155,776 options have been granted under this plan at December 31, 1999. The weighted-average grant-date fair value of the 5,155,776 stock options granted during 1999 was $3.58 per share. Of this amount, 4,878,449 options having a weighted-average grant-date fair value of $3.75 were granted at exercise prices below fair value of the Company's common stock at the time of issuance. The remaining 277,343 options having a weighted-average grant-date fair value of $0.45 were granted at exercise prices in excess of the fair value of the Company's common stock at the time of issuance.



     In the first quarter of 2000, the Company established the 2000 Equity Incentive Plan (the "Plan") to provide for the granting of options (including Incentive Stock Options), Restricted Stock, Phantom Stock, Stock Bonuses and other stock-based Awards to promote the long-term growth and profitability of the Company. The Plan is intended to provide key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company and attract, retain and reward employees. The maximum number of shares of the Common Stock reserved for issuance under the Plan is 3,174,603 shares. As of March 31, 2000 no shares have been issued under the Plan.



     During the three months ended March 31, 2000 (Unaudited), options to purchase 1,238,770 shares of common stock were granted. The weighted-average grant date fair value of the 1,238,770 shares granted was $15.12 per share. All of these options granted during the three months ended March 31, 2000 had exercise prices below fair value of the Company's stock at the time of issuance.


     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options.

                              SCREAMINGMEDIA INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND MARCH 31, 1999 (UNAUDITED) AND
                                2000 (UNAUDITED)

11.  STOCK OPTION PLAN -- (CONTINUED)
     Transactions involving the incentive stock options granted are summarized as follows:


                                                                        WEIGHTED
                                                           NUMBER OF    AVERAGE
                                                            OPTIONS     EXERCISE
                                                          (IN SHARES)    PRICE
                                                          -----------   --------
Outstanding, January 1, 1999............................          --     $  --
Granted.................................................   5,155,776     $1.63
Exercised...............................................          --     $  --
Forfeited...............................................    (247,865)    $0.62
                                                           ---------     -----
Outstanding, December 31, 1999..........................   4,907,911     $1.68
Granted.................................................   1,238,770     $2.95
Exercised...............................................     (76,978)    $1.63
Forfeited...............................................    (641,210)    $1.42
                                                           ---------     -----
Outstanding, March 31, 2000 (Unaudited).................   5,428,493     $1.99
                                                           =========     =====



     There were 1,177,900 and 1,362,896 options exercisable at December 31, 1999, and March 31, 2000, respectively.


     The following information is as of December 31, 1999:


                                                           WEIGHTED
                                                            AVERAGE
                                                           REMAINING    WEIGHTED                 WEIGHTED
                                              NUMBER      CONTRACTUAL   AVERAGE      NUMBER      AVERAGE
RANGE OF                                    OUTSTANDING      LIFE       EXERCISE   EXERCISABLE   EXERCISE
EXERCISE PRICES                             (IN SHARES)   (IN YEARS)     PRICE     (IN SHARES)    PRICE
---------------                             -----------   -----------   --------   -----------   --------
$0.37.....................................     439,841       3.25        $0.37       140,129      $0.37
$1.34.....................................   2,669,867       3.25        $1.34       713,441      $1.34
$2.41-$2.60...............................   1,765,822       3.25        $2.47       324,330      $2.41
$4.08-$4.15...............................      32,381       3.25        $4.15            --      $  --


     The following information is as of March 31, 2000 (Unaudited):


                                                           WEIGHTED
                                                            AVERAGE
                                                           REMAINING    WEIGHTED                 WEIGHTED
                                              NUMBER      CONTRACTUAL   AVERAGE      NUMBER      AVERAGE
RANGE OF                                    OUTSTANDING      LIFE       EXERCISE   EXERCISABLE   EXERCISE
EXERCISE PRICE                              (IN SHARES)   (IN YEARS)     PRICE     (IN SHARES)    PRICE
--------------                              -----------   -----------   --------   -----------   --------
$0.37.....................................     439,841       3.25        $0.37       178,471      $0.37
$1.34.....................................   2,006,505       3.25        $1.34       789,783      $1.34
$2.41-$2.60...............................   2,811,813       3.25        $2.52       394,643      $2.41
$4.08-$4.15...............................      32,381       3.25        $4.15            --      $  --
$5.67-$5.75...............................     137,952       3.25        $5.75            --      $  --


     SFAS No. 123, "Accounting for Stock-Based Compensation," provides for a fair value based method of accounting for employee options and options granted to non-employees and measures compensation expense using an option valuation model that takes into account, as of the grant date, the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock, and the risk-free interest rate for the expected term of the options.

                              SCREAMINGMEDIA INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND MARCH 31, 1999 (UNAUDITED) AND
                                2000 (UNAUDITED)

11.  STOCK OPTION PLAN -- (CONTINUED)
     In connection with the issuance of options to certain employees and directors at prices below fair market value, the Company had recorded deferred compensation of $10,379,049 and $19,412,804 as of December 31, 1999 and March 31, 2000 (Unaudited), respectively, net of recognized compensation expense of $6,062,298, $0 and $4,601,188 for the year ended December 31, 1999 and for the three months ended March 31, 1999 (Unaudited) and 2000 (Unaudited), respectively, representing the unamortized difference between the exercise price and the estimated fair market value of the Company's common stock at such date. Such amount is included as a reduction of stockholders' equity (deficiency) and is being amortized by charges to operations over the vesting period.

     Pro forma disclosure as if the Company had adopted the cost recognition requirement under SFAS 123 is presented below for the year ended December 31, 1999 and three months ended March 31, 2000.


                                                                   MARCH 31, 2000
                                         DECEMBER 31, 1999          (UNAUDITED)
                                         -----------------   --------------------------
Net loss -- as reported................    $(13,165,739)            $(10,907,972)
Net loss -- pro forma..................    $(13,909,885)            $(11,031,764)
Net loss per common share -- as
  reported.............................    $      (1.07)            $      (0.87)
Net loss per common share -- pro
  forma................................    $      (1.13)            $      (0.88)


     The fair value of options granted under the Plan for the year ended December 31, 1999 and the three months ended March 31, 2000, in complying with SFAS No. 123, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used: no dividend yield, a volatility factor of 50%, risk-free interest rate of 6.0% and expected lives of 3.25 years.

12.  SUBSEQUENT EVENTS


     On June 22, 2000, the Company repurchased 67,460 shares of common stock for $1,000,000 in accordance with the terms of a warrant agreement. These repurchased shares have been recorded as Treasury Stock in the Company's financial statements.



     On April 11, 2000, the Company effected a 1.7-for-one stock split. Additionally, on July __, 2000, the Board of Directors of the Company and the Company's stockholders approved a one for 1.26 reverse stock split. As a result of such stock splits, one share of Series A Preferred Stock or Series B Preferred Stock is now convertible into 2.7 shares of common stock. The Company's financial statements have been retroactively adjusted to show the effect of these stock splits for all periods presented.


                                     ******

                             [SCREAMING MEDIA LOGO]

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by the Company. All amounts are estimates, other than the registration fee and the NASD fee.


Registration fee............................................  $   19,800
NASD fee....................................................       8,000
Nasdaq National Market application and listing fee..........      95,000
Accounting fees and expenses................................     550,000
Legal fees and expenses.....................................     850,000
Printing and engraving......................................     600,000
Transfer Agent fees and expenses............................       3,500
Miscellaneous expenses......................................     373,700
                                                              ----------
          Total.............................................  $2,500,000
                                                              ==========


---------------

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102 of the Delaware General Corporation Law ("DGCL") as amended allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of ScreamingMedia) by reason of the fact that the person is or was a director, officer, agent or employee of the ScreamingMedia or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of ScreamingMedia, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the ScreamingMedia as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to ScreamingMedia, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to ScreamingMedia or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     These provisions are permitted under Delaware law.

     Our Amended and Restated Bylaws provide that:

     - we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

     - we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our Board of Directors; and

     - we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

     The indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restate Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since its inception, we have issued and sold the following securities:


     On October 20, 1998, our predecessor The Interactive Connection, Inc., issued a convertible promissory note to Jay Chiat, in the amount of $250,000, due on October 19, 2001. This note was converted in April 1999 for 201,496 shares of Common Stock.



     On January 28, 1999, we issued a total of 2,799,603 shares of Common Stock to common stockholders of Interactive, who received one share of Common Stock of the Company in exchange for each Common Share of Interactive. In addition, each Preferred Stockholder of The Interactive Connection, Inc. received two shares of the Company's Common Stock in exchange for each share of Interactive's Preferred Stock owned. We also issued 101,190 shares of common stock to Brian Cavanaugh in exchange for services rendered to the Company and 269,841 shares each of common stock to Ken Lerer and Peter Leitner. These transactions are exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.



     On February 15, 1999, we issued convertible promissory notes to James D. Robinson, Linda Robinson, Ken Lerer and Kevin C. Clark for a total amount of $250,000, due on December 10, 2001. All notes were converted in April 1999 for a total of 201,496 shares of Common Stock and are exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.



     On March 9, 1999, we issued a convertible promissory note to Brian Cavanaugh, in the amount of $50,000, due on December 10, 2001. This note was converted in April 1999 for 40,301 shares of Common Stock and is exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.


     On March 18, 1999, we issued and sold 1,107,366 shares of Series A Preferred Stock for gross proceeds of $4.0 million to accredited investors, exempt from the registration requirements of the Securities Act pursuant to Regulation D.

     In April 1999, we issued and sold an additional 419,719 shares of Series A Preferred Stock to accredited investors for gross proceeds of $1.5 million exempt from the registration requirements of the Securities Act pursuant to Regulation D.


     In April 1999, we granted Danny Hills, Peter Adams, George Russell and George Cain, members of our advisory board, options to purchase an aggregate of 74,962 shares of Common Stock at $1.34 per share, exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 701.



     In July 1999, we granted Brian Cavanaugh, Steve Tempini and Chris O'Brien, members of our advisory board, options to purchase an aggregate 56,221 shares of common stock at $1.34 per share, exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and Rule 701.



     In July 1999, we granted Wm. Brian Little, a director of the Company, a five-year option to purchase 37,479 shares of Common Stock at $1.34 per share. All options granted to directors and advisors were fully vested upon grant and are exempt from the registration requirements of the Securities Act pursuant to Rule 701.



     In August 1999, we issued 4,048 shares of common stock to Elena Salij in consideration for consultancy services, exempt from the registration requirements of the Securities Act pursuant to Rule 701.


     On October 6, 1999, we issued and sold 2,678,572 shares of our Series B Convertible Preferred Stock at a price of $11.20 per share with Deutshe Bank Securities Inc. serving as our exclusive placement agent to a group of institutional accredited investors and a limited number of individuals, exempt from the registration requirements pursuant to Section 4(2) and Regulation D.


     On December 27, 1999, we granted a non-qualified stock option to Wm. Brian Little to purchase 20,759 shares of Common Stock at an exercise price of $2.41 per share, exempt from the registration requirements of the Securities Act pursuant to Rule 701.



     In addition, as of June 30, 2000, the Company has granted options to purchase a total of 5,701,230 shares of Common Stock to employees, including certain senior managers, at a weighted average exercise price of approximately $2.29 per share, exempt from the registration requirements of the Securities Act pursuant to Rule 701.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

a. Exhibits


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
1        Form of Underwriting Agreement.*
3.1      Amended and Restated Certificate of Incorporation of the
         Company.+
3.2      Form of Amended and Restated By-laws of the Company.+
4.1      Form of ScreamingMedia's stock certificate.+
4.2      Form of ScreamingMedia's Rights Plan.+
5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.+
10.1     Master Lease Agreement No. 13330 dated July 16, 1999 by and among the Registrant and Data General Corporation.+
10.2     Master Agreement No. 2430 dated December 9, 1999 by and
         among the Registrant and Cisco Systems Capital Corporation.+
10.3     Master Lease Agreement No. 7345913 dated May 25, 1999 by and among the Registrant and Dell Financial Services L.P.+
10.4.1   Agreement of Lease dated March 31, 1999, by and among the
         Registrant and 601 West Associates LLC.+

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.4.2   First Lease Modification Agreement dated June 18, 1999 by
         and among the Registrant and 601 West Associates LLC.+
10.5     Sublease Agreement dated February 4, 2000 by and among the
         Registrant and Tomar Studio, Inc.+
10.6     Warrant Agreement dated June 7, 1999, by and among the
         Registrant and Deutsche Bank Securities Inc.+
10.7     Warrant Agreement dated June 10, 1999, by and among the
         Registrant and Carter, Ledyard, Milburn, LLP.+
10.8     Warrant Agreement dated February 4, 2000 by and among the
         Registrant and Tomar Associates, Inc.+
10.9     Letter Employment Agreement dated June 7, 1999 between the
         Registrant and Marianne Howatson.+
10.10    Employment Agreement dated November 8, 1999, between the
         Registrant and Kevin C. Clark.+
10.11    Series A Preferred Stock Purchase Agreement dated as of June
         8, 1999 by and among the Registrant, the investors named
         therein and i-Recall, Inc.+
10.12    Preferred Stock Purchase Agreement of Series A Preferred
         Stock dated as of May 14, 1999 by and among the Registrant and SoftCom, Inc.+
10.13    1999 Stock Option Plan.+
10.14    Form of 2000 Equity Incentive Plan.+
10.15    Form of ScreamingMedia Management Incentive Plan.+
10.16    Agreement dated April 1999, by and among the Registrant and
         Robinson, Lerer & Montgomery.+
10.17    Warrant Agreement dated June 15, 1999 by and among the
         Registrant and Hut Sachs Studio.+
10.18    Form of Employee Stock Purchase Plan.+
10.19    Common Stock Purchase Agreement dated April 6, 2000 between the Registrant and Spyglass, Inc.+
10.20.1  Agreement dated January 28, 2000 by and among the
         Registrant, Tomar Studios, Inc. and Jay Chiat.
10.20.2  Amendment No. 1 to Agreement by and among the Registrant,
         Tomar Studios, Inc. and Jay Chiat dated February 4, 2000.
10.20.3  Guaranty of Jay Chiat dated February 4, 2000.
10.21    Master Lease Agreement dated March 2, 2000 between the
         Registrant and Jacom Computer Services, Inc.
10.22    Lease Agreement dated February 17, 2000 between the
         Registrant and Working Capital Technologies of America.
16       Letter regarding change in certifying accountant.+
23.1     Consent of Deloitte & Touche LLP.
23.2     Consent of David Tarlow & Co., C.P.A., P.C.
23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 5.1).+
24       Power of Attorney.+
24.1     Power of Attorney of Robert B. Peck.
27.1     Financial Data Schedule.+
99.1     Consent of thehealthchannel.com.+
99.2     Consent of The Black World Today.+
99.3     Consent of Sun Microsystems, Inc.+

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
99.4     Consent of EVOTE.COM.+
99.5     Consent of InteliHealth.+
99.6     Consent of IDC.+
99.7     Consent of United Media relating to the logo of Scripps
         Howard News Service.+
99.8     Consent of Christian Science Monitor.+
99.9     Consent of New York Times Syndicate.+
99.10    Consent of USA Today.com.+
99.11    Consent of Knight Ridder/Tribune.+
99.12    Consent of Brill Editorial Services, Inc.+
99.13    Consent of Red Herring Communications, Inc.+
99.14    Consent of Marks & Frederick Associates LLC as agent for
         Deutsche Presse-Agentur GmbH.+
99.15    Consent of Imagine Media, Inc.+


---------------
* To be filed by amendment.

+ Previously filed.

b. Financial Statement Schedules

     None.

ITEM 17. UNDERTAKINGS.

     The undersigned registrants hereby undertake to provide to the underwriters at the closing certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the provisions described in Item 14, or otherwise, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrants against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrants hereby undertake that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or
     (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 10, 2000.


                                         SCREAMINGMEDIA INC.

                                          By:                  *
                                            ------------------------------------
                                              Name: Kevin C. Clark
                                              Title: Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


              SIGNATURE                                    TITLE                            DATE
              ---------                                    -----                            ----
                  *                                Chairman of the Board                July 10,
------------------------------------                                                    2000
              Jay Chiat

                  *                        President Chief Operating Officer and        July 10,
------------------------------------                     Director                       2000
           Alan S. Ellman

                  *                        Chief Executive Officer and Director         July 10,
------------------------------------                                                    2000
           Kevin C. Clark

                  *                               Chief Financial Officer               July 10,
------------------------------------                                                    2000
          David M. Obstler

                  *                            Principal Accounting Officer             July 10,
------------------------------------                                                    2000
           Robert B. Peck

                  *                       General Counsel, Secretary and Director       July 10,
------------------------------------                                                    2000
          William P. Kelly

                  *                                      Director                       July 10,
------------------------------------                                                    2000
        James D. Robinson III

                  *                                      Director                       July 10,
------------------------------------                                                    2000
          Wm. Brian Little

                  *                                      Director                       July 10,
------------------------------------                                                    2000
          Kenneth B. Lerer

                  *                                      Director                       July 10,
------------------------------------                                                    2000
         Patrick J. McNeela

      *By: /s/ WILLIAM P. KELLY
   ------------------------------
          Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
1        Form of Underwriting Agreement.*
3.1      Amended and Restated Certificate of Incorporation of the
         Company.+
3.2      Form of Amended and Restated By-laws of the Company.+
4.1      Form of ScreamingMedia's stock certificate.+
4.2      Form of ScreamingMedia's Rights Plan.+
5.1      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.+
10.1     Master Lease Agreement No. 13330 dated July 16, 1999 by and among the Registrant and Data General Corporation.+
10.2     Master Agreement No. 2430 dated December 9, 1999 by and
         among the Registrant and Cisco Systems Capital Corporation.+
10.3     Master Lease Agreement No. 7345913 dated May 25, 1999 by and among the Registrant and Dell Financial Services, L.P.+
10.4.1   Agreement of Lease dated March 31, 1999, by and among the
         Registrant and 601 West Associates LLC.+
10.4.2   First Lease Modification Agreement dated June 18, 1999 by
         and among the Registrant and 601 West Associates LLC.+
10.5     Sublease Agreement dated February 4, 2000 by and among the
         Registrant and Tomar Studios, Inc.+
10.6     Warrant Agreement dated June 7, 1999, by and among the
         Registrant and Deutsche Bank Securities Inc.+
10.7     Warrant Agreement dated June 10, 1999, by and among the
         Registrant and Carter, Ledyard, Milburn, LLP.+
10.8     Warrant Agreement dated February 4, 2000 by and among the
         Registrant and Tomar Studios, Inc.+
10.9     Letter Employment Agreement date June 7, 1999 between the
         Registrant and Marianne Howatson.+
10.10    Employment Agreement dated November 8, 1999, 2000 between
         the Registrant and Kevin C. Clark.+
10.11    Series A Preferred Stock Purchase Agreement dated as of June
         8, 1999 by and among the Registrant, the investors named
         therein and i-Recall, Inc.+
10.12    Preferred Stock Purchase Agreement of Series A Preferred
         Stock dated as of May 14, 1999 by and among the Registrant and SoftCom, Inc.+
10.13    1999 Stock Option Plan.+
10.14    Form of 2000 Equity Incentive Plan.+
10.15    Form of ScreamingMedia Management Incentive Plan.+
10.16    Agreement dated April 1999, by and among the Registrant and
         Robinson, Lerer & Montgomery.+
10.17    Warrant Agreement dated June 15, 1999, by and among the
         Registrant and Hut Sachs Studio.+
10.18    Form of Employee Stock Purchase Plan.+
10.19    Common Stock Purchase Agreement dated April 6, 2000 between the Registrant and Spyglass, Inc.+
10.20.1  Agreement dated January 29, 2000 by and among the
         Registrant, Tomar Studios, Inc. and Jay Chiat.
10.20.2  Amendment No. 1 to Agreement by and among the Registrant,
         Tomar Studios, Inc. and Jay Chiat dated February 4, 2000.
10.20.3  Guaranty of Jay Chiat dated February 4, 2000.

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.21    Master Lease Agreement dated March 2, 2000 between the
         Registrant and Jacom Computer Services, Inc.
10.22    Lease Agreement dated February 17, 2000 between the
         Registrant and Working Capital Technologies of America.
16       Letter regarding change in certifying accountant.+
23.1     Consent of Deloitte & Touche LLP.
23.2     Consent of David Tarlow & Co., C.P.A., P.C.
23.3     Consent of Skadden, Arps, Slate, Meagher & Flom LLP
         (included in Exhibit 5.1).+
24       Power of Attorney.+
24.1     Power of Attorney of Robert B. Peck.
27.1     Financial Data Schedule.+
99.1     Consent of thehealthchannel.com.+
99.2     Consent of The Black World Today.+
99.3     Consent of Sun Microsystems, Inc.+
99.4     Consent of EVOTE.COM.+
99.5     Consent of InteliHealth.+
99.6     Consent of IDC.+
99.7     Consent of United Media relating to the logo of Scripps
         Howard News Service.+
99.8     Consent of Christian Science Monitor.+
99.9     Consent of New York Times Syndicate.+
99.10    Consent of USA Today.com.+
99.11    Consent of Knight Ridder/Tribune.+
99.12    Consent of Brill Editorial Services, Inc.+
99.13    Consent of Red Herring Communications, Inc.+
99.14    Consent of Marks & Frederick Associates LLC as agent for
         Deutsche Presse-Agentur GmbH.+
99.15    Consent of Imagine Media, Inc.+


---------------
* To be filed by amendment.

+ Previously filed.